    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        TOWN SPORTS INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)

            NEW YORK                            7991                           13-2749906
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                            ------------------------
                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10106
                                 (212) 246-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
                                MR. RICHARD PYLE
                            CHIEF FINANCIAL OFFICER
                        TOWN SPORTS INTERNATIONAL, INC.
                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10106
                                 (212) 246-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

              JOSHUA N. KORFF, ESQ.                             WILLIAM M. HARTNETT, ESQ.
                 KIRKLAND & ELLIS                                CAHILL GORDON & REINDEL
               153 EAST 53RD STREET                                   80 PINE STREET
             NEW YORK, NEW YORK 10022                            NEW YORK, NEW YORK 10005
                  (212) 446-4800                                      (212) 701-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED MAXIMUM       AMOUNT OF
                   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                     OFFERING PRICE (1)     REGISTRATION
Common Stock, par value $0.001 per share................................................     $57,500,000          $16,962.50

(1) Estimated solely for the purpose of calculating the registration fee pursuant to paragraph (a) of Rule 457 of the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION

                                                                          , 1998

                                        SHARES

        [LOGO]                  [LOGO]                  [LOGO]                  [LOGO]

                           Town Sports International

                                  COMMON STOCK
                               ------------------

    All of the shares of common stock, par value $0.001 per share ("Common Stock") offered hereby (the "Offering") are being sold by Town Sports International, Inc. (collectively with its subsidiaries, "Town Sports" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public
offering price will be between $      and $      per share. See "Underwriting"
for a discussion of the factors to be considered in determining the initial public offering price.

    Concurrently with the consummation of the Offering, certain affiliates (the "Purchasing Affiliates") of the Company will purchase directly from the Company, at a price per share equal to the initial public offering price, less
underwriting discounts and commissions,      shares of Common Stock, for an
aggregate purchase price of $     (the "Affiliate Stock Purchase"). The
Underwriters will not participate in, or receive any underwriting discounts or commissions on, the sale of Common Stock to Purchasing Affiliates in the Affiliate Stock Purchase. This Prospectus relates to the offer and sale of shares of Common Stock pursuant to the Offering and the Affiliate Stock Purchase.

    At the request of the Company, the Underwriters have reserved for sale, at the initial offering price, up to 5.0% of the shares offered hereby for directors, officers, employees, business associates, and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

    The Company intends to apply for listing of the Common Stock for trading on the Nasdaq National Market under the symbol "TOWN."
                            ------------------------

     THE OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING
                                   ON PAGE 7.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                       PRICE            UNDERWRITING          PROCEEDS
                                                                         TO            DISCOUNTS AND             TO
                                                                       PUBLIC          COMMISSIONS(1)        COMPANY(2)
Per Share......................................................          $                   $                   $
Total(3).......................................................          $                   $                   $

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses estimated at $         , payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up
    to           additional shares of Common Stock solely to cover
    over-allotments, if any, and the Selling Stockholder has granted to the
    Underwriters a 30-day option to purchase up to           additional shares
    of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the shares at the Price to Public shown above. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholder will be $         , $         , $         ,
    and $         , respectively. See "Underwriting."

    The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered and accepted by them, and subject to their right to reject orders in whole or in part. It is expected that delivery of certificates for such shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated in Baltimore, Maryland on or about
        , 1998.
                            ------------------------

BT ALEX. BROWN                                          BEAR, STEARNS & CO. INC.

                 THE DATE OF THIS PROSPECTUS IS          , 1998

                              [Inside Front Cover]

THE UNDERWRITERS AND CERTAIN OTHER PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES TO FISCAL 1994, 1995, 1996, 1997 AND 1998 OF THE COMPANY REFER TO THE FISCAL YEAR ENDING ON MAY 31ST OF SUCH YEAR. FOLLOWING THE CONSUMMATION OF THE OFFERING, THE COMPANY INTENDS TO CHANGE ITS FISCAL YEAR END. AS A RESULT, THE COMPANY WILL HAVE A SHORT FISCAL YEAR END FOR THE SEVEN MONTHS ENDED DECEMBER 31, 1998. REFERENCES TO FISCAL 1999 AND BEYOND OF THE COMPANY REFER TO THE FISCAL YEAR ENDING DECEMBER 31ST OF SUCH YEAR. AS USED HEREIN, "TOWN SPORTS" AND THE "COMPANY" REFER TO TOWN SPORTS INTERNATIONAL, INC. AND ITS SUBSIDIARIES. UNLESS OTHERWISE INDICATED, THE INFORMATION SET FORTH IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    Town Sports International, Inc. ("Town Sports" or the "Company") is one of the two leading owners and operators of fitness clubs in the Northeast and Mid-Atlantic regions of the United States. As of August 12, 1998, the Company operated 64 clubs that collectively served over 175,000 members. The Company develops clusters of clubs to serve densely populated major metropolitan regions in which a high percentage of the population commutes to work. The Company services such populations by clustering clubs near the highest concentrations of its target customers' areas of both employment and residence. The Company's target customer is college-educated, typically between the ages of 20 and 44 and earns an annual income in excess of $50,000.

    The Company's goal is to develop the premier health club network in each of the major metropolitan regions it enters. Management believes that clustering clubs allows the Company to achieve strategic operating advantages that enhance its ability to achieve this goal. When entering new regions, the Company develops its clusters by initially opening or acquiring clubs located in the more central urban markets of the region and then branching out from these urban centers to suburbs and ancillary communities. Capitalizing on this clustering of clubs, in fiscal 1998, approximately half of the Company's members participated in a membership plan that allows unlimited access to all of the Company's clubs for a higher membership fee.

    The Company has executed this strategy successfully in the New York region through the network of clubs it operates under its New York Sports Club ("NYSC") brand name. The Company is the largest fitness club operator in Manhattan with 23 locations and operates a total of 52 clubs under the NYSC name within a defined radius of New York City. The Company is in the process of more fully developing clusters within a smaller radius surrounding Washington, DC under its Washington Sports Club ("WSC") brand name and has begun establishing similar clusters surrounding Boston and Philadelphia under its Boston Sports Club ("BSC") and Philadelphia Sports Club ("PSC") brand names, respectively. The Company employs localized brand names for its clubs to create an image and atmosphere consistent with the local community and to foster recognition as a local network of quality fitness clubs rather than a national chain.

    The Company has experienced significant growth over the past several years through a combination of (i) acquiring existing, privately owned, single and multi-club businesses, and (ii) developing and opening "greenfield" club locations. From May 31, 1993 to August 12, 1998, the Company acquired 32 existing clubs, opened 14 greenfield clubs, sold one club and closed one club at the expiration of its lease to increase its total clubs under operation from 20 to 64. The Company plans to acquire or open at least 25 clubs prior to December 31, 1999. The Company has achieved revenue growth over the past five fiscal years at a compound annual rate of approximately 34.9% from $24.9 million in fiscal 1994 to $82.4 million in fiscal 1998. This growth has been driven not only by the addition of acquired and greenfield clubs, but also through comparable club revenue growth, which has ranged from 10.9% to 27.3% for the past five fiscal years and was 26.2% in fiscal 1998. Comparable club revenue growth has enabled the Company to increase revenue per weighted average club in each of the past five fiscal years. Revenue per weighted average club has risen from $1.8 million in fiscal 1994 to $2.3 million in fiscal 1998. Based on the Company's historical experience, a new club tends to achieve significant increases in revenues during its first three years of operation as it reaches maturity. Because clubs experience little incremental cost associated with such revenue increases, the Company realizes a greater proportionate increase in profitability. This operating leverage has allowed it to achieve EBITDA growth over the past five years at a compound annual rate of approximately 44.8% from $3.6 million in fiscal 1994 to $15.9 million in fiscal 1998. The Company's rate of EBITDA growth from fiscal 1997 to fiscal 1998 accelerated to 89.6%. The Company reported net income of $277,000 in fiscal 1998 versus a net loss of $936,000 in fiscal 1997.

    Management seeks to provide a broad array of high quality exercise programs and equipment that is both popular and effective, while reinforcing the quality exercise experience the Company strives to make available to its customers. While the Company does not generally build locations with amenities such as swimming pools or racquet and basketball courts, the Company does strive to establish at least one flagship club that has such amenities in each of its markets. Management believes that it is generally more economical to acquire clubs with such amenities than to develop them as greenfield clubs.

    Management engages in a detailed site analysis and selection process based upon information provided by the Company's proprietary development software to identify potential target areas for additional clubs based upon population demographics, traffic and commuting patterns, availability of sites and competitive market information. In addition to the Company's existing 64 clubs under operation and the 12 sites for which the Company has entered into lease commitments, management has identified approximately 125 target areas in which it plans to add clubs under the brand names NYSC, WSC, BSC or PSC. Management estimates that it will identify approximately 50 additional target areas in which to add clubs under these brand names. Once the Company begins to approach saturation of these regions, management will explore expansion opportunities in contiguous regions along the East Coast and the Mid-Atlantic. Since its inception, the Company has never closed a club prior to the expiration of a lease and has closed only one club at the expiration of a lease.

    The Company possesses an experienced management team, the top five executives of which have been working together at the Company since 1990. Management believes that it has the depth, experience and motivation to manage the Company's internal and external growth, and that the Company has put in place the infrastructure and systems to manage effectively the Company's planned expansion for the next three years. Management believes that the presence of such infrastructure will enable the Company over time to leverage certain fixed cost aspects of overhead to realize increased EBITDA margins as the Company continues to expand its club base. This operating leverage has already helped the Company to more than double its EBITDA margin to approximately 19.3% in fiscal 1998 compared to approximately 9.7% in fiscal 1997. In the aggregate, management owns Common Stock or options to purchase Common Stock which will
represent approximately    % of the Company's diluted shares upon the
consummation of the Offering and the Affiliate Stock Purchase.

    The fitness club industry is a highly fragmented, growing industry. According to published industry sources, total fitness club industry revenues increased at a compound annual rate of approximately 8.6% from $5.5 billion in 1991 to $9.0 billion in 1997. Over that same period of time, fitness club memberships have increased at a compound annual rate of 5.1% from 16.7 million to 22.5 million, despite the fact that the number of fitness clubs has remained relatively stable. In 1997, approximately 13,800 fitness clubs were in operation. The ten largest club operators accounted for less than 8.0% of those clubs and approximately 17.2% of total industry revenues. In addition, approximately 65.0% of these clubs are operated by single club operators. Based upon this data, management believes that considerable consolidation will occur in the industry and the Company expects to play a significant role, on a regional basis, in this consolidation.

    The Company's clustering of clubs in major metropolitan regions has enabled the Company to develop four strategic operating advantages. First, the Company has developed a fully-automated, centrally controlled system which provides a streamlined enrollment process through which the Company sells its simplified membership plans. This streamlined process has resulted in approximately 90% of members paying monthly dues through electronic funds transfer ("EFT") in fiscal 1998. Substantially all other members prepay annual dues in full. Second, management believes the Company has developed a distinct brand image in the markets it serves as a local network of fitness clubs that consistently provides a quality experience across all clubs. Third, the Company has a policy of providing a high degree of customer service. Management believes that it can attract and retain quality full-time program instructors and professional fitness trainers as a result of the Company's ability to offer benefits to these full-time employees. Fourth, the Company has developed proprietary information systems which, in conjunction with its other systems, assist the Company in tracking sales, leads and membership statistics, developing targeted marketing programs and identifying new markets for club locations.

    In an effort to increase revenues, EBITDA and net income, the Company has developed four core growth strategies. First, the Company plans to continue to acquire single- and multi-club businesses with the flexibility to make payment in the form of the Company's common stock and/or cash. Second, the Company plans to continue to open new greenfield club locations in underserved markets and in markets where potential acquisitions are not available on acceptable terms. Third, the Company plans to continue to increase comparable club revenues by raising monthly dues on an annual basis and increasing its emphasis on providing value added services for incremental fees. Fourth, management believes that it has built the personnel and systems infrastructure to manage the Company's expansion plans over the next three years without significant incremental corporate overhead.

                              RECENT DEVELOPMENTS

    On August 6, 1998, the Company acquired from Lifestyle Fitness of Springfield, Inc. and its affiliates (collectively, "Lifestyle") substantially all of the assets associated with Lifestyle's six fitness clubs located in New Jersey in a series of related transactions (the "Lifestyle Acquisition"). In addition, the Company assumed the obligations under a lease for a seventh club to be constructed in the same market area. For the twelve months ended June 30, 1998, Lifestyle generated revenues of approximately $7.9 million. The Company plans to operate these clubs under its NYSC brand name.

                                  THE OFFERING

Common Stock offered hereby.......  shares
Common Stock to be outstanding
  after the Offering and the
  Affiliate Stock Purchase(1).....  shares
Use of Proceeds...................  To repay certain indebtedness of the Company, to open or acquire additional fitness clubs, to update management
                                    information systems and for general corporate purposes.
                                    See "Use of Proceeds."
Proposed Nasdaq National Market
  Symbol..........................  "TOWN"

------------------------

(1) Does not include shares issuable upon the exercise of outstanding options issued pursuant to the Old Option Plan and the Equity Incentive Plan (each
    as defined), at a weighted average exercise price of $         .

                              THE RECAPITALIZATION

    In December 1996, the Company consummated a recapitalization (the "Recapitalization") pursuant to which, among other things, Bruckmann, Rosser, Sherrill & Co., L.P. and certain of its employees and affiliates (collectively "BRS") and certain institutional investors acquired shares of Common Stock and series A preferred stock, representing approximately 73.0% of the Company's voting equity interests on a fully-diluted basis. In addition, certain members of the Company's management acquired shares of the Company's Common Stock and series B preferred stock, representing 27.0% of the Company's voting equity interests on a fully-diluted basis. See "The Recapitalization" and "Certain Relationships and Related Transactions--The Recapitalization."

                             THE PREFERRED EXCHANGE

    Prior to the consummation of the Offering and the Affiliate Stock Purchase, holders of the Company's preferred stock and options to purchase preferred stock intend to exchange such stock and options for shares of the Company's Common Stock and options to purchase shares of Common Stock, respectively (the "Preferred Exchange"). See "The Preferred Exchange" and "Security Ownership."

                                  RISK FACTORS

    Purchasers of shares of the Common Stock in the Offering and the Affiliate Stock Purchase should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. See "Risk Factors."

                            ------------------------

    The Company is incorporated under the laws of the State of New York. The Company's principal executive offices are located at 888 Seventh Avenue, New York, New York 10106, and its telephone number is (212) 246-6700. The Company's internet web site is located at http://www.nysc.com.

    THIS PROSPECTUS MAKES REFERENCE TO EBITDA WHICH IS DEFINED AS EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AMORTIZATION, EXTRAORDINARY CHARGES AND CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING POLICY. INVESTORS SHOULD BE AWARE THAT THE ITEMS EXCLUDED FROM EBITDA, SUCH AS DEPRECIATION AND AMORTIZATION, ARE SIGNIFICANT COMPONENTS IN AN ACCURATE ASSESSMENT OF THE COMPANY'S FINANCIAL PERFORMANCE. EBITDA IS PRESENTED BECAUSE MANAGEMENT BELIEVES IT PROVIDES USEFUL INFORMATION REGARDING THE OPERATING PERFORMANCE AND FINANCIAL CONDITION OF THE COMPANY. EBITDA SHOULD NOT BE CONSIDERED IN ISOLATION OR AS A SUBSTITUTE FOR NET INCOME, CASH FLOWS, OR OTHER CONSOLIDATED INCOME OR CASH FLOW DATA PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") OR AS A MEASURE OF THE COMPANY'S PROFITABILITY OR LIQUIDITY.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
            (IN THOUSANDS, EXCEPT PER SHARE AND CLUB OPERATING DATA)

    Set forth below are summary historical consolidated financial and other operating data of the Company for the five years ended May 31, 1998 and summary pro forma financial data for fiscal 1998. The summary historical consolidated financial statement data for fiscal 1996, 1997 and 1998 were derived from the audited Consolidated Financial Statements of the Company, which are included herein. The summary historical consolidated financial statement data for fiscal 1994 and 1995 were derived from the audited consolidated financial statements of the Company, which are not included herein. The summary pro forma data are not necessarily indicative of the actual results of operations or financial position that would have been achieved had such transactions and the Offering and the Affiliate Stock Purchase been completed on the dates specified, nor are the statements necessarily indicative of the Company's future results of operations or financial position. The information contained in this table should be read in conjunction with "Selected Historical and Pro Forma Consolidated Financial Data," "Unaudited Pro Forma Condensed Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and accompanying notes thereto appearing elsewhere in this Prospectus.

                                                                                                                ACQUISITIONS
                                                                                                                AND OFFERING
                                                                          YEAR ENDED MAY 31,                    PRO FORMA(1)
                                                         -----------------------------------------------------  -------------
                                                           1994       1995       1996       1997       1998         1998
                                                         ---------  ---------  ---------  ---------  ---------  -------------
STATEMENT OF OPERATIONS DATA:
  Revenues.............................................  $  24,890  $  33,349  $  43,755  $  56,567  $  82,350    $  94,845
  Operating expenses(2)................................     22,787     33,969     41,626     55,291     74,170       87,534
                                                         ---------  ---------  ---------  ---------  ---------  -------------
  Operating income.....................................      2,103       (620)     2,129      1,276      8,180        7,311
  Interest expense, net................................        342        654        952      2,455      5,902        6,385
  Net income (loss)....................................        937       (733)       549       (936)       277(3)        (398)(3)
  Net income (loss) attributable to common
    stockholders.......................................  $     937  $    (991) $     149  $  (2,222) $  (2,110 (3)   $    (398)(3)
PRO FORMA EARNINGS PER COMMON SHARE DATA(4):
  Earnings per common share:
    Basic..............................................
    Diluted............................................
  Weighted average common shares outstanding:
    Basic..............................................
    Diluted............................................
OTHER OPERATING DATA:
  EBITDA(5)............................................  $   3,617  $   1,548  $   5,058  $   5,495  $  15,916    $  17,491
  EBITDA margin(5).....................................       14.5%       4.6%      11.6%       9.7%      19.3%        18.4%
  Depreciation and amortization........................  $   1,514  $   2,168  $   2,929  $   4,219  $   7,736    $  10,180
  Compensation expense in connection with stock
    options(6).........................................         --        635      1,967      5,933      1,442        3,198
  Cash provided by (used in):
    Operating activities...............................  $   3,066  $   3,283  $   5,695  $  12,302  $  15,733    $  15,733
    Investing activities...............................     (5,875)    (7,674)    (5,487)   (13,571)   (36,040)     (46,290)
    Financing activities...............................  $   2,910  $   4,244  $     144  $   2,809  $  40,836    $  86,336
  New clubs opened(7)..................................          4          2          2          3          1            1
  Clubs acquired(7)....................................         --         --          1          5         13           19
  Wholly-owned clubs operated at end of period(7)......         16         20         23         28         45           51
  Total clubs operated at end of period(8).............         23         25         28         35         49           55
  Members at end of period(9)..........................     38,300     48,300     54,800     78,600    125,100      143,000
  Comparable club revenue increase(10).................       10.9%      14.7%      27.3%      17.7%      26.2%        26.2%
  Revenue per weighted average club(11)................  $   1,809  $   1,794  $   2,017  $   2,267  $   2,287    $   2,143

                                                                                    AS OF MAY 31, 1998
                                                                         ----------------------------------------
                                                                                                     PRO FORMA
                                                                          ACTUAL      PRO FORMA     AS ADJUSTED
                                                                         ---------  -------------  --------------
BALANCE SHEET DATA:
  Working capital......................................................  $   5,898    $   1,648      $   41,148
  Total assets.........................................................    111,977      118,277         158,973
  Long-term debt, including current installments.......................     88,289       94,589          88,589
  Stockholders' equity (accumulated deficit)...........................  $  (5,107)   $  (5,107)     $   41,589

--------------------------

(1) Gives effect to the acquisitions of Ultrafit Inc. and affiliates ("Ovox") and Lifestyle (individually, the "Ovox Acquisition," the "Lifestyle Acquisition," and collectively the "Acquisitions.") pursuant to various asset purchase agreements and a purchase option agreement. The Ovox Acquisition and the Lifestyle Acquisition occurred on April 6, 1998 and August 6, 1998, respectively. In addition, the unaudited condensed combined financial data gives effect to the Preferred Exchange, the Offering, the Affiliate Stock Purchase and the application of the estimated net proceeds therefrom. See "Unaudited Pro Forma Condensed Combined Financial Data."

(2) Includes payroll and related, club operating, general and administrative, depreciation and amortization and compensation expense in connection with the issuance of stock options.

(3) Reflects the write-off of previously capitalized fees and expenses of $782,000 net of taxes of $624,000 related to the repayment of certain indebtedness. Prior to fiscal 1998, the Company capitalized direct costs incurred to obtain leases for new clubs to be constructed by the Company. During the quarter ended May 31, 1998, the Company adopted the provisions of Statement of Position 98-5 REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"), which requires that these costs be expensed as incurred. In connection with the adoption of SOP 98-5, the Company, effective June 1, 1997, recorded a pre-tax charge of $88,000 net of $70,000 in taxes, as the cumulative effect of this accounting change. See Notes 2(m) and 16 to the Company's Consolidated Financial Statements.

(4) The pro forma per common share data included above has been prepared assuming the Preferred Exchange had occurred on June 1, 1997. Accordingly, the pro forma per common share amounts have been computed based on net income before accreted dividends on preferred stock and, with respect to the historical pro forma earnings per share only, based upon a lower compensation expense in connection with the issuance of stock options, which has been reduced by the $636,000 of compensatory accreted preferred dividends in connection therewith. The weighted average number of shares of outstanding Common Stock has been increased by the effects of the Preferred Exchange using the treasury stock method.

(5) EBITDA is defined as earnings before interest, taxes, depreciation, amortization, extraordinary charges and cumulative effect of changes in accounting policy. EBITDA is presented because management believes it provides useful information regarding the operating performance and financial condition of the Company. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity. EBITDA margin is defined as EBITDA as a percentage of revenues.

(6) Represents non-cash charges related to the vesting of certain stock options issued to management and the accretion of preferred dividends related to preferred stock underlying certain of such options. Upon the completion of the Offering, the vesting of certain stock options will accelerate pursuant to the terms of the Company's Old Option Plan (as defined), which will cause the Company to recognize an additional compensation expense of $2.0 million in the quarter ended November 30, 1998. As such, the Acquisitions and Offering pro forma as adjusted compensatory expense for fiscal 1998 reflects this $2.0 million charge, as well as the actual charge incurred in fiscal 1998 reduced by the portion of such charges associated with accretion of preferred dividends underlying certain of such options. In addition, in connection with the Preferred Exchange, the Company will recognize a non-recurring compensation expense in connection with stock options of $352,000 in the quarter ended November 30, 1998 that represents the discount to the offering price (reflecting underwriting discounts and commissions) at which the Series B Options (as defined) will convert into options to purchase Common Stock. See "The Preferred Exchange" and footnote 4 above.

(7) During fiscal 1995, the Company acquired two formerly managed clubs. During fiscal 1997, the Company opened or acquired six clubs and closed one club upon the expiration of its lease. During fiscal 1998, the Company opened or acquired 14 clubs and acquired three formerly managed clubs.

(8) Includes all clubs whether wholly-owned or managed.

(9) Represents members at wholly-owned clubs only.

(10) The Company defines comparable clubs as those clubs operated by the Company for at least 13 full months.

(11) Revenue per weighted average club is calculated as club revenue divided by the product of the total numbers of clubs and their weighted average months in operation, as a percentage of the total year.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS, BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

    NET LOSSES. The Company incurred a net loss of $936,000 in fiscal 1997 and $733,000 in fiscal 1995. These losses have resulted from a variety of costs including, but not limited to, debt financing costs resulting from the Company's growth strategy and non-cash charges such as depreciation and amortization of goodwill. In addition, the Company has historically experienced non-cash compensation expense in connection with the issuance of stock options. Upon the completion of the Offering, the vesting of certain stock options will accelerate pursuant to the terms of the Company's Old Option Plan, which will cause the Company to recognize an additional compensation expense of $2.0 million in the quarter ended November 30, 1998. In addition, in connection with the Preferred Exchange, the Company will recognize a non-recurring compensation expense in connection with stock options of $352,000 in the quarter ended November 30, 1998 that represents the discount to the offering price (reflecting underwriting discounts and commissions) at which the Series B Options will convert into options to purchase Common Stock. See "The Preferred Exchange." Although the Company had net income in fiscal 1998, there can be no assurance that the Company will generate net income in the future. Increased goodwill, amortization, depreciation and financing costs associated with future acquisitions and greenfield club openings will impact profitability and may result in net losses in the future. The Company anticipates recording a net loss for the seven months ended December 31, 1998.

    ACQUISITION OF CLUBS. The Company's growth strategy is dependent on its ability to acquire and operate successfully fitness clubs in selected locations in large metropolitan areas within the Northeast and Mid-Atlantic regions of the United States. The successful acquisition and operation of fitness clubs will depend on various factors, including the ability of the Company and its management to: (i) locate suitable acquisition targets; (ii) obtain financing to consummate such acquisitions; (iii) negotiate acceptable purchase agreements;
(iv) obtain lease assignments on acceptable terms; (v) effectively integrate acquired businesses with existing operations; (vi) expand its membership base at acquired locations; (vii) hire, train and retain qualified employees; and (viii) effectively address issues raised by other factors, some or all of which may be beyond the Company's control. As a result of the foregoing, there can be no assurance that the Company will be able to acquire clubs in areas in which it wishes to expand. There can be no assurance that any future acquisitions will be successfully integrated into the Company's operations, that competition for acquisitions will not intensify or that the Company will be able to complete such acquisitions on acceptable terms and conditions. There can be no assurance that the Company's acquisition strategy will be successful. Even if the Company is able to expand its business, there can be no assurance that such expansion will be profitable for the Company.

    DEVELOPMENT OF GREENFIELD CLUBS. The Company's growth strategy depends to a significant degree on its ability to successfully develop and operate new greenfield club locations. The successful development of new clubs will depend on various factors, including: the ability of the Company to: (i) obtain financing; (ii) locate suitable sites for clubs; (iii) negotiate successfully lease agreements and meet construction schedules and budgets; (iv) resolve zoning, permitting or other regulatory issues relating to the construction of new clubs; (v) hire, train and retrain qualified personnel; (vi) obtain new members; and (vii) effectively address issues raised by other factors, some or all of which may be beyond the Company's control. The Company has historically experienced delays in new club openings associated with zoning, permitting and other regulatory approvals. As a result, there can be no assurance that the

Company will be able to implement its growth strategy, open new clubs on a timely and cost-efficient basis or operate its new clubs profitably.

    ABILITY TO MAINTAIN PRIOR RATE OF GROWTH. From fiscal 1994 to fiscal 1998, the Company experienced compound annual growth rates of 34.9% and 44.8% increase in revenues and EBITDA, respectively. These growth rates may not be indicative of future growth. In the future, the Company's rate of growth will be dependent upon, among other things, the continued success of its efforts to acquire or open clubs, as well as continued comparable club revenue growth. There can be no assurance that the Company's rate of growth will not decline or that it will continue to be profitable in any succeeding fiscal year. In addition, the Company may have difficulty maintaining its prior rate of growth to the extent it becomes larger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    POTENTIAL INABILITY TO MANAGE GROWTH. The Company has opened or acquired 44 clubs since May 31, 1993 and plans to maintain such growth through continued acquisitions and development of greenfield clubs, which expansion could place a strain on the Company's operational, human and financial resources. As a result of the Company's accelerated rate of growth, the Company will need to manage an increased number of employees and the expansion of its operating and financial systems, as well as the geographic area of its operations. The Company's growth will increase the operating complexity of the Company and the level of responsibility exercised by both existing and new management personnel. There can be no assurance that the Company will be able to attract and retain qualified management and employees, that the Company's current operating and financial systems and controls will be adequate to manage the Company's growth or that any steps taken to improve such systems and controls will be sufficient, nor can there be any assurance that the Company's accelerated growth strategy will not have a material adverse effect on the Company's business, results of operations or financial condition.

    PERFORMANCE OF RECENTLY OPENED CLUBS. The Company has opened a total of six new greenfield clubs in the last three fiscal years. Upon opening a greenfield club, the Company typically experiences an initial period of club operating losses in such greenfield club. Although the Company pre-sells memberships, pre-sold membership enrollment typically generates insufficient revenue for the club to generate a positive EBITDA contribution (before corporate overhead). As a result, a greenfield club typically generates an EBITDA loss in its first full year of operation and substantially lower EBITDA margins in its second full year of operations than a mature club. These club EBITDA losses (before corporate overhead) and lower club EBITDA (before corporate overhead) margins will negatively impact the Company future results of operations. This negative impact will be increased by the initial expensing of pre-opening costs which include legal and other costs associated with lease negotiations and permitting and zoning requirements, as well as increased depreciation and amortization expenses, which will further negatively impact net income. A greenfield club typically reaches mature levels in three to four years and generates positive cash flow much sooner than EBITDA contributions due to the rent expense deferred for several months (in accordance with GAAP). The Company may, in its discretion, accelerate or expand its plans to open new greenfield clubs, which may adversely affect results from operations temporarily.

    NEED FOR INCREMENTAL CAPITAL. The opening of greenfield clubs and the acquisition of existing clubs requires considerable capital. Although management believes that proceeds from the Offering, together with internally generated funds and available borrowings under the Company's Credit Facility (as defined), will be sufficient to finance the Company's current operating and growth plans through the end of fiscal 1999, any material acceleration or expansion of that plan through additional greenfields or acquisitions (to the extent such acquisitions include cash payments) may require the Company to pursue additional sources of financing prior to the end of fiscal 1999. There can be no assurance that such financing will be available or that it will be available on acceptable terms. The inability to finance such further or accelerated expansion on acceptable terms may negatively impact the Company's competitive position and or materially adversely affect the Company's business, results of operations or financial condition. In addition, such financing may take the form of additional offerings of Common Stock, which may cause dilution to the existing shareholders at that time. Alternatively, such financing may take the form of additional indebtedness which may increase the Company's leverage.

    ATTRACTION AND RETENTION OF MEMBERS. The performance of the Company's clubs is dependent on the Company's ability to attract and retain members, and there can be no assurance that it will be successful in these efforts, or that the membership levels at one or more of its clubs will not decline. Most of the Company's members can cancel their club membership at any time upon 30 days notice. In addition, there are numerous factors that could lead to a decline in membership levels at established clubs or that could prevent the Company from increasing its membership at newer clubs, including the reputation of the Company, the ability of the Company to deliver to its members quality service at a competitive cost, the presence of direct and indirect competition in the areas in which the clubs are located, the public's interest in sports and fitness clubs and general economic conditions. As a result of these factors, there can be no assurance that the Company's membership levels will be adequate to maintain or permit the expansion of its operations. In addition, a decline in membership levels may have a material adverse effect on the Company's performance, financial condition and results of operations. See "Business--Growth Strategy."

    LEVERAGE AND RESTRICTIVE COVENANTS. Although the Company will use the proceeds from the Offering to reduce certain debt, the Company will remain significantly leveraged following the Offering and the Affiliate Stock Purchase. As of May 31, 1998, on a pro forma basis after giving effect to the Lifestyle Acquisition, the Offering and the Affiliate Stock Purchase, the Company's total consolidated indebtedness would have been $88.6 million and total stockholders' equity would have been $41.4 million. See "Capitalization."

    Due to the level of the Company's remaining indebtedness after giving effect to the Offering and the Affiliate Stock Purchase, any material adverse development affecting the business of the Company could significantly limit its ability to withstand competitive pressures and adverse economic conditions, to take advantage of expansion opportunities or other significant business opportunities that may arise, or to meet its obligations as they become due. The terms of the agreements governing the Company's outstanding indebtedness, including the Credit Facility and the Senior Notes (as defined), will continue to impose operating and financial restrictions on the Company and certain of its subsidiaries. Such restrictions limit, among other things, the Company's ability to incur additional indebtedness and to make dividend payments. See Note 6 to the Company's Consolidated Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

    REGIONAL CONCENTRATION OF OPERATIONS. As of August 12, 1998, the Company owned and/or managed 52 clubs and a physical therapy facility in the New York region of which 23 clubs are in Manhattan. Substantially all of the Company's other clubs are located in the Northeast and Mid-Atlantic regions of the United States. The Company's geographic concentration in these regions and, in particular, the New York area, heightens the Company's exposure to adverse developments related to competition, as well as, economic and demographic changes in these regions. There can be no assurance that the Company's geographic concentration will not result in a material adverse effect on its business, financial condition or results of operations in the future.

    COMPETITION. The fitness club industry is highly competitive. The Company competes with other fitness clubs, physical fitness and recreational facilities established by local governments and hospitals and by businesses for their employees, amenity and condominium clubs, the YMCA and similar organizations and, to a certain extent, with racquet and tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. The Company also competes with other entertainment and retail businesses for the discretionary income of its target markets. There can be no assurance that the Company will be able to compete effectively in the future in the markets in which it operates. Competitors, which may include companies which are larger and have greater resources than the Company, may enter these markets to the detriment of the Company. These competitive conditions may limit the Company's ability to increase dues without a material loss in membership, attract new members and attract and retain qualified personnel. Additionally, consolidation in the fitness club industry could result in increased competition among participants, particularly large multi-facility operators that are able to compete for attractive acquisition candidates, thereby increasing costs associated with expansion through both acquisitions, and lease negotiation and real estate availability for greenfields. See "Business--Competition."

    HEALTH RISKS. Use of the Company's clubs poses some potential health risks to members or guests through exertion and use of the Company's services and facilities including exercise equipment. There can be no assurance that a claim against the Company for death or injury suffered by members or their guests while exercising at a club will not be asserted, or that the Company would be able to successfully defend any such claim. The Company currently maintains general liability coverage, but, there can be no assurance that the Company will be able to maintain such liability insurance on acceptable terms in the future or that such insurance will provide adequate coverage against potential claims.

    CONTROL OF THE COMPANY BY CERTAIN STOCKHOLDERS.  Upon completion of the
Offering and the Affiliate Stock Purchase, approximately    % of the Common
Stock of the Company will be owned beneficially by BRS and approximately    %
will be owned by management of the Company. By combining their voting power, these stockholders could exercise control over the Company. In addition, any holder of a significant percentage of the Company's Common Stock could exercise similar control. The concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, and there can be no assurance that such a change in control will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Security Ownership."

    DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the continued services of its senior management team, particularly Mark Smith, Chief Executive Officer; Robert Giardina, President and Chief Operating Officer; Richard Pyle, Executive Vice President and Chief Financial Officer; Alexander Alimanestianu, Executive Vice President, Development; Deborah Smith, Senior Vice President, Operations and Leslie Kimerling, Senior Vice President, Information Management and Planning. The Company believes the loss of such key personnel could have a material adverse effect on the Company and its financial performance. Currently, the Company does not have any long-term employment agreements with its executive officers, and there can be no assurance that the Company can attract and retain sufficient qualified personnel to meet its business needs. See "Management--Directors and Executive Officers."

    GOVERNMENT REGULATION. The Company's operations and business practices are subject to federal, state and local government regulation in the various jurisdictions in which its clubs are located, including: (i) general rules and regulations of the Federal Trade Commission (the "FTC"), state and local consumer protection agencies and state statutes that prescribe certain forms and provisions of membership contracts and which govern the advertising, sale, financing and collection of such memberships; (ii) state and local health regulations; (iii) federal regulation of health and nutritional supplements; and
(iv) regulation of rehabilitation service providers. Although management is not aware of any proposed changes in any statutes, rules or regulations, any changes in such laws could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Government Regulation."

    ABSENCE OF DIVIDENDS; RESTRICTION ON PAYMENT OF DIVIDENDS. The Company does not expect to pay dividends for the foreseeable future. The Company's Credit Facility and its Senior Notes restrict the ability of the Company to pay dividends on the Common Stock. See "Dividend Policy" and "Description of Certain Indebtedness."

    IMPACT OF THE YEAR 2000. The Company has conducted a review of its information systems that could be affected by Year 2000 compliance issues and has determined that a portion of such systems are not Year 2000 compliant. The Company is developing a plan to resolve the issue, the implementations of which should be completed by December 31, 1998 at an estimated cost of $300,000. The Company's inability to update its computer systems in a timely and cost efficient manner could have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company also relies directly and indirectly, on external systems of business enterprises such as third party suppliers, members, creditors and financial organizations, and of governmental entities for accurate exchange of data. Even if the internal systems of the Company are not materially affected by the Year 2000 issue, the Company could be affected by disruptions in the operation of the enterprises with which the Company interacts. Despite the Company's efforts to address the Year 2000 impact on its internal systems and business operations, there can be no assurance that such impact will not result in a material disruption of its business or have a material adverse effect on the Company's business, financial condition or results of operations.

    ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS. Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions, among other things: (i) classify the Company's Board of Directors into three classes, each of which will serve for different three year periods;
(ii) provide that a director may be removed by stockholders only for cause by a vote of the holders of more than two-thirds of the shares entitled to vote;
(iii) provide that all vacancies on the Company's Board of Directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if the number is less than quorum; (iv) provide that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, a majority of the Board of Directors or upon the demand of the holders of a majority of the shares entitled to vote at any such special meeting; and (v) require a vote of the holders of more than two-thirds of the shares entitled to vote in order to amend the foregoing and certain other provisions of the Amended and Restated Certificate of Incorporation and Bylaws. In addition, the Board of Directors, without further action of the stockholders, is permitted to issue and fix the terms of preferred stock which may have rights senior to those of the Common Stock.

    Furthermore, the Indenture governing the Company's Senior Notes includes change in control provisions which provide, among other things, that upon a change in control of the Company, the holders of the Senior Notes may require the Company to repurchase the Senior Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. In addition, a change of control as defined in the agreement governing the Credit Facility of the Company constitutes an event of default under the Company's Credit Facility. See "Description of Certain Indebtedness."

    DILUTION.  The initial public offering price will be substantially higher
than the $   net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock will therefore incur immediate and substantial
dilution of approximately $   in net tangible book value per share of Common
Stock from the initial public offering price. See "Dilution."

    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales of a substantial number of shares of Common Stock in the public market or the perception that such sales could occur could adversely affect prevailing market prices for the Common Stock. Upon completion of the Offering and the Affiliate
Stock Purchase, the Company will have          shares of Common Stock
outstanding. Of such shares, the          shares of Common Stock being sold in
the Offering and the Affiliate Stock Purchase (together with any shares sold upon exercise of the Underwriters' over-allotment option) will be immediately eligible for sale in the public market without restriction, except for shares purchased by or issued to any affiliate of the Company. BRS and its affiliates have certain demand registration rights with respect to shares of the Common Stock of the Company held by them. All stockholders of the Company immediately prior to the Offering have piggyback rights with respect to sales of shares of Common Stock by the Company, and in the case of holders other than BRS and its affiliates, piggyback rights with respect to sales by BRS or its affiliates.

    In connection with the Offering, the Company's executive officers and directors and all of the Company's other existing stockholders have agreed not to dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus, or to make any demand for or exercise any right with respect to the registration of the shares for such 180 day period, and the Company has agreed not to dispose of any shares (other than issuances by the Company of certain employee stock options and shares covered thereby) for a period of 180 days from the date of this Prospectus, without the prior written consent of BT Alex. Brown Incorporated, on behalf of the Underwriters. All existing stockholders have also waived all rights to register securities owned by them in connection with the Offering.

    Upon expiration of the 180 day lockup period,          shares of Common
Stock will be eligible for sale subject to certain volume and other limitations imposed by Rule 144 under the Securities Act. The sale of a substantial number of shares held by the existing stockholders, whether pursuant to a subsequent public Offering or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an Offering of equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

    NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock. Although application will be made to list the Common Stock for trading on the Nasdaq National Market, there can be no assurance that an active trading market for the Common Stock will develop or be sustained following the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock offered hereby will be determined by negotiations between the Company and the Representatives (as defined) and may not be indicative of future market prices. The price at which the Common Stock will trade will depend upon a number of factors, including, but not limited to, the Company's historical and anticipated quarterly and annual operating results, variations between such results and analyst and investor expectations, investor perceptions of the Company and comparable public companies, changes in the industries in which the Company operates or in the industries of the Company's significant customers, and general market and economic conditions, some of which factors are beyond the Company's control. The stock market has from time to time experienced extreme price and volume fluctuations which have often been unrelated and/or disproportionate to the operating performance of the affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock. See "Underwriting."

                                USE OF PROCEEDS

    Assuming an initial public offering price of $   per share (the midpoint of
the range), the proceeds to the Company from the sale of       shares of Common
Stock offered hereby are estimated to be approximately $45.5 million ($47.8 million if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and expenses associated with this Offering payable by the Company. The Company intends to use the net proceeds of the Offering and the Affiliate Stock Purchase: (i) to repay $17.5 million of indebtedness that management anticipates will be outstanding under the Credit Facility at the time of the Offering; (ii) to open or acquire additional fitness clubs; (iii) $2.5 million to update its management information systems and (iv) for general corporate purposes. Pending the application thereof, the net proceeds will be invested in short-term, interest-bearing, investment grade marketable securities.

    The Company's Credit Facility has a final scheduled maturity date of October 15, 2002, and borrowings thereunder bear interest at a rate equal to either the Alternate Base Rate, as defined therein, plus 1.5% or at a rate equal to the Eurodollar borrowing rate plus 2.5%, at the Company's option. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Description of Certain Indebtedness--Credit Facility."

                              THE RECAPITALIZATION

    In December 1996, the Company consummated a leveraged recapitalization of the Company (the "Recapitalization") pursuant to which, among other things, BRS and certain institutional investors acquired shares of the Company's Common Stock and series A preferred stock, par value $1.00 per share (the "Series A Preferred Stock"), representing approximately 73.0% of the Company's voting equity interests on a fully-diluted basis. In addition, certain members of the Company's management acquired shares of the Company's Common Stock and series B preferred stock, par value $1.00 per share (the "Series B Preferred Stock"), representing approximately 27.0% of the Company's voting equity interests on a fully-diluted basis. The Series A Preferred Stock and the Series B Preferred Stock are collectively referred to herein as the "Preferred Stock."

    In addition, pursuant to the Recapitalization, the Company instituted a common stock option plan granting certain members of the Company's management options to acquire shares of Common Stock (as amended in April 1998, the "Old Option Plan"). The Old Option Plan provided for aggregate option grants exercisable for 80,876 shares of the Common Stock of the Company. As of May 31, 1998, options to purchase an aggregate of 57,142 shares of the Common Stock at an exercise price of $1.00 per share (such options, which were granted in December 1996, the "1996 Options") and 14,700 shares at a price of $17.50 per share (such options, which were granted in April 1998, the "1998 Options") were outstanding under the Old Option Plan.

    In December 1996, the Company adopted the Preferred Stock Option Plan (the "Preferred Option Plan") designed to advance the Company's best interests by providing additional incentives to executive and other key employees of the Company. The Preferred Option Plan provides for aggregate option grants exercisable for 164,783 shares of Series B Preferred Stock (the "Series B Options"). As of May 31, 1998, options to purchase an aggregate of 164,783 shares of Preferred Stock at an exercise price of $10.00 were outstanding under the Preferred Option Plan. Prior to the Offering, management intends to convert all options outstanding under the Preferred Option Plan into options to purchase shares of Common Stock of the Company pursuant to the Preferred Exchange.

                             THE PREFERRED EXCHANGE

    Immediately prior to the consummation of the Offering, (a) all shares of Series A Preferred Stock and Series B Preferred Stock will be converted into a number of shares of Common Stock equal to (i) the liquidation value plus accrued and unpaid dividends of such underlying shares of preferred stock as of the date of the Offering divided by (ii) the offering price per share less underwriting discounts and commissions, and (b) all options for Series B Preferred Stock will be converted into options for a number shares of Common Stock equal to (i) the liquidation value of the underlying shares of Series B Preferred Stock, plus all unpaid accrual amounts on such options divided by (ii) the offering price per share less underwriting discounts and commissions. The
options will have an exercise price of $   per share. See "Security Ownership"
and "Certain Relationships and Related Transactions."

                                DIVIDEND POLICY

    The Company has not paid any dividends with respect to the Common Stock. Following the Offering, the Company intends to retain future earnings, if any, to finance its growth and development. The Company, therefore, does not expect to pay any cash dividends in the foreseeable future. In addition, the Senior Notes and the Credit Facility restrict the payment of cash dividends by the Company (subject to certain limited exceptions), and the Company may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of dividends. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors of the Company (the "Board"). Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed appropriate by the Board.

                                 CAPITALIZATION

    The following table sets forth the cash and the capitalization of the
Company: (i) on an actual basis as of May 31, 1998; (ii) pro forma to reflect the Lifestyle Acquisition and the Preferred Exchange and (iii) pro forma as adjusted for the Offering and the Affiliate Stock Purchase and the use of
proceeds thereof assuming an initial public offering price of $   (the midpoint
of the range) after deducting estimated Offering expenses payable by the Company and the accelerated vesting of certain options in connection therewith. This table should be read in conjunction with the financial statements, and the related notes thereto, included elsewhere in this Prospectus. See "Use of Proceeds," "Selected Historical and Pro Forma Consolidated Financial Data," "Unaudited Pro Forma Condensed Combined Financial Data" and "Security Ownership."

                                                                            AS OF MAY 31, 1998
                                                                   -------------------------------------
                                                                                             PRO FORMA
                                                                     ACTUAL     PRO FORMA   AS ADJUSTED
                                                                   ----------  -----------  ------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

Cash and cash equivalents........................................  $   22,997   $  18,747(1)  $   58,247
                                                                   ----------  -----------  ------------
                                                                   ----------  -----------  ------------
Long-term debt (including current portion):
  Borrowings under the Credit Facility...........................  $       --   $   6,000(1)  $       --
  Senior Notes...................................................      85,000      85,000        85,000
  Capitalized lease obligations..................................       1,463       1,463         1,463
  Other notes payable............................................       1,826       2,126         2,126
                                                                   ----------  -----------  ------------
      Total long-term debt.......................................      88,289      94,589        88,589
                                                                   ----------  -----------  ------------
Stockholders' equity (deficit):
  Series A Preferred Stock, $1.00 par value; at liquidation
    value, 200,000 shares authorized; 153,637 shares issued and outstanding actual; and no shares issued and outstanding pro
    forma and pro forma as adjusted..............................      18,736          --            --
  Series B Preferred Stock, $1.00 par value; at liquidation
    value, 200,000 shares authorized; 3,857 shares issued and
    outstanding actual; and no shares issued and outstanding pro
    forma and pro forma as adjusted(2)...........................         164          --            --
  Common Stock, $0.001 par value, 1,150,000 shares authorized;
    1,015,714 shares issued and outstanding actual;       shares
    issued and outstanding pro forma; and     shares issued and
    outstanding pro forma as adjusted(2)(3)......................           1           1             1
  Unearned compensation..........................................      (2,546)     (2,546)         (506)
  Paid-in capital................................................       3,994      23,246        68,746
  Accumulated deficit............................................     (25,456)    (25,632)      (26,652)
                                                                   ----------  -----------  ------------
      Total stockholders' equity (deficit).......................      (5,107)     (4,931)       41,589
                                                                   ----------  -----------  ------------
        Total capitalization.....................................  $   83,182   $  89,658    $  130,178
                                                                   ----------  -----------  ------------
                                                                   ----------  -----------  ------------

------------------------

(1) Reflects the decrease in cash and increase of indebtedness associated with the Lifestyle Acquisition.

(2) Excludes Series B Options.

(3) Excludes 80,872 shares of Common Stock reserved for issuance pursuant to the Old Option Plan, under which options to purchase an aggregate of 71,842 shares of Common Stock have been granted. Also excludes 114,022 shares (which shall be reduced to 75,714 shares upon consummation of the Offering) of Common Stock issuable pursuant to the exercise of warrants. See "Description of Capital Stock--Warrant; --Old Option Plan."

                                    DILUTION

    As of May 31, 1998, the Company had a net tangible book value (deficit) of
approximately $(37.1) million, or $   per share of Common Stock. Net tangible
book value (deficit) per share of Common Stock represents the difference between the net tangible assets and the liabilities of the Company, on a consolidated basis, divided by the total number of shares of Common Stock outstanding. Pro forma net tangible book value (deficit) per share gives effect to the Lifestyle Acquisition and the Preferred Exchange. As adjusted pro forma net tangible book value (deficit) per share gives effect to the Lifestyle Acquisition, the Preferred Exchange, the Offering and the Affiliate Stock Purchase. Pro forma net
tangible book value (deficit) would have been $(45.8) million, or $   per share
of common stock as of May 31, 1998. Pro forma as adjusted net tangible book
value (deficit) would have been approximately $(332,000), or $   per share as of
May 31, 1998. This value represents an immediate increase in pro forma net
tangible book value (deficit) of $   per share of Common Stock to existing
stockholders and an immediate dilution of $   per share to new investors. The
following table illustrates this per share dilution:

Assumed public offering price per share (1)................................             $
    Pro forma net tangible book value (deficit) per share at May 31,
      1998.................................................................  $
    Increase in per share attributable to new investors....................
                                                                             ---------
As adjusted pro forma net tangible book value per share....................
                                                                                        ---------
Net tangible book value dilution per share to new investors(2).............             $
                                                                                        ---------
                                                                                        ---------

------------------------

(1) Before deduction of underwriting discounts and commissions and estimated expenses payable by the Company in connection with the Offering.

(2) If the Underwriters' over-allotment option is exercised in full, dilution to
    new investors will be $   per share.

    The following table summarizes, on a pro forma basis as of May 31, 1998, the number of shares of Common Stock purchased from the Company, the estimated value of the total consideration or value paid or deemed attributable thereto and the weighted average price per share paid or attributable to existing stockholders and the new investors purchasing shares in the Preferred Exchange, the Offering and the Affiliate Stock Purchase.

                                                                                       TOTAL CONSIDERATION
                                                               SHARES PURCHASED
                                                           ------------------------  ------------------------  AVERAGE PRICE
                                                             NUMBER       PERCENT      AMOUNT       PERCENT      PER SHARE
                                                           -----------  -----------  -----------  -----------  -------------
Existing stockholders....................................                         %   $                     %    $
New investors............................................                                                        $
                                                                -----        -----   -----------       -----
    Total................................................                      100%   $                  100%
                                                                -----        -----   -----------       -----
                                                                -----        -----   -----------       -----

    The foregoing tables assume no exercise of stock options and warrants after May 31, 1998. As of May 31, 1998, there were outstanding options and warrants to purchase an aggregate of 185,864 shares of Common Stock at a weighted average exercise price of approximately $1.70 per share. If all of the foregoing options and warrants had been exercised, pro forma net tangible book value per share
would have been $   , representing an immediate dilution to new investors of
$   per share and an immediate increase in net tangible book value (deficit) of
$   per share attributable to the Preferred Exchange, the Offering and the
Affiliate Stock Purchase.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
            (IN THOUSANDS, EXCEPT PER SHARE AND CLUB OPERATING DATA)

    Set forth below are selected historical and pro forma consolidated financial and other operating data of the Company as of the dates and for the periods presented. The selected historical consolidated statement of operations for fiscal 1996, 1997 and 1998 and the selected historical consolidated balance sheet data at the end of fiscal 1997 and 1998 were derived from the audited Consolidated Financial Statements of the Company, which are included herein. The selected historical consolidated financial data for fiscal 1994 and 1995 were derived from the audited consolidated financial statements of the Company, which are not included therein. The information contained in this table and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and accompanying notes thereto appearing elsewhere in this Prospectus.

                                                                                           YEAR ENDED MAY 31,
                                                                         ------------------------------------------------------
                                                                           1994       1995       1996       1997        1998
                                                                         ---------  ---------  ---------  ---------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues...............................................................  $  24,890  $  33,349  $  43,755  $  56,567  $   82,350
Operating expenses:
  Payroll and related..................................................     10,799     16,105     18,626     23,321      33,309
  Club operating.......................................................      8,115     11,740     14,542     18,044      25,858
  General and administrative...........................................      2,359      3,321      3,562      3,774       5,825
  Depreciation and amortization........................................      1,514      2,168      2,929      4,219       7,736
  Compensation expense in connection with stock options(1).............         --        635      1,967      5,933       1,442
                                                                         ---------  ---------  ---------  ---------  ----------
    Operating income (loss)............................................      2,103       (620)     2,129      1,276       8,180
Interest expense, net..................................................        342        654        952      2,455       5,902
                                                                         ---------  ---------  ---------  ---------  ----------
    Income (loss) before provision for income tax (benefit)............      1,761     (1,274)     1,177     (1,179)      2,278
Provision for income tax (benefit).....................................        824       (541)       628       (243)      1,131
Extraordinary item.....................................................         --         --         --         --        (782)(2)
Cumulative effect of change in accounting policy.......................         --         --         --         --         (88)(3)
                                                                         ---------  ---------  ---------  ---------  ----------
    Net income (loss)..................................................        937       (733)       549       (936)        277
Accreted dividends on preferred stock..................................         --       (258)      (400)    (1,286)     (2,387)
    Net Income (loss) attributable to common stockholders..............  $     937  $    (991) $     149  $  (2,222) $   (2,110)
                                                                         ---------  ---------  ---------  ---------  ----------
                                                                         ---------  ---------  ---------  ---------  ----------
PRO FORMA EARNINGS PER COMMON SHARE DATA(4):
  Earnings per common share:
    Basic..............................................................
    Diluted............................................................
  Weighted average common shares outstanding:
    Basic..............................................................
    Diluted............................................................
OTHER OPERATING DATA:
EBITDA(5)..............................................................  $   3,617  $   1,548  $   5,058  $   5,495  $   15,916
EBITDA margin(5).......................................................       14.5%       4.6%      11.6%       9.7%       19.3%
Cash provided by (used in):
  Operating activities.................................................  $   2,839  $   3,283  $   5,695  $  12,302  $   15,733
  Investing activities.................................................     (5,648)    (7,674)    (5,487)   (13,571)    (36,040)
  Financing activities.................................................  $   2,910  $   4,244  $     144  $   2,809  $   40,836
New clubs opened(6)....................................................          4          2          2          3           1
Clubs acquired(6)......................................................         --         --          1          5          13
Wholly owned clubs operated at end of period(6)........................         16         20         23         28          45
Total clubs operated at end of period(7)...............................         23         25         28         35          49
Members at end of period(8)............................................     38,300     48,300     54,800     78,600     125,100
Comparable club revenue increase(9)....................................       10.9%      14.7%      27.3%      17.7%       26.2%
Revenue per weighted average club(10)..................................  $   1,809  $   1,794  $   2,017  $   2,267  $    2,287

                                                                                             AS OF MAY 31,
                                                                         ------------------------------------------------------
                                                                           1994       1995       1996       1997        1998
                                                                         ---------  ---------  ---------  ---------  ----------
BALANCE SHEET DATA:
Working capital........................................................  $  (1,219) $  (2,329) $  (4,048) $  (8,436) $    5,898
Total assets...........................................................     18,421     27,274     34,805     52,923     111,977
Long-term debt, including current installments.........................     10,205     10,430     10,453     41,071      88,289
Stockholders' equity (accumulated deficit).............................      2,343      1,987      5,474     (6,951)     (5,107)

------------------------

(1) Represents non-cash charges related to the vesting of certain stock options issued to management and the accretion of preferred dividends related to preferred stock underlying certain of such options. Upon completion of the Offering, the vesting of certain stock options will accelerate pursuant to the terms of the Company's Old Option Plan which will cause the Company to recognize an additional compensation expense of $2.0 million in the quarter in which this vesting occurs. Such vesting is currently expected to occur in the quarter ended November 30, 1998. In addition, in connection with the Preferred Exchange, the Company will recognize a non-recurring compensation expense in connection with stock options of $352,000 in the quarter ended November 30, 1998 that represents the discount to the offering price (reflecting underwriting discounts and commissions) at which the Series B Options will convert into options to purchase Common Stock. See "The Preferred Exchange."

(2) Reflects the write-off of previously capitalized fees and expenses of $782,000, net of taxes of $624,000, related to the repayment of certain indebtedness. See Note 16 to the Company's Consolidated Financial Statements.

(3) Prior to fiscal 1998, the Company capitalized direct costs incurred to obtain leases for new clubs to be constructed by the Company. During the quarter ended May 31, 1998, the Company adopted the provisions of Statement of Position 98-5 REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5") which requires that these costs be expensed as incurred. In connection with the adoption of SOP 98-5 the Company, effective June 1, 1997, recorded a pre-tax charge of $88,000 net of $70,000 in taxes, as the cumulative effect of this accounting change. See Note 2(m) to the Company's Consolidated Financial Statements.

(4) The pro forma per common share data included above has been prepared assuming the Preferred Exchange had occurred on June 1, 1997. Accordingly, the pro forma per common share amounts have been computed based on net income before accreted dividends on preferred stock and based upon a lower compensation expense in connection with stock options, which has been reduced by the $636,000 of compensatory accreted preferred dividends in connection therewith. The weighted average number of shares of outstanding Common Stock has been increased by the effects of the Preferred Exchange, using the treasury stock method.

(5) EBITDA is defined as earnings before interest, taxes, depreciation, amortization, extraordinary charges and cumulative effect of changes in accounting policy. EBITDA is presented because management believes it provides useful information regarding the operating performance and financial condition of the Company. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. EBITDA Margin is defined as EBITDA as a percentage of revenues.

(6) During fiscal 1995, the Company acquired two formerly managed clubs. During fiscal 1997, the Company opened or acquired six clubs and closed one club upon the expiration of its lease. During fiscal 1998, the Company opened or acquired 14 clubs and acquired three formerly managed clubs.

(7) Includes all clubs whether wholly-owned or managed.

(8) Represents members at wholly-owned clubs only.

(9) The Company defines comparable clubs as those clubs operated by the Company for at least 13 full months.

(10) Revenue per weighted average club is calculated as club revenue divided by the product of the total numbers of clubs and their weighted average months in operation as a percentage of the total year.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The following unaudited pro forma condensed combined financial data gives effect to the Ovox Acquisition and the Lifestyle Acquisition, which occurred on April 6, 1998 and August 6, 1998, respectively. In addition, the unaudited condensed combined financial data gives effect to the Offering and the Affiliate Stock Purchase and the application of the estimated net proceeds therefrom and the Preferred Exchange.

    The unaudited pro forma condensed combined balance sheet reflects the historic financial position of the Company pro forma for the effects of the Lifestyle Acquisition, the Preferred Exchange, the Offering and the Affiliate Stock Purchase as if they each had occurred on May 31, 1998. As noted above, the Ovox Acquisition occurred prior to May 31, 1998 and accordingly, pro forma balance sheet adjustments for Ovox were not necessary since the historic financial position of the Company includes the effects of the Ovox Acquisition.

    The unaudited pro forma condensed combined statement of operations reflects the Acquisitions, the Preferred Exchange and the Offering and the Affiliate Stock Purchase as if they had occurred on June 1, 1997. The pro forma statement of operations adjustments for the Ovox Acquisition relate only to the period prior to the date of its acquisition since the historic operating results of the Company include Ovox's results since its acquisition by the Company.

    The unaudited pro forma condensed combined financial data does not reflect cost savings, synergies or other financial benefits which may be achieved from the acquisition of Ovox or Lifestyle except for the net effect of the cancellation of a consulting contract, nor do they purport to be indicative of the operating results or the financial position that would have been realized had the Acquisitions been consummated as of the date or for the period for which the pro forma data is presented. The unaudited pro forma adjustments described in the notes are based upon current preliminary estimates and contain assumptions that the Company's management believe are reasonable in such circumstances.

    The information herein is qualified in its entirety by the historical financial statements and respective notes thereto of the Company, Ovox and Lifestyle, which are included elsewhere herein.

    The following pro forma financial data is provided:

    1.  Unaudited pro forma condensed combined balance sheet as of May 31, 1998.

    2. Unaudited pro forma condensed combined statement of operations for the year ended May 31, 1998.

    3.  Unaudited notes to pro forma condensed combined financial data.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  MAY 31, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                             THE                                              THE
                                           COMPANY        LIFESTYLE       PRO FORMA         COMPANY         OFFERING
                                          HISTORICAL    HISTORICAL(1)   ADJUSTMENTS(2)     PRO FORMA      ADJUSTMENTS
                                         ------------   -------------   --------------   --------------   ------------
ASSETS:
Current assets:
  Cash and cash equivalents............   $ 22,997         $   102         $ (4,352)(3)    $ 18,747         $39,500(4)
  Accounts receivable and other current
    assets.............................      1,770              26              (26)(5)       1,770
                                         ------------   -------------   --------------   --------------   ------------
      Total current assets.............     24,767             128           (4,378)         20,517          39,500
Fixed assets, net......................     54,518           1,577              263(6)       56,358
Intangible assets, net.................     19,923                            8,710(7)       28,633
Deferred tax asset.....................      7,159                                            7,159           1,196(4)
Deferred membership costs..............      4,933           1,150           (1,150)(5)       4,933
Other assets...........................        677             180             (180)(5)         677
                                         ------------   -------------   --------------   --------------   ------------
      Total assets.....................   $111,977         $ 3,035         $  3,265        $118,277         $40,696
                                         ------------   -------------   --------------   --------------   ------------
                                         ------------   -------------   --------------   --------------   ------------

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
  EQUITY:
Current liabilities:
  Current portion of long-term debt and
    capital lease obligations..........   $  2,036         $   102         $   (102)(5)    $  2,036
  Accounts payable and accrued
    expenses...........................     10,442             449             (449)(5)      10,442
  Deferred revenue.....................      6,391           2,473           (2,473)(5)       6,391
                                         ------------   -------------   --------------   --------------   ------------
      Total current liabilities........     18,869           3,024           (3,024)         18,869
Long term debt and capital lease
  obligations..........................     86,253             147              153(8)       86,553
Credit Facility........................                                       6,000(9)        6,000          (6,000)(4)
Deferred lease liabilities.............      9,298             522             (522)(5)       9,298
Deferred revenue and other
  liabilities..........................      2,664             446             (446)(5)       2,664
                                         ------------   -------------   --------------   --------------   ------------
      Total liabilities................    117,084           4,139            2,161         123,384          (6,000)
                                         ------------   -------------   --------------   --------------   ------------
Stockholders' (deficit) equity:
  Preferred Stock......................     18,900                                           18,900         (18,900)(4)
  Common Stock.........................          1              86              (86)(5)           1
  Paid-in capital......................      3,994                                            3,994          64,752(4)
  Unearned compensation................     (2,546)                                          (2,546)          2,040(4)
  Accumulated (deficit) equity.........    (25,456)         (1,190)           1,190(5)      (25,456)         (1,196)(4)
                                         ------------   -------------   --------------   --------------   ------------
      Total stockholders' (deficit)
        equity                              (5,107)         (1,104)           1,104          (5,107)         46,696
                                         ------------   -------------   --------------   --------------   ------------
      Total liabilities and
        stockholders' equity
        (deficit)......................   $111,977         $ 3,035         $  3,265        $118,277         $40,696
                                         ------------   -------------   --------------   --------------   ------------
                                         ------------   -------------   --------------   --------------   ------------

                                             THE
                                           COMPANY
                                          PRO FORMA
                                         AS ADJUSTED
                                         ------------
ASSETS:
Current assets:
  Cash and cash equivalents............   $ 58,247
  Accounts receivable and other current
    assets.............................      1,770
                                         ------------
      Total current assets.............     60,017
Fixed assets, net......................     56,358
Intangible assets, net.................     28,633
Deferred tax asset.....................      8,355
Deferred membership costs..............      4,933
Other assets...........................        677
                                         ------------
      Total assets.....................   $158,973
                                         ------------
                                         ------------
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
  EQUITY:
Current liabilities:
  Current portion of long-term debt and
    capital lease obligations..........   $  2,036
  Accounts payable and accrued
    expenses...........................     10,442
  Deferred revenue.....................      6,391
                                         ------------
      Total current liabilities........     18,869
Long term debt and capital lease
  obligations..........................     86,553
Credit Facility........................
Deferred lease liabilities.............      9,298
Deferred revenue and other
  liabilities..........................      2,664
                                         ------------
      Total liabilities................    117,384
                                         ------------
Stockholders' (deficit) equity:
  Preferred Stock......................
  Common Stock.........................          1
  Paid-in capital......................     68,746
  Unearned compensation................       (506)
  Accumulated (deficit) equity.........    (26,652)
                                         ------------
      Total stockholders' (deficit)
        equity                              41,589
                                         ------------
      Total liabilities and
        stockholders' equity
        (deficit)......................   $158,973
                                         ------------
                                         ------------

       See unaudited notes to pro forma condensed combined financial data

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MAY 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                               OVOX                      LIFESTYLE
                         THE       ----------------------------   -----------------------       THE
                       COMPANY      HISTORICAL      PRO FORMA     HISTORICAL    PRO FORMA     COMPANY        OFFERING
                      HISTORICAL    6/1-4/5(10)    ADJUSTMENTS    6/1-5/31(11)  ADJUSTMENTS  PRO FORMA     ADJUSTMENTS
                      ----------   -------------   ------------   -----------   ---------   ------------   ------------
Revenues:
  Club operations...   $79,719        $4,754                        $ 7,687                   $92,160
  Other.............     2,631            54                                                    2,685

                      ----------   -------------                  -----------               ------------
                        82,350         4,808                          7,687                    94,845
                      ----------   -------------                  -----------               ------------
Operating expenses:
  Payroll and
    related.........    33,309         1,912                          2,657      $   213(12)    38,091
  Club operating....    25,858         1,266                          1,835                    28,959
  General and
   administrative...     5,825           327                          1,444         (490)(12)     7,106
  Depreciation and
    amortization....     7,736           217         $   841(13)        409          977(14)    10,180
  Compensation
    expense in
    connection with
    stock options...     1,442                                                                  1,442        $ 1,756(15)
                      ----------   -------------   ------------   -----------   ---------   ------------   ------------
                        74,170         3,722             841          6,345          700       85,778          1,756
                      ----------   -------------   ------------   -----------   ---------   ------------   ------------
      Operating
        income......     8,180         1,086            (841)         1,342         (700)       9,067         (1,756)
Interest expense,
  net of interest
  income............     5,902           (26)            312(16)         63          614(17)     6,865          (480)(18)
                      ----------   -------------   ------------   -----------   ---------   ------------   ------------
      Income (loss)
        before
        provision
        (benefit)
        for
        corporate
        income
        taxes.......     2,278         1,112          (1,153)         1,279       (1,314)       2,202         (1,276)
Provision (benefit)
  for corporate
  income taxes......     1,131            14             (35)(19)        54          (72)(19)     1,092         (638)(20)
                      ----------   -------------   ------------   -----------   ---------   ------------   ------------
      Net income
        (loss)
        before
       extraordinary
        item and
        cumulative
        effect of
        change in
        accounting
        policy......     1,147         1,098          (1,118)         1,225       (1,242)       1,110           (638)
Extraordinary loss
  from early
  extinguishment of
  debt, net of
  income taxes......      (782)                                                                  (782)
                      ----------                                                            ------------
Income (loss) before
  cumulative effect
  of change in
  accounting
  policy............       365         1,098          (1,118)         1,225       (1,242)         328           (638)
Cumulative effect on
  prior years of a
  change in
  accounting policy,
  net of income
  taxes.............       (88)                                                                   (88)
                      ----------   -------------   ------------   -----------   ---------   ------------   ------------
Net income (loss)...       277        $1,098         $(1,118)       $ 1,225      $(1,242)         240           (638)
                                   -------------   ------------   -----------   ---------
                                   -------------   ------------   -----------   ---------
Accreted dividends
  on preferred
  stock.............    (2,387)                                                                (2,387)         2,387(21)
                      ----------                                                            ------------   ------------
Net income (loss)
  attributable to
  common
  stockholders......   $(2,110)                                                               $(2,147)       $ 1,749
                      ----------                                                            ------------   ------------
                      ----------                                                            ------------   ------------
Pro forma per share
  data:
    Basic...........   $      (22)                                                            $      (22)
                      ----------                                                            ------------
                      ----------                                                            ------------
    Diluted.........   $      (22)                                                            $      (22)
                      ----------                                                            ------------
                      ----------                                                            ------------
Pro forma weighted
  average common
  shares:
    Basic...........          (22)                                                                   (22)
                      ----------                                                            ------------
                      ----------                                                            ------------
    Diluted.........          (22)                                                                   (22)
                      ----------                                                            ------------
                      ----------                                                            ------------
Other operating
  data:
    EBITDA..........   $15,916                                                                $19,247
    EBITDA margin...      19.3%                                                                  20.3%


                      THE COMPANY
                       PRO FORMA
                      AS ADJUSTED
                      ------------
Revenues:
  Club operations...    $92,160
  Other.............      2,685
                      ------------
                         94,845
                      ------------
Operating expenses:
  Payroll and
    related.........     38,091
  Club operating....     28,959
  General and
   administrative...      7,106
  Depreciation and
    amortization....     10,180
  Compensation
    expense in
    connection with
    stock options...      3,198
                      ------------
                         87,534
                      ------------
      Operating
        income......      7,311
Interest expense,
  net of interest
  income............      6,385
                      ------------
      Income (loss)
        before
        provision
        (benefit)
        for
        corporate
        income
        taxes.......        926
Provision (benefit)
  for corporate
  income taxes......        454
                      ------------
      Net income
        (loss)
        before
       extraordinary
        item and
        cumulative
        effect of
        change in
        accounting
        policy......        472
Extraordinary loss
  from early
  extinguishment of
  debt, net of
  income taxes......       (782)
                      ------------
Income (loss) before
  cumulative effect
  of change in
  accounting
  policy............       (310)
Cumulative effect on
  prior years of a
  change in
  accounting policy,
  net of income
  taxes.............        (88)
                      ------------
Net income (loss)...       (398)

Accreted dividends
  on preferred
  stock.............

Net income (loss)
  attributable to
  common
  stockholders......    $  (398)
                      ------------
                      ------------
Pro forma per share
  data:
    Basic...........    $      (23)
                      ------------
                      ------------
    Diluted.........    $      (23)
                      ------------
                      ------------
Pro forma weighted
  average common
  shares:
    Basic...........           (23)
                      ------------
                      ------------
    Diluted.........           (23)
                      ------------
                      ------------
Other operating
  data:
    EBITDA..........    $17,491
    EBITDA margin...       18.4%

       See unaudited notes to pro forma condensed combined financial data

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

         UNAUDITED NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(1) The historical balance sheet of Lifestyle as of May 31, 1998 has been derived from unaudited financial information not included herein.

(2) On August 6, 1998, the Company acquired certain assets of Lifestyle. Lifestyle operated six fitness clubs in New Jersey and is currently developing a seventh club. For the purpose of preparing the unaudited pro forma condensed combined balance sheet, the Lifestyle Acquisition has been accounted for in accordance with the purchase method whereby the purchase price of $10.6 million has been allocated to the tangible assets acquired on the basis of their respective estimated fair values. The excess of the purchase price over the tangible assets acquired has been allocated to the acquired membership lists and goodwill, on a club-by-club basis. The acquired membership lists are amortized over two years while goodwill is amortized over the lives of the respective leases. The table below summarizes the purchase price and the estimated allocation thereof.

                                                                                         (IN THOUSANDS)
Computation of the purchase price:
  Cash and cash equivalents............................................................    $     4,000
  Borrowings under the Credit Facility.................................................          6,000
  Notes payable to seller..............................................................            300
  Transaction costs....................................................................            250
                                                                                         ---------------
      Total purchase price.............................................................    $    10,550
                                                                                         ---------------
                                                                                         ---------------
Estimated allocation of the purchase price:
  Tangible assets acquired.............................................................    $     1,840
  Membership lists.....................................................................            825
  Goodwill.............................................................................          7,885
                                                                                         ---------------
                                                                                           $    10,550
                                                                                         ---------------
                                                                                         ---------------

(3) Reflects the $4.0 million of purchase price paid from cash and cash equivalents, as well as transaction costs of $250,000 and $102,000 of cash and cash equivalents on Lifestyle's balance sheet, which was not acquired by the Company.

(4) Reflects the net proceeds to the Company of the Offering and the Affiliate Stock Purchase (estimated to be $45.5 million) and the application thereof, which includes the repayment of borrowings under the Credit Facility of an estimated $6.0 million. Pending application of the net proceeds for the Company's acquisition and other capital expenditure plans, such net proceeds will be invested in investment grade marketable securities and have been reflected as such in the Offering Adjustments. Also gives effect to the Preferred Exchange whereby Preferred Stock, which as of May 31, 1998 had an
    aggregate liquidation value of $18.9 million, will convert into     shares
    of Common Stock. Also gives effect to the vesting of certain stock options which will cause the Company to recognize an additional compensation expense of $2.0 million and $1.0 million associated tax benefit. In addition, in connection with the Preferred Exchange, the Company will recognize a non-recurring compensation expense in connection with stock options of $352,000 that represents the discount to the offering price (reflecting underwriting discounts and commissions) at which the Series B Options will convert into options to purchase Common Stock and $176,000 associated tax benefit in the quarter ended November 30, 1998. See "The Preferred Exchange."

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

    The adjustments to cash and cash equivalents and paid-in capital consist of the following:

                                                                                             PAID-IN
                                                                                   CASH      CAPITAL
                                                                                 ---------  ---------
                                                                                    (IN THOUSANDS)
Estimated net proceeds of the Offering and Affiliate Stock Purchase............  $  45,500  $  45,500
Repayment of borrowing, under the Credit facility..............................     (6,000)
The effects of the exchange of the Preferred Stock.............................                18,900
The effects of the exchange of the Series B Options............................                   352
                                                                                 ---------  ---------
                                                                                 $  39,500  $  64,752
                                                                                 ---------  ---------
                                                                                 ---------  ---------

(5) Adjustments to eliminate Lifestyle's assets not acquired and liabilities and stockholders' deficit not assumed in the Lifestyle Acquisition.

(6) Represents the allocation of the purchase price to the fair values of the fixed assets acquired.

(7) Represents an increase in intangible assets resulting from acquired membership lists of $825,000 and goodwill of $7.9 million.

(8) Includes the notes payable to seller of $300,000 reduced by $147,000 of long term debt not assumed in the Lifestyle Acquisition.

(9) Reflects borrowings under the Credit Facility to finance the purchase price.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

(10) The information presented as "Ovox Historical" reflects results for the ten months ended on the date of the Ovox Acquisition. To reflect Ovox's results on a fiscal year ended May 31, 1998, consistent with the Company's fiscal year, the following adjustments were made:

                                                                  OVOX      LESS, FIVE   PLUS, THREE
                                                               FISCAL YEAR    MONTHS       MONTHS         OVOX
                                                                  ENDED        ENDED        ENDED      HISTORICAL
                                                               12/31/97(A)  5/31/97(B)    4/5/98(B)   6/1/97-4/5/98
                                                               -----------  -----------  -----------  -------------
                                                                                  (IN THOUSANDS)
Revenues:
  Club operations............................................   $   5,246    $   2,091    $   1,599     $   4,754
  Other......................................................          70           33           17            54
                                                               -----------  -----------  -----------  -------------
                                                                    5,316        2,124        1,616         4,808
                                                               -----------  -----------  -----------  -------------
Operating expenses:
  Payroll and related........................................       1,956          768          724         1,912
  Club operating.............................................       1,477          517          306         1,266
  General and administrative.................................         403          161           85           327
  Depreciation and amortization..............................         312          166           71           217
                                                               -----------  -----------  -----------  -------------
                                                                    4,148        1,612        1,186         3,722
                                                               -----------  -----------  -----------  -------------
      Operating income.......................................       1,168          512          430         1,086
Interest income, net of interest expense.....................           9            5           22            26
                                                               -----------  -----------  -----------  -------------
      Income before provision for corporate income taxes.....       1,177          517          452         1,112
Provision for corporate income taxes.........................          31           31           14            14
                                                               -----------  -----------  -----------  -------------
      Net income.............................................   $   1,146    $     486    $     438     $   1,098
                                                               -----------  -----------  -----------  -------------
                                                               -----------  -----------  -----------  -------------

------------------------

     (a) Derived from the audited combined financial statements of Ovox for the year ended December 31, 1997, which are included elsewhere herein.

     (b)  Derived from unaudited financial information not provided herein.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

(11) The information presented as "Lifestyle Historical" reflects results for the year ended May 31, 1998. To reflect Lifestyle's results on a fiscal year ended May 31, 1998, consistent with the Company's fiscal year, the following adjustments were made:

                                                               LIFESTYLE   LESS, FIVE   PLUS, FIVE
                                                              FISCAL YEAR    MONTHS       MONTHS       LIFESTYLE
                                                                 ENDED        ENDED        ENDED       HISTORICAL
                                                              12/31/97(A)  5/31/97(B)   5/31/98(B)   6/1/97-5/31/98
                                                              -----------  -----------  -----------  --------------
                                                                                 (IN THOUSANDS)
Revenues:
 Club operations............................................   $   6,749    $   2,563    $   3,501     $    7,687
                                                              -----------  -----------  -----------       -------
Operating expenses:
  Payroll and related.......................................       2,614        1,014        1,057          2,657
  Club operating............................................       1,672          618          781          1,835
  General and administrative................................       1,466          645          623          1,444
  Depreciation and amortization.............................         381          148          176            409
                                                              -----------  -----------  -----------       -------
                                                                   6,133        2,425        2,637          6,345
                                                              -----------  -----------  -----------       -------
      Operating income......................................         616          138          864          1,342
                                                              -----------  -----------  -----------       -------
Interest expense............................................          51           12           24             63
                                                              -----------  -----------  -----------       -------
      Income before provision for corporate income taxes....         565          126          840          1,279
Provision for corporate income taxes........................          32            3           25             54
                                                              -----------  -----------  -----------       -------
      Net income............................................   $     533    $     123    $     815     $    1,225
                                                              -----------  -----------  -----------       -------
                                                              -----------  -----------  -----------       -------

------------------------

     (a) Derived from the audited combined financial statements of Lifestyle for the year ended December 31, 1997 (which are included elsewhere herein).

     (b)  Derived from unaudited financial information not provided herein.

(12) The increase in payroll and related and the decrease in general and administrative reflect the cancellation of a consulting contract between Lifestyle and a related party of Lifestyle net of the estimated cost of area operations and sales managers.

                                                                                              (IN THOUSANDS)
Fees paid to consultant.....................................................................     $     490
Estimated cost, including benefits, of the managers.........................................          (213)

(13) The increase in depreciation and amortization expense represents the amortization of acquired membership lists and goodwill of $945,000 and $5.6 million, respectively. Acquired membership lists are amortized over a two year period while goodwill is amortized over the lives of the acquired clubs leases ranging from six to 15 years. As of the date of the Ovox Acquisition, the fair value of

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

    Ovox's fixed assets approximated Ovox's historical book value. Accordingly, no pro forma adjustment for fixed assets was necessary.

                                                                         MEMBERSHIP
                                                                            LISTS        GOODWILL      TOTAL
                                                                        -------------  ------------  ---------
                                                                                    (IN THOUSANDS)
Cost..................................................................         $945          $5,644
Weighted average life.................................................      2 years      10.5 years
                                                                        -------------  ------------
Amortization expense..................................................         $394(a)        $ 447(a) $     841
                                                                        -------------  ------------  ---------
                                                                        -------------  ------------  ---------

------------------------

     (a) Adjustments relate only to the ten months prior to the acquisition date.

(14) The increase in depreciation and amortization expense represents (i) depreciation of the fair value adjustment to fixed assets, and (ii) the amortization of acquired membership lists and goodwill of $825,000 and $7.8 million, respectively. Fixed assets are amortized over their respective useful lives which range from five to 15 years, and acquired membership lists are amortized over a two year period while goodwill is amortized over the lives of the acquired clubs' leases of 15 years.

                                                  FIXED     MEMBERSHIP
                                                 ASSETS        LISTS       GOODWILL     TOTAL
                                                ---------  -------------  ----------  ---------
                                                                (IN THOUSANDS)
Cost..........................................  $     263    $     825    $    7,885
Weighted average life.........................    7 years      2 years      15 years
                                                ---------  -------------  ----------
Depreciation and amortization expense.........         38          413           526  $     977
                                                ---------  -------------  ----------  ---------
                                                ---------  -------------  ----------  ---------

(15) Upon the completion of the Offering, certain outstanding stock options will vest which will cause the Company to recognize an additional compensation expense in connection with stock options of $2.0 million. In addition, in connection with the Preferred Exchange, the Company will recognize a non-recurring compensation expense in connection with stock options of $352,000 in the quarter ended November 30, 1998 that represents the discount to the offering price (reflecting underwriting discounts and commissions) at which the Series B Options will convert into options on Common Stock. See "The Preferred Exchange." In addition, accreted dividends on certain outstanding preferred stock options (totaling $636,000) which have been included in compensation expense in connection with stock options have been eliminated assuming the Preferred Exchange had occurred on June 1, 1997.

                                                                               (IN THOUSANDS)
Compensation expense from vesting options....................................    $     2,040
Compensation expense from the exchange of Series B Options...................            352
Accreted dividends on preferred stock options................................           (636)
                                                                                     -------
                                                                                 $     1,756
                                                                                     -------
                                                                                     -------

(16) Net interest expense increased as the result of (i) reduced interest income as levels of cash and cash equivalents available for investment were reduced by $7.9 million used to finance the Ovox Acquisition, and (ii) increased interest expense related to seller finance. Adjustments are as follows:

    (i) $7.9 million financed by cash and cash equivalents at an assumed annual interest rate of 4.0%,

    (ii) $236,000 financed by the seller at an annual interest rate of prime plus 2.0% (10.5%) and

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

    (iii) Elimination of Ovox's interest income.

    The components of the interest expense adjustment are as follows:

                                                                            (IN THOUSANDS)
Reductions in cash and cash equivalents(a)...............................      $     265
Seller finance(a)........................................................             21
Elimination of Ovox's interest income....................................             26
                                                                                   -----
                                                                               $     312
                                                                                   -----
                                                                                   -----

------------------------

     (a) Adjustments for cash and cash equivalents and the seller finance relate only to the ten months prior to the acquisition date.

(17) The increase in net interest expense represents the financing of the purchase of $10.6 million, which includes:

    (i) $6.0 million financed by borrowings under the Company's Credit Facility assuming an annual interest rate of 8.0%,

    (ii) $4.3 million financed by cash and cash equivalents assuming reduced interest income at 4.0%,

    (iii) $300,000 financed by the seller at an annual interest rate of 9.0% and

    (iv) Elimination of Lifestyle's interest expense.

    The components of the interest expense adjustment are as follows:

                                                                                (IN THOUSANDS)
Credit Facility..............................................................      $     480
Reduction in cash and cash equivalents.......................................            170
Seller finance...............................................................             27
Elimination of Lifestyle's interest expense..................................            (63)
                                                                                       -----
                                                                                   $     614
                                                                                       -----
                                                                                       -----

(18) Interest expense has been reduced by $480,000. Such amount represents the interest expense incurred from the assumed borrowings under the Credit Facility to finance the Lifestyle Acquisition, as such borrowings will be repaid from the proceeds of the Offering and the Affiliate Stock Purchase.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

(19) Income taxes have been provided for based on the Company's effective tax rate of 50.0%.

                                                                                 OVOX      LIFESTYLE
                                                                               ---------  -----------
                                                                                   (IN THOUSANDS)
Income before taxes..........................................................  $   1,112   $   1,279
Pre tax adjustments..........................................................     (1,153)     (1,314)
                                                                               ---------  -----------
                                                                                     (41)        (35)
Effective tax rate...........................................................       50.0%       50.0%
                                                                               ---------  -----------
                                                                                     (21)        (18)
Taxes included in historical operating results...............................        (14)        (54)
                                                                               ---------  -----------
Adjustment for taxes.........................................................  $     (35)  $     (72)
                                                                               ---------  -----------
                                                                               ---------  -----------

(20) Offering adjustments have been tax effected at a rate of 50.0%.

(21) Adjustment to eliminate accreted dividends on preferred stock to give effect to the Preferred Exchange.

(22) The pro forma per common share data has been prepared assuming the Preferred Exchange had occurred on June 1, 1997. Accordingly, the pro forma per common share amounts have been computed based on net income before accreted dividends on preferred stock. In addition, accreted dividends on certain outstanding preferred stock options (totaling $636,000), which have been included in compensation expense in connection with stock options, have been eliminated. The weighted average number of shares of outstanding Common Stock has been increased by the effects of the Preferred Exchange using the treasury stock method.

(23) The pro forma as adjusted per common share data has been prepared assuming the Acquisitions, the Offering and the Affiliate Stock Purchase had occurred on June 1, 1997. The weighted average number of shares of outstanding Common Stock has been increased by the effects of the Preferred Exchange and the Offering, using the treasury stock method.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE AUDITED FINANCIAL STATEMENTS INCLUDED ELSEWHERE HEREIN.

    IN ADDITION, THE FOLLOWING DISCUSSION MAKES REFERENCE TO EBITDA WHICH IS DEFINED AS EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AMORTIZATION, EXTRAORDINARY CHARGES AND CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING POLICY. INVESTORS SHOULD BE AWARE THAT THE ITEMS EXCLUDED FROM EBITDA, SUCH AS DEPRECIATION AND AMORTIZATION, ARE SIGNIFICANT COMPONENTS IN AN ACCURATE ASSESSMENT OF THE COMPANY'S FINANCIAL PERFORMANCE. EBITDA IS PRESENTED BECAUSE MANAGEMENT BELIEVES IT PROVIDES USEFUL INFORMATION REGARDING THE OPERATING PERFORMANCE AND FINANCIAL CONDITION OF THE COMPANY. EBITDA SHOULD NOT BE CONSIDERED IN ISOLATION OR AS A SUBSTITUTE FOR NET INCOME, CASH FLOWS, OR OTHER CONSOLIDATED INCOME OR CASH FLOW DATA PREPARED IN ACCORDANCE WITH GAAP OR AS A MEASURE OF THE COMPANY'S PROFITABILITY OR LIQUIDITY.

INTRODUCTION

    The Company is one of the two leading owners and operators of fitness clubs in the Northeast and Mid-Atlantic regions of the United States. As of August 12, 1998, the Company operated 64 clubs that collectively served over 175,000 members. The Company develops clusters of clubs to serve densely populated major metropolitan regions in which a high percentage of the population commutes to work. The Company services such populations by clustering clubs near the highest concentrations of its target customers' areas of both employment and residence. The Company's target customer is college-educated, typically between the ages of 20 and 44 and earns an annual income in excess of $50,000.

    The Company's goal is to develop the premier health club network in each of the major metropolitan regions it enters. Management believes that clustering clubs allows the Company to achieve strategic operating advantages that enhance its ability to achieve this goal. In entering new regions, the Company develops these clusters by initially opening or acquiring clubs located in the more central urban markets of the region and then branching out from these urban centers to suburbs and ancillary communities. Capitalizing on this clustering of clubs, in fiscal 1998, approximately half of the Company's members participated in a membership plan that allows unlimited access to all of the Company's clubs for a higher membership fee.

    The Company has executed this strategy successfully in the New York region through the network of clubs it operates under its NYSC brand name. The Company is the largest fitness club operator in Manhattan with 23 locations and operates a total of 52 clubs under the NYSC name within a defined radius of New York City. The Company is in the process of more fully developing clusters within a smaller radius surrounding Washington, DC under its WSC brand name and has begun establishing similar clusters surrounding Boston and Philadelphia under its BSC and PSC brand names, respectively. The Company employs localized brand names for its clubs to create an image and atmosphere consistent with the local community, and to foster the recognition as a local network of quality fitness clubs rather than a national chain.

    The Company's operating and selling expenses are comprised of both fixed and variable costs. The fixed costs include salary expense, rent, utilities, janitorial expenses and depreciation. Variable costs are primarily related to sales commissions, advertising and supplies. As clubs mature and increase their membership base, fixed costs are typically spread over an increasing revenue base and operating margins tend to improve.

    During the last several years, the Company has increased revenues and EBITDA by expanding its club base in the New York, Washington, DC, Boston and other metropolitan areas along the Northeast Corridor. As a result of the Company's expanding club base and relatively fixed nature of the Company's operating costs, the Company's EBITDA has increased from $1.5 million in fiscal 1995 to $15.9 million in fiscal 1998, and EBITDA as a percentage of revenues has increased from 4.6% to 19.3% over the same period. During the same period, the Company's net income increased from a net loss of $733,000 for fiscal 1995 to net income of $277,000 for fiscal 1998. Management expects the strong growth in revenues, EBITDA and net income to continue as the 25 clubs opened or acquired since the beginning of fiscal 1996 continue to mature. Based on the Company's historical experience, a new club tends to experience significant increase in revenues during its first three years of operation as it reaches maturity. Because there is relatively little incremental cost associated with such increasing revenue, there is a greater proportionate increase in profitability. In the aggregate, the 25 clubs opened or acquired since the beginning of fiscal 1996 generated revenue, EBITDA (before corporate overhead), and operating income (before corporate overhead) of $30.3 million, $5.8 million and $1.7 million, respectively. The Company believes that the revenues, EBITDA (before corporate overhead) and operating income (before corporate overhead) of these 25 clubs will increase significantly as they mature. As a result of the Company's accelerated expansion program, however, management expects EBITDA and operating income margins to be negatively impacted in the near term.

COMPARABLE CLUB REVENUE

    The Company defines comparable clubs as those clubs that were operated by the Company for at least 13 full months. The Company's comparable club revenue increased 26.2%, 17.7% and 27.3% in fiscal 1998, 1997 and 1996, respectively.

NET LOSSES

    The Company incurred a net loss of $936,000 in fiscal 1997 and $733,000 in fiscal 1995 and expects to incur a net loss during the seven months ended December 31, 1998. Losses have resulted from a variety of costs, including, but not limited to, amortization of goodwill and debt financing costs resulting from the Company's acquisition strategy as well as compensation expense incurred in connection with the vesting of certain stock options held by management. Upon the completion of the Offering, the vesting of certain stock options will accelerate pursuant to the terms of the Company's Old Option Plan, which will cause the Company to recognize an additional compensation expense of $2.0 million in the quarter ended November 30, 1998. In addition, in connection with the Preferred Exchange, the Company will recognize a non-recurring compensation expense in connection with stock options of $352,000 in the quarter ended November 30, 1998 that represents the discount to the offering price (reflecting underwriting discounts and commissions) at which the Series B Options will convert into options to purchase Common Stock. See "The Preferred Exchange." On an ongoing basis thereafter, compensation expense incurred in connection with existing stock options will be immaterial. Increased goodwill, amortization, depreciation and financing costs associated with future acquisitions and greenfield club openings will impact profitability and may result in net losses in the future.

CHANGE OF FINANCIAL REPORTING PERIOD

    Following the consummation of the Offering, the Company intends to change its fiscal year end in order to report on a calendar year basis. As a result, the Company will report a short financial period for the seven months ended December 31, 1998, and thereafter on a calendar year basis beginning with fiscal 1999.

RECENT DEVELOPMENTS

    On August 6, 1998, the Company acquired from Lifestyle for approximately $10.6 million substantially all of the assets associated with Lifestyle's six fitness clubs located in New Jersey in a series of related transactions. In addition, the Company assumed the obligations under a lease for a seventh club to be constructed in the same market area. For the twelve months ended June 30, 1998, Lifestyle generated revenues of approximately $7.9 million. The Company plans to operate these clubs under its NYSC brand name.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data as a percentage of revenue for the periods indicated:

                                                                                 FISCAL
                                                                     -------------------------------
                                                                       1996       1997       1998
                                                                     ---------  ---------  ---------
Revenue............................................................      100.0%     100.0%     100.0%
                                                                     ---------  ---------  ---------
Operating Expenses:
  Payroll and related..............................................       42.6       41.2       40.4
  Club operating...................................................       33.2       31.9       31.4
  General and administrative.......................................        8.1        6.7        7.1
  Depreciation and amortization....................................        6.7        7.5        9.4
  Compensation expense in connection with stock options............        4.5       10.5        1.8
                                                                     ---------  ---------  ---------
    Operating income (loss)........................................        4.9        2.2        9.9
Interest expense, net..............................................        2.2        4.3        7.2
                                                                     ---------  ---------  ---------
  Income (loss) before provision for income tax (benefit)..........        2.7       (2.1)       2.7
Provision for income tax (benefit).................................        1.4       (0.4)       1.4
Extraordinary item.................................................         --         --       (0.9)
Cumulative effect of change in accounting policy...................         --         --       (0.1)
                                                                     ---------  ---------  ---------
    Net income (loss)..............................................        1.3       (1.7)       0.3
Accreted dividend on preferred stock...............................        0.9        2.2        2.9
    Net income (loss) attributable to common stockholders..........        0.4%      (3.9)%      (2.6)%
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

FISCAL 1998 COMPARED TO FISCAL 1997

    REVENUES. Revenues increased approximately $25.8 million, or 45.6%, to $82.4 million during fiscal 1998 from $56.6 million in fiscal 1997. This increase resulted primarily from the maturation of three clubs opened or acquired during fiscal 1996 (approximately $3.0 million, of which $2.7 million was related to membership growth); the six clubs opened or acquired during fiscal 1997 (approximately $8.1 million, of which $7.0 million was related to membership growth and $1.1 million was related to increase in ancillary revenue) and 14 clubs opened or acquired during fiscal 1998 (approximately $10.1 million, of which $8.7 million was related to membership growth and $1.4 million was related to increase in ancillary revenue). In addition, revenues increased during fiscal 1998 by $4.2 million at the Company's mature clubs of which $3.5 million was due to membership growth and $0.7 million was due to increased ancillary revenue such as sales of personal training.

    OPERATING EXPENSES. Operating expenses increased $18.9 million, or 34.1%, to $74.2 million in fiscal 1998 from $55.3 million in fiscal 1997. This increase was primarily due to a 40.4% increase in total club months to 417 in fiscal 1997 from 297 in fiscal 1996, in addition to the following factors:

        Payroll and related increased by $10.0 million, or 42.8%, to $33.3 million in fiscal 1998, from $23.3 million in fiscal 1997. This increase was attributable to the acquisition or opening of 14 clubs in fiscal 1998 and a full year of operating the six clubs opened or acquired in fiscal 1997.

        Club operating increased by $7.9 million, or 43.3%, to $25.9 million in fiscal 1998, from $18.0 million in fiscal 1997. This increase is attributable to the acquisition or opening of 14 clubs in fiscal 1998 and the additional expenses attributable to operating the six clubs opened or acquired by the Company in fiscal 1997.

        General and administrative increased by $2.0 million, or 54.3%, to $5.8 million in fiscal 1998, from $3.8 million. This increase is attributable to associated expenses as a result of the Company's expansion, such as the expansion of the Company's corporate office, the change in accounting policy to expense certain Organizational Costs in the period in which they are incurred rather than capitalizing them.

        Depreciation and amortization increased by $3.5 million, or 83.4%, to $7.7 million in fiscal 1998, from $4.2 million in fiscal 1997. This increase is attributable primarily to increased fixed assets and intangible assets arising out of new club acquisitions and openings during fiscal 1998, and a full year of depreciation and amortization for fixed asset additions, acquisitions or openings during fiscal 1997. Intangible assets acquired in fiscal 1997 and 1998 totaled $1.7 million and $14.5 million, respectively.

        Compensation expense in connection with stock options decreased by $4.5 million, or 75.7%, to $1.4 million in fiscal 1998, from $5.9 million in fiscal 1997. In 1997, this expense was attributable to the adjustment of the Company's stock options to fair market value in connection with the Recapitalization.

    INTEREST EXPENSE, NET. Interest expense increased $3.4 million to $5.9 million during fiscal 1998 from $2.5 million in fiscal 1997. The increased level of interest expense was primarily due to the issuance of the Senior Notes.

    PROVISION FOR INCOME TAX (BENEFIT). The income tax provision for fiscal 1998 was $1.1 million compared to a tax benefit of $243,000 for fiscal 1997. For fiscal 1998, the Company's effective tax rate was negatively impacted by high state and local tax rates combined with a tax rate change. In fiscal 1997, the income tax benefit was reduced by adjustments to expected tax refunds reduced in part by the reversal of a valuation allowance on state net operating losses carryforward, which was no longer needed.

    EXTRAORDINARY ITEM. During fiscal 1998, the Company conducted the Senior Note Offering pursuant to which the Company repaid its existing indebtedness. Accordingly, previously capitalized fees and expenses of $1.4 million relating to the former debt were written off, $782,000 net of a tax effect of $624,000.

    CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING POLICY. In accordance with the American Institute of Certified Public Accountants ("AICPA") recently issued Statement of Position 98-5 (Accounting for the Costs of Start-up Activities), the Company has expensed all Organizational Costs capitalized in previous fiscal years. Accordingly, $158,000 was written off, $88,000 net of a tax effect of $70,000.

    ACCRETED DIVIDENDS ON PREFERRED STOCK. Accreted dividends on the Preferred Stock increased $1.1 million to $2.4 million during fiscal 1998, from $1.3 million in fiscal 1997. This increase is the result of the Preferred Stock being outstanding for a full year in 1998 and for only five months in 1997.

FISCAL 1997 COMPARED TO FISCAL 1996

    REVENUES. Revenues increased $12.8 million, or 29.3%, to $56.6 million during fiscal 1997 from $43.8 million in fiscal 1996. This increase resulted primarily from the maturation of four clubs opened or acquired during fiscal 1995 (approximately $2.8 million, of which $2.4 million was related to membership growth and $380,000 was related to dues and ancillary revenue increases), the three clubs opened or acquired in fiscal 1996 (approximately $4.3 million, of which $3.7 million was related to membership growth and $557,000 was related to dues and ancillary revenue increases), and the six clubs opened or acquired in fiscal 1997 (approximately $3.7 million, of which $3.1 million was related to membership growth and $596,000 was related to dues and ancillary revenue increases). In addition, revenues increased during fiscal 1997 due to revenue growth at the Company's mature clubs resulting from membership growth (approximately $2.1 million) as well as increased sales of personal services such as private training (approximately $560,000).

    OPERATING EXPENSES. Operating expenses increased $13.7 million, or 32.8%, to $55.3 million in fiscal 1997, from $41.6 million in fiscal 1996. This increase was primarily due to a 16.5% increase in total club months to 297 in fiscal 1996 from 255 in fiscal 1995, in addition to the following factors:

        Payroll and related increased by $4.7 million, or 25.2%, to $23.3 million in fiscal 1997, from $18.6 million in fiscal 1996. This increase was attributable to the acquisition or opening of six clubs in fiscal 1997 and a full year of operating the three clubs opened or acquired in fiscal 1996.

        Club operating increased by $3.5 million, or 24.1%, to $18.0 million in fiscal 1997, from $14.5 million in fiscal 1996. This increase is attributable to the acquisition or opening of six clubs in fiscal 1997 and the additional expenses attributable to operating three clubs opened or acquired by the Company in fiscal 1996.

        General and administrative increased by $212,000, or 6.0%, to $3.8 million in fiscal 1997, from $3.6 million in fiscal 1996.

        Depreciation and amortization increased by $1.3 million, or 44.0%, to $4.2 million in fiscal 1997, from $2.9 million in fiscal 1996. This increase is attributable to the increased fixed assets placed in service and intangible assets acquired arising out of acquisition or opening of new clubs.

        Compensation expense in connection with stock options increased by $3.9 million, or 201.6%, to $5.9 million in fiscal 1997, from $2.0 million in fiscal 1996. In 1997, this expense was attributable to the adjustment of the Company's stock options to fair market value in connection with the Recapitalization.

    INTEREST EXPENSE, NET. Interest expense, net, increased $1.5 million to $2.5 million in fiscal 1997 from $1.0 million in fiscal 1996, primarily as a result of increased indebtedness due to the Recapitalization during this period.

    PROVISION FOR INCOME TAX (BENEFIT). Provision for income tax (benefit) changed by $871,000 to a benefit of $243,000 in fiscal 1997 from an expense of $628,000 in fiscal 1996, as a result of the loss after interest expense in fiscal 1997. The Company's effective tax rate in fiscal 1996 was negatively impacted by losses at certain of the Company's clubs, incurred in states where the net operating loss could not be currently utilized. In fiscal 1997, the income tax benefit was reduced by adjustments to expected tax refunds partially offset by a reduction in the valuation allowance for the deferred tax assets.

    ACCRETED DIVIDENDS ON PREFERRED STOCK. Accreted dividends on the Preferred Stock increased $886,000 to $1.3 million during fiscal 1997, from $400,000 in fiscal 1996. This increase reflects the issuance of the Preferred Stock in connection with the Recapitalization and redemption of formerly existing preferred stock.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company has satisfied its liquidity needs through cash flows from operations and various borrowing arrangements. Principal liquidity needs have included the acquisition and development of new clubs, debt service requirements and other capital expenditures necessary to maintain existing clubs.

    OPERATING ACTIVITIES. Net cash provided by operating activities for fiscal 1998 was $15.7 million compared to $12.3 million and $5.7 million during fiscal 1997 and 1996, respectively. These increases were primarily due to the maturation of recently opened or acquired clubs, as well as improved performance in the Company's mature clubs. Excluding cash and cash equivalents, the Company normally operates with a working capital deficit because it receives revenue either (i) during the month services are rendered, or (ii) when paid-in-full 12 months in advance. As a result, the Company has no material accounts receivable. In addition, because initiation fees are received at enrollment and are recognized over the estimated average term of membership, the Company records a deferred revenue liability. Management believes that the Company's working capital deficit is an important source of cash flow from operating activities that it believes will continue to grow as the Company's revenues increase.

    INVESTING ACTIVITIES. The Company invested $36.0 million, $13.6 million and $5.5 million in capital expenditures and asset acquisitions during fiscal 1998, 1997 and 1996, respectively, primarily as a result of the Company's expansion efforts. The Company estimates that, through the end of fiscal 1999, it will invest a total of approximately $95.0 million in capital expenditures and asset acquisitions, which includes $8.0 million that management intends to invest to maintain and expand certain existing clubs and $2.5 million to further upgrade its management information systems. Management plans to fund the Company's expansion with the proceeds of the Offering and the Affiliate Stock Purchase, available borrowings under the Credit Facility and cash from operating activities.

    FINANCING ACTIVITIES. In October 1997, the Company issued the Senior Notes and entered into the Credit Facility. After payment of fees and expenses of $3.3 million, the Company received net proceeds of $81.7 million, of which $41.5 million was used for the repayment of certain indebtedness. The Senior Notes contain certain restrictive covenants and restrict the payment of dividends. The Credit Facility contains certain restrictive covenants, including a leverage ratio, an interest coverage ratio and dividend payment restrictions and is collateralized by all the assets of the Company. As of May 31, 1998, the Company had approximately $13.0 million available under the Credit Facility, which matures in October 2002 and has no scheduled amortization requirements. The Credit Facility was recently amended to allow for maximum borrowings of $25.0 million. As of August 12, 1998, the Company had approximately $17.0 million available under the Credit Facility. Although management believes that proceeds from the Offering and the Affiliate Stock Purchase, together with internally generated funds and available borrowings under the Company's Credit Facility, will be sufficient to finance the Company's current operating and growth plans through the end of fiscal 1999, any material acceleration or expansion of that plan through additional greenfields or acquisitions (to the extent such acquisitions include cash payments) may require the Company to pursue additional sources of financing prior to the end of fiscal 1999. There can be no assurance that such financing will be available or that it will be available on acceptable terms. The inability to finance such further or accelerated expansion on acceptable terms may negatively impact the Company's competitive position and or materially adversely affect the Company's business, results of operations or financial condition.

EFFECT OF RECENT CHANGES IN ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130 ("SFAS No. 130"), REPORTING COMPREHENSIVE INCOME AND STATEMENT NO. 131 ("SFAS NO. 131"), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 130, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 131 establishes standards for the way in which public companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes the standards for related disclosure about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Based on current estimates, management does not believe that the adoption of SFAS No. 131 will have a material effect on the Company's financial statements.

    In February 1998, the Financial Accounting Standards Board issued Statement No. 132 ("SFAS No. 132"), EMPLOYER DISCLOSURES ABOUT PENSIONS AND OTHER POST RETIREMENT BENEFITS. This statement modifies financial statement disclosures related to pension and other post retirement plans. In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS No. 133"), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which standardizes the accounting for derivative instruments by requiring that all derivatives be recognized as assets and liabilities and measured at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999.

    Based on current estimates, management does not believe that the adoption of SFAS No. 130, SFAS No. 131 and SFAS No. 132, or the future adoption of SFAS No. 133, will have a material effect on the Company's financial statements.

INFLATION

    The Company believes that inflation has not had a material impact on its results of operations for the three years ended May 31, 1998.

YEAR 2000 COMPLIANCE

    The Company is assessing its information systems to determine the effect of the Year 2000 issue. The Company expects to implement the systems and programming changes necessary to address Year 2000 issues with respect to its internal systems and does not believe that the cost of such actions will have a material adverse effect on its business, financial condition or results of operations or cash flows. Although the Company is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, there can be no assurance that there will not be a delay in, or increased costs associated with, the implementation of necessary systems and changes to address the Year 2000 issues, and the Company's inability to implement such systems and changes in a timely manner could have a material adverse effect on the Company's business, results of operations or financial condition.

    The Company also relies directly and indirectly, on external systems of business enterprises such as third party suppliers, members, creditors and financial organizations, and of governmental entities for accurate exchange of data. Even if the internal systems of the Company are not materially affected by the Year 2000 issue, the Company could be affected by disruptions in the operation of the enterprises with which the Company interacts. Despite the Company's efforts to address the Year 2000 impact on its internal systems and business operations, there can be no assurance that such impact will not result in a material disruption of its business or have a material adverse effect on the Company's business, results of operations or financial condition.

                                    BUSINESS

GENERAL

    Town Sports International, Inc. ("Town Sports" or the "Company") is one of the two leading owners and operators of fitness clubs in the Northeast and Mid-Atlantic regions of the United States. As of August 12, 1998, the Company operated 64 clubs that collectively served over 175,000 members. The Company develops clusters of clubs to serve densely populated major metropolitan regions in which a high percentage of the population commutes to work. The Company services such populations by clustering clubs near the highest concentrations of its target customers' areas of both employment and residence. The Company's target customer is college-educated, typically between the ages of 20 and 44 and earns an annual income in excess of $50,000.

    The Company's goal is to develop the premier health club network in each of the major metropolitan regions it enters. Management believes that clustering clubs allows the Company to achieve strategic operating advantages that enhance its ability to achieve this goal. When entering new regions, the Company develops its clusters by initially opening or acquiring clubs located in the more central urban markets of the region and then branching out from these urban centers to suburbs and ancillary communities. Capitalizing on this clustering of clubs, in fiscal 1998, approximately half of the Company's members participated in a membership plan that allows unlimited access to all of the Company's clubs for a higher membership fee.

    The Company has executed this strategy successfully in the New York region through the network of clubs it operates under its NYSC brand name. The Company is the largest fitness club operator in Manhattan with 23 locations and operates a total of 52 clubs under the NYSC name within a defined radius of New York City. The Company is in the process of more fully developing clusters within a smaller radius surrounding Washington, DC under its WSC brand name and has begun establishing similar clusters surrounding Boston and Philadelphia under its BSC and PSC brand names, respectively. The Company employs localized brand names for its clubs to create an image and atmosphere consistent with the local community and to foster recognition as a local network of quality fitness clubs rather than a national chain.

    The Company has experienced significant growth over the past several years through a combination of (i) acquiring existing, privately owned, single and multi-club businesses, and (ii) developing and opening "greenfield" club locations. From May 31, 1993 to August 12, 1998, the Company acquired 32 existing clubs, opened 14 greenfield clubs, sold one club and closed one club at the expiration of its lease to increase its total clubs under operation from 20 to 64. The Company plans to acquire or open at least 25 clubs prior to December 31, 1999. The Company has achieved revenue growth over the past five fiscal years at a compound annual rate of approximately 34.9% from $24.9 million in fiscal 1994 to $82.4 million in fiscal 1998. This growth has been driven not only by the addition of acquired and greenfield club locations, but also through comparable club revenue growth, which has ranged from 10.9% to 27.3% for the past five fiscal years and was 26.2% in fiscal 1998. Comparable club revenue growth has enabled the Company to increase revenue per weighted average club in each of the past five fiscal years. Revenue per weighted average club has risen from $1.8 million in fiscal 1994 to $2.3 million in fiscal 1998. Based on the Company's historical experience, a new club tends to achieve significant increases in revenues during its first three years of operation as it reaches maturity. Because clubs experience little incremental cost associated with such revenue increases, the Company realizes a greater proportionate increase in profitability. This operating leverage has allowed it to achieve EBITDA growth over the past five years at a compound annual rate of approximately 44.8% from $3.6 million in fiscal 1994 to $15.9 million in fiscal 1998. The Company's rate of EBITDA growth from fiscal 1997 to fiscal 1998 accelerated to 89.6%. The Company reported net income of $277,000 in fiscal 1998 versus a net loss of $936,000 in fiscal 1997.

    The Company's model club ranges in size from approximately 15,000 to 25,000 square feet and averages approximately 20,000 square feet. Clubs typically have an open space to accommodate cardiovascular and strength-training exercise, as well as special purpose rooms to accommodate aerobic class instruction and other exercise programs. Locker rooms generally include a sauna and steam room. Management seeks to provide a broad array of high quality exercise programs and equipment that is both popular and effective, while reinforcing the quality exercise experience the Company strives to make available to its customers. While the Company does not generally build locations with amenities such as swimming pools or racquet and basketball courts, the Company does strive to establish at least one flagship club that has such amenities in each of its markets. Management believes that it is generally more economical to acquire clubs with such amenities than to develop them as greenfield clubs.

    Management engages in a detailed site analysis and selection process based upon information provided by the Company's proprietary development software to identify potential target areas for additional clubs based upon population demographics, traffic and commuting patterns, availability of sites and competitive market information. In addition to the Company's existing 64 clubs under operation and the 12 sites for which the Company has entered into lease commitments, management has identified approximately 125 target areas in which it plans to add clubs under the brand names NYSC, WSC, BSC or PSC. Management estimates that it will identify approximately 50 additional target areas in which to add clubs under these brand names. Once the Company begins to approach saturation of these regions, management will explore expansion opportunities in contiguous regions along the East Coast and the Mid-Atlantic. Since its inception, the Company has never closed a club prior to the expiration of a lease and has closed only one club at the expiration of a lease.

    The Company possesses an experienced management team, the top five executives of which have been working together at the Company since 1990. Management believes that it has the depth, experience and motivation to manage the Company's internal and external growth, and that the Company has put in place the infrastructure and systems to manage effectively the Company's planned expansion for the next three years. Management believes that the presence of such infrastructure will enable the Company over time to leverage certain fixed cost aspects of overhead to realize increased EBITDA margins as the Company continues to expand its club base. This operating leverage has already helped the Company to more than double its EBITDA margin to approximately 19.3% in fiscal 1998 compared to approximately 9.7% in fiscal 1997. In the aggregate, management owns Common Stock or options to purchase Common Stock which will
represent approximately    % of the Company's diluted shares upon the
consummation of the Offering and the Affiliate Stock Purchase.

INDUSTRY OVERVIEW

    According to published industry sources, total fitness club industry revenues have increased at a compound annual rate of approximately 8.6% from $5.5 billion in 1991 to $9.0 billion in 1997. Over the same period of time, fitness club memberships have increased at a compound annual rate of 5.1% from
16.7 million to 22.5 million and have increased over 50% since 1987. These statistics imply that average revenue per member has grown at a compound annual rate of 3.3% for the industry since 1991. Membership and revenue growth have dramatically outpaced the growth of fitness clubs, which has grown at a compound annual rate of only 2.1% to approximately 13,800 in 1997 from approximately 12,150 in 1991. Management believes that fitness clubs, on average, have experienced significant excess capacity historically. Only more recently has the industry as a whole experienced the level of membership and revenue per club to realize the benefits of the inherent operating leverage in the industry. As a result, fitness club growth accelerated to 5.0% in 1997 and the top 100 fitness club companies plan to open approximately 315 clubs in 1998, in the aggregate.

    Management believes that the growth in fitness club memberships is attributable to several factors. Americans are focused on achieving a healthier, more active lifestyle. Of the factors members consider very important in their decision to join a fitness club, the most commonly mentioned is health, closely followed by appearance related factors including muscle tone, looking better and weight control.

Management believes that the increased emphasis on appearance and wellness in the media has heightened the focus on self image and fitness and will continue to do so. Management also believes that fitness clubs provide a more convenient venue for exercise than outdoor activities, particularly in densely populated metropolitan areas. According to published industry reports, convenience is an important factor in choosing a fitness club.

    According to industry sources, the four major trends that are driving changes in the health and fitness industry include: (i) an influx of institutional capital investment is leading a transformation of club ownership from private to public; (ii) large operators are beginning to build regional and national platforms to consolidate the industry and, in turn, are providing liquidity for many small operators; (iii) the aging of the American population is creating an awareness of and a need for healthy living and physical fitness;
(iv) insurers are beginning to partner with corporations to promote preventative healthcare programs such as fitness clubs memberships.

    Across the industry, monthly membership dues have averaged between $54.00 and $58.00 per month for a single adult from 1994 through 1997. Around this average monthly fee, management believes the industry can be segregated into three tiers based upon price, service and quality: (i) an upper tier consisting of clubs with monthly membership dues averaging in excess of $80.00 per month;
(ii) a middle tier consisting of clubs with monthly membership dues averaging between $80.00 and $40.00 per month; and (ii) a lower tier consisting of clubs with monthly membership dues averaging less than $40.00. While club quality is a subjective measure based upon, among other things, available equipment and facilities, cleanliness, maintenance and decor, management believes that a company's ratio of members to employees provides a quantifiable measure of service. According to published industry sources, the industry averages approximately 173.5 members per full-time employee. The Company competes in the middle tier in terms of pricing and is positioned toward the upper end of this tier. Based upon the quality and service the Company provides its members, management believes that the Company provides an attractive value to its members at the monthly membership dues it charges.

    The fitness club industry is highly fragmented. In 1997, the ten largest operators accounted for less than 8.0% of total club ownership and approximately 17.2% of total industry revenues. In addition, approximately 65.0% of the total industry clubs are operated by single club operators. Based upon this data, management believes that considerable consolidation will occur in the industry. According to published industry data, excluding the Company, the ten largest industry participants plan to acquire approximately 50 clubs in 1998. The Company expects to play a significant role as a consolidator on a regional basis.

STRATEGIC OPERATING ADVANTAGES

    The Company's clustering of clubs in major metropolitan regions has enabled the Company to develop the following strategic operating advantages:

    STREAMLINED MEMBERSHIP STRUCTURE AND SALES PROCESS. The Company has developed a fully-automated, centrally controlled membership enrollment format that includes three membership plans: (i) the Passport Membership, which enables members to use any Town Sports club at any time, priced from $71.00 to $76.00 per month; (ii) the Gold Membership, which enables members to use a single club at any time and any Town Sports club during off-peak hours, priced from $49.00 to $71.00 per month depending on the region of enrollment; and (iii) the Off-Peak Membership, which allows members to use any Town Sports club only during off-peak hours, priced from $44.00 to $63.00 per month. Management believes that this simplified membership structure combined with the Company's centralized, automated enrollment software system ensures that members understand the enrollment process and feel they are treated fairly and consistently with regard to pricing. The centralized, automated enrollment process enables the Company to ensure that each new member enrolls on terms that are consistent with both the terms of other new members and the guidelines established by the Company. The Company does not generally offer discounts on monthly membership dues, but does, from time to time, offer promotions on initiation fees. During fiscal 1998, initiation fees and monthly membership fees averaged $115.26 and $66.77, respectively, per EFT enrollee. EFT enables the Company to collect dues monthly in advance based on a credit card or bank account debit authorization contained in the membership agreement. Collection of monthly dues through EFT assures a stable cash flow, eliminates the traditional accounts receivable system, and minimizes bad debt write-offs. For fiscal 1998, the Company collected approximately 90.0% of membership dues through EFT. Substantially all other memberships were prepaid in full.

    To attract and retain members, the Company emphasizes four key factors: (i) the proximity of its clubs to concentrated commercial and residential areas convenient to where members live and work; (ii) the lack of a long-term obligation on the part of the enrollee; (iii) the price/value relationship of a Town Sports membership; and (iv) access to value-added services. Management believes that the lack of a long-term obligation in the form of a membership contract provides a significant selling advantage to the Company. Unlike most of its competitors, substantially all of the Company's EFT members may cancel their club memberships any time upon 30 days notice. As a result of this lack of a long-term contractual obligation, the Company places a heightened emphasis on providing a quality exercise experience to retain its members. Nevertheless, the Company's membership turnover is comparable to the industry averages in the markets which it serves. Management believes the ease of payment that EFT provides also contributes to the Company's ability to retain members.

    DISTINCT BRAND IMAGE. Management believes that the marketing economies derived from its clustering strategy have enabled the Company to establish a consistent image in the markets it serves, as a local network of fitness clubs that provides a quality experience across all clubs. The Company's club design, exercise programs and equipment, pricing strategy and membership structure are consistent from club to club. The Company employs different brand names to create a local community feel to its clubs and reinforces this image through its advertising campaign, which is designed to appeal to its target customer on a region-by-region basis. The advertising campaign is designed to have a sophisticated appeal featuring slogans that are intended to be provocative for the markets in which they are used, as well as the appropriate local brand name and logo. The Company generally does not feature pictures of its clubs or members working out, nor are its advertisements promotionally driven. Management believes that this approach enhances the integrity of the Company's brand names and image as a consistent network of quality clubs with a serious approach to fitness.

    STRONG CUSTOMER SERVICE. The Company has a policy of providing a high degree of customer service. In accordance with this policy, the Company strives to maintain a ratio of no more than 160 members per full-time employee. For fiscal 1998, the Company maintained an average ratio of approximately 150.9 members per full-time employee compared to an industry average of approximately
173.5 members per full-time employee. The Company also offers free services such as blood pressure testing, CPR training, and smoking cessation classes to its members. The Company's clustering strategy enables it to staff program instructors and professional personal trainers at more than one club. As a result, the Company can vary a given club's instructors, while providing instructors sufficient classes to effectively and economically treat them as full-time employees with benefits. Management believes the availability of employee benefits provides the Company a strategic advantage in attracting and retaining quality program instructors and professional personal trainers and that this strategic advantage in turn translates into a more consistent and higher quality workout experience for those members, in particular, who utilize such services.

    PROPRIETARY CENTRALIZED INFORMATION SYSTEMS. The Company has developed a proprietary system to track, manage and analyze sales, leads, and membership statistics which, in conjunction with its other systems, allows the Company to track the frequency of member workouts, multi-club utilization, value-added services and demographic profiles by member, which allows the Company to develop targeted direct marketing programs and to modify its broadcast and print advertising to improve consumer response. These systems also assist the Company in evaluating staffing needs and program offerings. In addition, the Company relies on certain data gathered through its information systems to assist in the identification of new markets for clubs and site selection within those markets.

GROWTH STRATEGY

    The Company has developed the following core strategies by which it intends to increase revenues, EBITDA and net income:

    ACQUIRE EXISTING CLUBS. Since May 31, 1993, the Company has acquired 32 clubs through the acquisition of single and multi-club businesses. Following the Offering, such acquisitions may include payment in the form of the Company's Common Stock or a combination of the Company's Common Stock and cash, as well as acquisitions solely for cash. Management believes that this flexibility may allow the Company to accelerate its acquisition program. While acquisitions can generally be accomplished for roughly the same investment as greenfield clubs on a per club basis, management believes that acquisitions present five distinct advantages to greenfield clubs: (i) acquisitions can be accomplished at a much more rapid pace than greenfield clubs, which may have lengthy zoning and permitting requirements; (ii) the acquisition of several clubs can be accomplished simultaneously; (iii) the availability of desirable, vacant real estate locations may be scarce in a given market; (iv) acquisitions are considered by management to carry less risk than a greenfield club, as acquired clubs have existing member and revenue histories; and (v) acquisitions eliminate a competitor from the market, thereby resulting in increased market share. If the Company enters a new metropolitan region, management intends to do so through the acquisition of a multi-club business to more quickly realize the advantages of its clustering strategy. The Company will typically acquire an existing club as opposed to develop greenfield club locations, in the case of its flagship clubs. Management believes such acquisitions can be consummated on terms more favorable than a greenfield club generally could be developed.

    OPEN ADDITIONAL GREENFIELD CLUBS. The Company plans to continue to open greenfield club locations in underserved markets and in markets where potential acquisitions are not available on acceptable terms. The development of greenfield clubs allows the Company to control the development, construction and operations of a club more fully, and provides the Company with the opportunity to optimize site selection and lease terms. In addition, greenfield clubs generally provide higher returns than acquired clubs over the long term. New greenfield clubs generally will be based on the Company's model club. Development of a greenfield club from lease execution to the opening of a new club typically spans nine to 18 months. The Company currently has 12 locations under lease for which it is in various stages of club development, and management anticipates ten of these clubs will be opened by December 31, 1999.

    INCREASE COMPARABLE CLUB REVENUE. The Company employs a two-fold strategy to continue to increase comparable club revenues. First, the Company increases monthly dues on an annual basis. The Company implements such increases primarily through the Company's EFT system after notification to members. Over the past five fiscal years, annual increases in monthly membership dues have averaged 2.2% and typically occur in September of each year. After consummating an acquisition, the Company gradually raises dues for pre-existing members of the acquired clubs and may offer an opportunity for such members to accept an increase to a lower monthly fee than the Company charges to its existing members, in exchange for accepting such increase prior to the expiration of pre-existing agreements or to step-up individuals to Passport Memberships. Second, the Company intends to increase its emphasis on providing value-added services for incremental fees, which include personal training, babysitting services, boxing and martial arts camps and, in certain clubs, aquatic exercise, swimming instruction, racquet sport instruction and court rentals. These value-added services and others are advertised through in-club flyers and through the Company's direct marketing program.

    LEVERAGE CORPORATE MANAGEMENT AND SYSTEMS INFRASTRUCTURE. Management believes it has made a significant investment in building a management and systems infrastructure at the corporate level that is capable of supporting the Company's expansion plans over the next three years. Management believes that, as the Company continues to implement its clustering strategy within the NYSC, WSC, BSC and PSC networks, it will realize increased revenues without a proportionate increase in certain fixed expenses at the corporate level. In addition, management intends to streamline further the enrollment process and certain other operational functions. Management believes that these steps will lower general and administrative expenses as a percentage of revenues. In the near-term, however, such increases in operating leverage may be offset by costs associated with the acceleration of the Company's acquisition and greenfield club development programs.

MARKETING

    The Company's marketing campaign is directed by its in-house media department which is headed by the Chief Operating Officer. This team develops advertising strategies to convey each of the Company's regionally branded networks as the premier network of fitness clubs in that region. Advertisements are designed to highlight the consistent quality and high value-to-price ratio management believes the Company provides through a combination of its membership programs, club facilities and personnel. The media team's goal is to achieve broad awareness of the Company's regional brand names primarily through newspaper, billboard, radio, television and direct mail advertising. Management believes that the Company's clustering of clubs creates economies in its marketing and advertising strategy that increase the efficiency and effectiveness of these campaigns.

    Advertisements generally feature creative slogans that communicate the serious approach the Company takes toward fitness in a provocative and/or humorous tone, rather than pictures of the Company's clubs or members exercising. The Company does not advertise discounts on monthly membership dues. Promotional marketing campaigns will typically feature opportunities to participate in value-added services such as personal training for a limited time, free of charge or at a discount to the standard rate. On occasion, the Company will also offer reduced initiation fees to encourage enrollment. Additionally, the Company frequently sponsors member referral incentive programs. Approximately one-third of the Company's new members cite a referral from an existing member as a reason for joining. Such incentive programs include a free month of membership, personal training sessions, sports equipment such as a free gym bag or a gift certificate for other in-club purchases. In addition, the Company maintains four Internet sites that provide information about club locations, program offerings and on-line promotions.

    The Company also engages in public relations and special events to promote its image in the local communities. To that end, the Company sponsors a squash tournament in Grand Central Station and provides free workouts for four weeks to balloon carriers in the Macy's Thanksgiving Day Parade in advance of the parade in exchange for national television exposure during the parade. Management believes that these public relations efforts enhance the Company's image and the image of its local brand names in the communities in which it operates. The Company also seeks to build its community image through co-operative advertising campaigns with local sporting goods retailers.

SALES

    Sales of new memberships are generally handled at the club level. The Company employs approximately 165 "in-club" membership consultants who are responsible for new membership sales. Each club generally has two full-time and one part-time membership consultants. These consultants report both to the general manager of the club as well as to one of the Company's seven area sales managers, who in turn report to the Company's Vice President Sales. Membership consultants' compensation consists of a base salary plus commission. Sales commissions range from $45.00 to $65.00 per new member enrolled. The Company provides additional incentive-based compensation in the form of bonuses contingent upon individual, club and Company-wide enrollment goals. Membership consultants must successfully complete a three-month, in-house training program through which they learn the Company's sales strategy. In making a sales presentation, membership consultants emphasize: (i) the proximity of its clubs to concentrated commercial and residential areas convenient to where target members live and work; (ii) the lack of a long-term obligation on the part of the enrollee; (iii) the price value relationship of a

Town Sports membership; and (iv) access to value-added services. All of the Company's area sales managers have been promoted from within the Company to their current positions. Management believes that providing employees with opportunities for career advancement is essential to the Company's ability to attract and retain qualified sales personnel. The Company also employs a full-time corporate sales manager whose sole responsibility is to solicit group memberships through senior level corporate contacts.

    Management believes that clustering clubs allows the Company to sell memberships based upon the opportunity for members to utilize multiple club locations to differing degrees. The Company has streamlined its membership structure to simplify the sales process. In addition, the proprietary centralized computer software utilized by the Company ensures consistency of pricing and controls enrollment processing and parameters at the club level. The Company offers three principal types of memberships:

        THE PASSPORT MEMBERSHIP, priced from $71.00 to $76.00 per month, is the Company's highest priced membership and entitles members to use any Town Sports club at any time. This membership is held by approximately 48.0% of members.

        THE GOLD MEMBERSHIP, priced from $49.00 to $71.00 per month based on the market area of enrollment, enables members to use a specific club at any time and any Town Sports club during off-peak times. This membership is held by over 49.0% of members.

        THE OFF-PEAK MEMBERSHIP, priced from $44.00 to $63.00 per month, is the least expensive membership, and allows members to use any Town Sports club only during off-peak times. This membership is held by approximately 3.0% of members.

    By clustering a group of clubs in a geographic area, the value of Company memberships is enhanced by the ability to offer Passport Memberships, which allow the member to use any Company club at any time. Approximately 48.0% of all members choose the Passport Membership option. Management believes the popularity of the Passport Membership results from the broader privileges and greater convenience this membership plan provides through the opportunity for members to access club facilities near to both their homes and offices. Management also believes that Passport Memberships will increase as a percentage of total memberships as the Company continues to build its clusters in the Washington, DC, Boston and Philadelphia regions. The Boston and Philadelphia regions, in particular, have not yet developed the critical mass to support substantial sales of Passport Memberships. The Company's clustering strategy also allows it to provide access to special facilities such as squash, tennis, basketball and racquetball courts and swimming pools through flagship locations strategically located in key target areas without offering such facilities in every location.

    In joining a club, a new member signs a membership agreement which obligates the member to pay a one-time initiation fee and monthly dues on an ongoing basis. In fiscal 1998, initiation fees averaged $121.01 for NYSC clubs and $81.16 for other U.S. clubs. Monthly membership dues averaged approximately $66.77 per month during that same period. The Company collects approximately 90.0% of all monthly membership dues through EFT. Substantially all other monthly membership dues are paid in advance. EFT members can generally cancel memberships at any time upon 30 days notice. Based upon detailed statistical studies of the membership base at the Company's mature clubs, however, the average length of the Company's memberships is approximately 24 months. The membership agreement calls for monthly dues to be collected by EFT based on credit card or bank account debit authorization contained in the agreement. Management believes that its EFT program of monthly dues collection provides a predictable and stable cash flow for the Company, eliminates the traditional accounts receivable function, and minimizes bad-debt write-offs while providing a significant competitive advantage in terms of the sales process, dues collection, working capital management and membership retention. In addition, it enables the Company to increase its dues in an efficient and consistent manner. During the first week of each month, the Company receives the EFT dues for that month by wire transfers initiated by Checkfree Corporation. Discrepancies and insufficient funds incidents are researched and resolved by an in-house collection staff. For the past three fiscal years, the Company experienced an average of uncollected EFT receivables of less than 1.2%.

    In fiscal 1998, the Company collected average revenue per member of approximately $832.73 per year, which positions the Company in the upper middle of the industry from a pricing perspective. Management believes that industry prices in its primary regional markets are higher than those of the country as a whole. The Company's total EFT revenue has increased by $4.0 million per month since May, 1995 to over $6.4 million in May, 1998. While the Company strongly encourages monthly EFT memberships, approximately 10.0% of the Company's members (often corporate group members) purchase paid-in-full memberships for a one year term.

CLUB FORMAT AND LOCATIONS

    The Company's clubs are typically located in well-established, higher-income residential, commercial or mixed urban neighborhoods within major metropolitan areas which are capable of supporting the development of a cluster of clubs. Fitness clubs vary in size, available facilities and types of services provided and generally have relatively high "retail" visibility, as well as proximity to transportation. In the New York City and Washington, DC markets, the Company has created clusters of clubs in urban areas and their commuter suburbs in accordance with the Company's operating strategy of offering its target members the convenience of multiple locations close to where they live and work, reciprocal use privileges and standardized facilities and services.

    The Company's clubs generally range in size from 15,000 to 25,000 square feet. Membership for each club ranges from 2,500 to 4,500 members at maturity. Although club members represent a cross-section of the population in a given geographic market, the Company's typical member is college educated, between the ages of 20 and 44 and earns an annual income in excess of $50,000.

    The Company's facilities include state-of-the-art cardiovascular equipment, including Lifecycles, StairMasters, treadmills, and elliptical motion machines; strength equipment and free weights, including Cybex, Icarian, Nautilus and Hammer Strength equipment; group exercise and cycling studio(s); Cardio-Theater entertainment systems; locker rooms, including shower facilities, towel service, and other amenities such as saunas and steamrooms; and a retail shop. Personal training services are offered at all locations and massage is offered at most clubs, each at an additional charge. Additional services and facilities such as physical therapy programs, babysitting, swimming pools, basketball, tennis, racquetball and/or squash courts and climbing walls are available in flagship locations.

    The following list represents the Company's clubs locations:

                                                                             DATE OPENED OR
                                                                               MANAGEMENT
LOCATION                                           ADDRESS                       ASSUMED
-----------------------------------  ------------------------------------  -------------------
NEW YORK SPORTS CLUBS:
 1. Manhattan                        404 Fifth Avenue                      January, 1974
 2. Manhattan                        151 East 86th Street                  January, 1977
 3. Manhattan                        61 West 62nd Street                   July, 1983
 4. Manhattan                        614 Second Avenue                     July, 1986
 5. Manhattan                        30 Cliff Street                       January, 1990
 6. Manhattan                        380 Madison Avenue                    January, 1990
 7. Manhattan                        151 Reade Street                      January, 1990
 8. Manhattan                        1601 Broadway                         September, 1991
 9. Manhattan                        50 West 34th Street                   August, 1992
10. Manhattan                        349 East 76th Street                  April, 1994
11. Manhattan                        248 West 80th Street                  May, 1994
12. Manhattan                        502 Park Avenue                       February, 1995
13. Manhattan                        117 Seventh Avenue South              March, 1995

                                                                             DATE OPENED OR
                                                                               MANAGEMENT
LOCATION                                           ADDRESS                       ASSUMED
-----------------------------------  ------------------------------------  -------------------
14. Manhattan                        303 Park Avenue South                 December, 1995
15. Manhattan                        30 Wall Street                        May, 1996
16. Manhattan                        1635 Third Avenue                     October, 1996
17. Manhattan                        575 Lexington Avenue                  November, 1996
18. Manhattan                        278 Eighth Avenue                     December, 1996
19. Manhattan                        200 Madison Avenue                    February, 1997
20. Manhattan                        131 East 31st Street                  February, 1997
21. Manhattan                        2162 Broadway                         November, 1997
22. Manhattan                        633 Third Avenue                      April, 1998
23. Manhattan                        1657 Broadway                         July, 1998
24. Manhattan+                       217 Broadway                          Opening 1998
25. Manhattan*                       300 West 125th Street                 Opening 2000

26. Brooklyn, NY                     110 Boerum Place                      October, 1985
27. Brooklyn, NY                     1736 Shore Parkway                    June, 1998
28. Forest Hills, NY                 69-33 Austin Street                   April, 1997
29. Queens, NY                       153-67 A Cross Island Parkway         June, 1998
30. Staten Island, NY                300 West Service Road                 June, 1998

31. Great Neck, NY                   15 Barstow Road                       July, 1989
32. Scarsdale, NY                    696 White Plains Road                 October, 1995
33. Mamaroneck, NY                   124 Palmer Avenue                     January, 1997
34. White Plains, NY                 1 North Broadway                      September, 1997
35. Croton-on-Hudson, NY             420 South Riverside Drive             January, 1998
36. Nanuet, NY                       58 Demarest Mill Road                 May, 1998
37. Oceanside, NY*                   2909 Lincoln Avenue                   Opening 1999

38. Stamford, CT                     6 Landmark Square                     December, 1997
39. Stamford, CT                     106 Commerce Road                     January, 1998
40. Danbury, CT                      38 Mill Plain Road                    January, 1998
41. Stamford, CT+                    1063 Hope Street                      Opening 1998
42. Norwalk, CT*                     250 Westport Avenue                   Opening 1999

43. East Brunswick, NJ               8 Cornwall Court                      January, 1990
44. Princeton, NJ                    301 North Harrison Street             May, 1997
45. Freehold, NJ                     200 Daniels Way                       April, 1998
46. Matawan, NJ                      163 Route 34                          April, 1998
47. Old Bridge, NJ                   Gaub Road and Route 516               April, 1998
48. Marlboro, NJ                     34 Route 9 North                      April, 1998
49. Fort Lee, NJ                     1355 15th Street                      June, 1998
50. Ramsey, NJ                       1100 Route 17 North                   June, 1998
51. Mahwah, NJ                       7 Leighton Place                      June, 1998
52. Parsippany, NJ                   2651 Route 10                         August, 1998
53. Springfield, NJ                  215 Morris Avenue                     August, 1998
54. Colonia, NJ                      1250 Route 27                         August, 1998
55. Franklin Park, NJ                3911 Route 27                         August, 1998
56. Plainsboro, NJ                   10 Schalks Crossing                   August, 1998
57. Somerset, NJ                     120 Cedar Grove Lane                  August, 1998
58. Hoboken, NJ+                     221 Washington Street                 Opening 1998
59. West Caldwell, NJ*               Bloomfield Avenue                     Opening 1999

                                                                             DATE OPENED OR
                                                                               MANAGEMENT
LOCATION                                           ADDRESS                       ASSUMED
-----------------------------------  ------------------------------------  -------------------
WASHINGTON SPORTS CLUBS:
60. Washington, DC                   214 D Street, S.E.                    January, 1980
61. Washington, DC                   1835 Connecticut Avenue, N.W.         January, 1990
62. Washington, DC                   1990 M Street, N.W.                   February, 1993
63. Washington, DC                   2251 Wisconsin Avenue, N.W.           May, 1994
64. Bethesda, MD                     4903 Elm Street                       May, 1994
65. North Bethesda, MD               10400 Old Georgetown Road             June, 1998
66. Germantown, MD                   12623 Wisteria Drive                  July, 1998
67. Centreville, VA                  Old Centreville Crossing              December, 1997
68. Alexandria, VA*                  3654 King Street                      Opening 1999

BOSTON SPORTS CLUBS:
69. Boston, MA                       561 Boylston Street                   November, 1991
70. Allston, MA                      15 Gorham Street                      July, 1997
71. Weymouth, MA*                    553 Washington Street                 Opening 1999
72. Boston, MA*                      201 Brookline Avenue                  Opening 2000

PHILADELPHIA SPORTS CLUBS:
73. Philadelphia, PA+                220 South 5th Street                  Opening 1998
74. Philadelphia, PA*                2000 Hamilton Street                  Opening 1999

SWISS SPORTS CLUBS:
75. Basel, Switzerland               St. Johanns-Vorstadt 41               August, 1987
76. Zurich, Switzerland              Glarnischstrasse 35                   August, 1987

------------------------

+   Under construction, club in "pre-sales."

*   Signed leases for greenfield club development.

CLUB OPERATIONS

    The Company emphasizes consistency and quality in all of its club operations, including:

    MANAGEMENT. The Company believes that its success is largely dependent on the selection and training of its staff and management. The Company's management structure is designed, therefore, to support the professional development of highly motivated managers who will execute the Company's directives and support growth.

    Corporate departments are responsible for each area of club services, such as exercise classes, fitness programming, personal training, facility and equipment maintenance, housekeeping and laundry. This centralization allows local general managers at each club to focus on customer service, club staffing and providing a high quality exercise experience. General managers are responsible for the day-to-day management of each club, and directly report to area managers, who liaise with corporate staff ensuring consistent service at all locations.

    The Company provides performance-based incentives to its management. Senior management compensation, for example, is tied to overall Company performance. Departmental directors, area managers and general managers have bonuses tied to financial and member retention targets for a particular club or group of clubs.

    PERSONAL TRAINING. All of the Company's fitness clubs offer one-on-one personal training, which is sold by the single session or in multi-session packages, to assist the Company's members with their daily workouts. Personal trainers are divided into three tiers: House Trainers, Professional Trainers and Master Trainers. House Trainers are stationed on a club's fitness floor to provide orientations to new members and to assist with the operation of equipment. House Trainers who exhibit superior skills receive a commission on personal training sessions. House Trainers become Professional Trainers once they have completed the Company's advanced certification program. As a Professional Trainer, the employee is entitled to a higher commission on personal training. Finally, trainers, who have obtained national certification and have developed an established client base, are permitted to collect the highest commission and to move from club to club to service club members as a Master Trainer. The Company believes that its personal training programs provide valuable guidance to its members and a significant source of incremental revenue from value-added services for the Company.

    GROUP FITNESS. The Company's commitment to providing a quality workout experience to its members extends to the employment of program instructors, who teach aerobics, cycling, strength conditioning, boxing, yoga and step aerobics classes, among others. The Company's clustering strategy enables it to staff program instructors and professional personal trainers at more than one club. As a result, the Company can vary a given club's instructors, while providing instructors sufficient classes to effectively and economically treat these instructors as full-time employees. Management believes the availability of employee benefits provides the Company a strategic advantage in attracting and retaining quality program instructors and professional personal trainers and that this strategic advantage in turn translates into a more consistent and higher quality workout experience for those members who utilize such services. All program instructors report to a centralized management structure, headed by the Director of Programming who is responsible for overseeing auditions and providing in-house training to keep instructors current in the latest training techniques and program offerings.

CLUB DEVELOPMENT

    The Company's five person development team is headed by the Company's Chief Executive Officer and its Executive Vice President, Development. The development team meets weekly to discuss potential target areas and the best strategy by which to enter these target areas. The Company establishes a presence in target areas through both acquisition and greenfield openings. Important considerations in analyzing a potential target area include but are not limited to: (i) density of population, (ii) median household income, (iii) commuting patterns, (iv) pre-existing industry participants, (v) availability of desirable real estate, and (vi) zoning and permitting requirements. In selecting a specific site within a target market, management also considers traffic patterns, pedestrian and vehicular access and visibility of potential locations.

    Historically, acquisitions of existing clubs have played a key role in the Company's growth strategy. Since June 1, 1993, the Company has acquired 32 clubs, 20 of which were acquired from multi-site operators. Acquisitions allow the Company to accelerate its growth relative to expansion solely through new greenfield openings as acquisitions typically can be accomplished faster and can include multiple club locations. Management believes acquisitions present a lower risk profile because of the inherent cash flow and membership history present in acquired clubs. In addition, acquisitions of underperforming fitness clubs provide the Company with opportunities to improve operating performance through the implementation of the Company's operating strategies and economies of scale available through clustering. The Company maintains a list of potential acquisition targets in its markets, and directly approaches clubs on this list. The Company is also frequently approached by club owners, and representatives of owners, who are interested in selling their businesses. The Company has and will continue to pursue acquisitions of multi-site and individual operators of clubs having a combination of attractive locations, below market leases, strong management and/or significant growth potential.

    To complement its acquisition strategy, the Company also develops greenfield clubs in appropriate locations. The Company has established a network of real estate brokers to cover all geographic territories for expansion by the Company. This brokerage network acts as the main source for greenfield opportunities. Each new club project is reviewed and approved by the Chief Executive Officer and Chief Financial Officer of the Company in addition to the Executive Vice President, Development. The Company's construction department evaluates all club sites prior to lease or purchase, and oversees all construction-related issues, including planning, zoning and permitting. The initial development of a new club costs approximately $100.00 per square foot. This cost includes all hard and soft construction expenditures, fitness equipment, furniture and fixtures, and all other start-up costs. In general, approximately 65.0% of the costs are for construction, 25.0% for fitness equipment, furniture and fixtures, and the remainder for miscellaneous and start-up costs. Developing greenfield club locations allows the Company to control every aspect of the design and construction of a club in accordance with the Company's operational philosophy. The Company generally develops clubs on a greenfield club basis as a way of expanding its presence in existing regions. Greenfield clubs typically take three to four years to mature fully. In the Company's experience, greenfield clubs typically generate higher long-term returns on investment than acquisitions, but may exhibit less desirable near-term cash flow characteristics.

PROPRIETARY CENTRALIZED INFORMATION SYSTEMS.

    The Company has developed a proprietary system to track and analyze sales, leads, and membership statistics which, in conjunction with its other systems, allows the Company to track the frequency of member workouts, multi-club utilization, value-added services and demographic profiles by member, which allows the Company to develop targeted direct marketing programs and to modify its broadcast and print advertising to improve consumer response. These systems also assist the Company in evaluating staffing needs and program offerings. In addition, the Company relies on certain data gathered through its information systems to assist in the identification of new markets for clubs and site selection within those markets.

PROPRIETARY SOFTWARE AND INTELLECTUAL PROPERTY

    Management believes it has been an industry leader in the use of computer technology since the mid-1980's. The Company uses information technology in virtually every area of the business, including business development, sales and marketing, staffing and other operational systems. The Company has begun a multi-year information technology project by which it has implemented, among other things: (i) the industry's first multi-site online contracting system designed to control membership pricing and streamline the creation, processing and management of the Company's sales contracts for new members; (ii) a sales compensation system; and (iii) a system that automatically updates existing member records. Other elements of this project will include the development and implementation of: (i) a computerized photo and card-swipe system for member check-in; (ii) extensive club site development databases; (iii) a class exercise scheduling and payroll system; and (iv) a personal training revenue tracking and payroll system, as part of a larger fitness programming project. Management believes that its information management systems, which are proprietary in many respects, produce a substantial competitive advantage.

    The Company has registered, and is in the process of registering, various trademarks and service marks with the U.S. Patent and Trademark Office, including NEW YORK SPORTS CLUBS, WASHINGTON SPORTS CLUBS, BOSTON SPORTS CLUBS, PHILADELPHIA SPORTS CLUBS, TSI and TOWN SPORTS INTERNATIONAL, INC.

COMPETITION

    The fitness club industry is highly competitive. The Company competes with other fitness clubs, physical fitness and recreational facilities established by local governments and hospitals and by businesses for their employees, amenity and condominium clubs, the YMCA and similar organizations and, to a certain extent, with racquet and tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. The Company also competes with other entertainment and retail businesses for the discretionary income of its target markets. There can be no assurance that the Company will be able to compete effectively in the future in the markets in which it operates. Competitors, which may include companies which are larger and have greater resources than the Company, may enter these markets to the detriment of the Company. These competitive conditions may limit the Company's ability to increase dues without a material loss in membership, attract new members and attract and retain qualified personnel. Additionally, consolidation in the fitness club industry could result in increased competition among participants, particularly large multi-facility operators that are able to compete for attractive acquisition candidates, thereby increasing costs associated with expansion through both acquisitions, and lease negotiation and real estate availability for greenfields.

    Management believes that its market leadership, experience and operating efficiencies enable it to provide the consumer with a superior product in terms of convenience, quality and affordability. Management believes that there are significant barriers to entry in its urban markets, including restrictive zoning laws, lengthy permit processes and a shortage of appropriate real estate, which could discourage any large competitor from attempting to open a chain of clubs in these markets. However, such a competitor could enter these markets more easily through one or a series of acquisitions.

PROPERTIES

    In addition to the club locations listed above, the Company owns the 151 East 86th Street location, which houses a Company club and a retail tenant that generated approximately $500,000 of rental income for the Company during 1998. All other clubs occupy leased space pursuant to long-term leases (generally 15 to 25 years, including options). In the next five fiscal years (ending December 31, 2004), only three of the Company's club leases will expire without any renewal option.

    The Company leases approximately 25,000 square feet of office space in New York City, and 3,000 square feet of office space in Washington, DC, for administrative, accounting and general corporate purposes. The Company also leases warehouse and commercial space in Long Island City, New York, for storage purposes and for the operation of a centralized laundry facility for certain New York clubs.

    As of May 31, 1998, 45 of the existing clubs were wholly-owned by the Company and four were managed and/or partly-owned by the Company (the "Managed Clubs"). The Managed Clubs are controlled by the Company, which acts as either general partner or managing agent, and are operated by the Company in the same manner as wholly owned clubs, subject to certain rights held by the Company's partners or the club owners, according to the applicable partnership or management agreements. As partner or manager, the Company receives a share of club cash flow, which varies from club to club, but is typically 40.0%. These amounts appear on the Company's income statements as management fees or as share of net income in equity investments. However, the gross revenue generated by the Managed Clubs (approximately $7.5 million per year) is not reflected in the financial statements, because the Managed Clubs are not consolidated. The Company acquired two Managed Clubs during fiscal 1995 and three Managed Clubs during fiscal 1998 which were originally party to management agreements with the Company. In the future, the Company may seek to acquire Managed Clubs, if such opportunities arise.

INSURANCE

    The Company maintains policies of insurance with coverages deemed sufficient by management to protect the Company from losses, damages or claims suffered or made in the operation of its business. No assurance can be given, however, that one or more claims will not fall outside the limits of coverage of such insurance policies or exhaust the coverage afforded by such policies, in which case such a claim would have a material adverse effect on the Company's financial condition and results of operations.

EMPLOYEES

    At May 31, 1998, the Company had approximately 2,600 employees, of which approximately 840 were employed full-time. Approximately 150 employees were corporate personnel working in the Manhattan or the Washington, DC offices. The Company is not a party to any collective bargaining agreement with its employees. The Company has never experienced any significant labor shortages nor had any difficulty in obtaining adequate replacements for departing employees and considers its relations with its employees to be good. Management believes that it offers its employees benefits (including health, dental, disability, life insurance and 401(k) plans) which are superior to those generally offered by its competitors.

GOVERNMENT REGULATION

    The operations and business practices of the Company are subject to regulation at the Federal, state and, in some cases, local levels. State and local consumer protection laws and regulations govern the Company's advertising, sales and other trade practices.

    Statutes and regulations affecting the fitness industry have been enacted in states in which the Company conducts business; many other states into which the Company may expand have adopted or likely will adopt similar legislation. Typically, these statutes and regulations prescribe certain forms and provisions of membership contracts, afford members the right to cancel the contract within a specified time period after signing, require an escrow of funds received from pre-opening sales or the posting of a bond or proof of financial responsibility, and may establish maximum prices for membership contracts and limitations on the term of contracts. In addition, the Company is subject to numerous other types of federal and state regulations governing the sale of memberships. These laws and regulations are subject to varying interpretations by a number of state and federal enforcement agencies and the courts. The Company maintains internal review procedures in order to comply with these requirements, and believes that its activities are in substantial compliance with all applicable statutes, rules and decisions.

    Under so-called state "cooling-off" statutes, a member has the right to cancel his or her membership for a period of three to ten days (depending on the applicable state law) and, in such event, is entitled to a refund of any initiation fee paid. In addition, the Company's membership contracts provide that a member may cancel his or her membership at any time for medical reasons or relocation a certain distance from the nearest club. The specific procedures for cancellation in these circumstances vary due to differing state laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Furthermore, where permitted by law, a cancellation fee is due to the Company upon cancellation and the Company may offset such amount against any refunds owed.

LEGAL PROCEEDINGS

    A claim has been filed against the Company related to alleged copyright infringement from the unauthorized use of photographs in advertisements. The case was brought originally in federal court in June 1996 and was dismissed in February 1998 because the plaintiffs had not registered copyrights to the photographs. The claim was refiled in New York State Supreme Court on April 15, 1998. The Company has filed a motion to dismiss the state lawsuit which is presently pending. The plaintiffs seek an unspecified amount of damages, including the Company's profits attributable to the use of the photographs. Based on the advice of outside counsel, management believes that it is unlikely that the outcome of this matter will have a materially adverse effect on the business, results of operations or financial condition of the Company. Management is vigorously contesting this claim.

    The Company is a party to various other lawsuits arising in the normal course of business. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's business, results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages as of August 12, 1998, and a brief account of the business experience of each person who is a director or executive officer of the Company.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Mark Smith...........................................          39   Chief Executive Officer and Director
Robert Giardina......................................          40   President and Chief Operating Officer
Alexander Alimanestianu..............................          39   Executive Vice President, Development
Richard Pyle.........................................          39   Executive Vice President and Chief Financial Officer
Deborah Smith........................................          39   Senior Vice President, Operations
Leslie Kimerling.....................................          36   Senior Vice President, Information Management and
                                                                      Planning
Keith Alessi.........................................          43   Director
Paul Arnold..........................................          52   Director
Bruce Bruckmann......................................          44   Director
Stephen Edwards......................................          35   Director
Jason Fish...........................................          40   Director

    MARK SMITH joined the Company in 1985 and was appointed Chief Executive Officer in 1995. Prior to this appointment, he held the position of Executive Vice President of Development and International Operations. Mr. Smith has also served as a director of the Company since September 1995. Mr. Smith has had primary responsibility for the development and/or acquisition of the Company's clubs since 1990, as well as responsibility for the Company's Managed Clubs in Switzerland. Before joining the Company, Mr. Smith was a chartered accountant with Coopers & Lybrand in New York City, London and New Zealand, and a professional squash player.

    ROBERT GIARDINA has served as President and Chief Operating Officer of the Company since 1992. Mr. Giardina joined the Company in 1981 (when the Company had four clubs) after six years of employment with other fitness club companies. With over 20 years of experience in the club industry, Mr. Giardina has expertise in virtually every aspect of facility management and club operations. In addition to operations, Mr. Giardina has primary responsibility for sales and marketing.

    ALEXANDER ALIMANESTIANU joined the Company in 1990, and became Executive Vice President, Development in 1995. From 1990 to 1995, Mr. Alimanestianu served as Vice President and Senior Vice President. Before joining the Company, he worked as a corporate attorney for six years with one of the Company's outside law firms. Mr. Alimanestianu has been involved in the development or acquisition of over 40 of the Company's clubs.

    RICHARD PYLE, a British chartered accountant, joined the Company in 1987 and has been chiefly responsible for the Company's financial matters since that time, as a Vice President in 1988, Senior Vice President and Chief Financial Officer in 1992 and Executive Vice President in 1995, successively. Before joining the Company, Mr. Pyle worked in public accounting (in the United States, Bermuda, Spain and in England) specializing in the hospitality industry, and as the corporate controller for a British public company in the leisure industry.

    DEBORAH SMITH joined the Company in 1987, and served as Vice President before her appointment as a Senior Vice President of Operations in 1995. Ms. Smith has been responsible for the startup and operation of Company clubs in New York, Switzerland, Maryland and Washington, DC. She oversees club operations in all U.S. geographic areas. Ms. Smith has been with the Company since 1985.

    LESLIE KIMERLING joined the Company in 1994 and became Senior Vice President in 1995 with responsibility for the development of the Company's information management and planning capabilities. Prior to joining the Company, Ms. Kimerling was a management consultant for four years.

    KEITH ALESSI has served as a director of the Company since April, 1997. Mr. Alessi is President, Chief Executive Officer and a director of Telespectrum Worldwide, Inc., a position he has held since March 1998. From May 1996 to March 1998, Mr. Alessi served as Chairman, President and Chief Executive Officer of Jackson Hewitt, Inc. Prior to that, Mr. Alessi held various positions with Farm Fresh, Inc. including Chief Financial Officer and President. Mr. Alessi is also a director of Cort Business Services, Inc. and Shoppers Food Warehouse Corp.

    PAUL ARNOLD has served as a director of the Company since April, 1997. Mr. Arnold has served as President and Chief Executive Officer of Cort Business Services, Inc., a leading national supplier of high end rental furniture since 1992.

    BRUCE BRUCKMANN has served as a director of the Company since December, 1996. Since 1994, Mr. Bruckmann has served as a principal of BRS. From 1983 until 1994, Mr. Bruckmann served as an officer and subsequently a Managing Director of Citicorp Venture Capital, Ltd. ("CVC"). Mr. Bruckmann is currently a director of Mediq Inc., Penhall International, Inc., Jitney Jungle Stores of America, Inc., Mohawk Industries, Inc., AmeriSource Distribution Corporation, Chromcraft Revington Corporation, Cort Business Services, Inc. and Anvil Knitwear, Inc. and a director of several private companies.

    STEPHEN EDWARDS has served as a director of the Company since December, 1996. Since 1994, Mr. Edwards has served as a principal of BRS. From 1993 until 1994, Mr. Edwards served as an officer of CVC. From 1988 through 1991, he was an associate of CVC. Prior to joining CVC, Mr. Edwards worked with Citicorp/Citibank in various corporate finance positions. Mr. Edwards is currently a director of Anvil Knitwear, Inc. and a director of several private companies.

    JASON FISH has been a director of the Company since December, 1996. Mr. Fish has been a Managing Member of Farallon Capital Management, L.L.C. ("FCM") and Farallon Partners, L.L.C., the Farallon's two management entities, since April 1996. Mr. Fish was a General Partner of the Farallon investment partnerships and a Managing Director of FCM's predecessor, Farallon Capital Management, Inc., from 1990 to 1996.

COMPENSATION OF DIRECTORS

    The Company may compensate directors for services provided in such capacity. In addition to reimbursement for all reasonable out-of-pocket expenses in connection with their travel, directors who are not executives of the Company or officers of BRS or of the Farallon Entities (as defined) are paid $1,500 for each board meeting they attend in person, $500 for each committee meeting they attend in person and $500 for each telephonic meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Bruce Bruckmann, Stephen Edwards and Mark Smith. Messrs. Bruckmann and Edwards are non-employee directors of the Company.

AUDIT COMMITTEE

    The current members of the Audit Committee are Stephen Edwards, Keith Alessi and Jason Fish, who are non-employee directors of the Company. The functions of the Audit Committee include recommending to the Board of Directors the retention of independent auditors, reviewing the scope of the annual audit undertaken by the Company's independent auditors and the progress and results of their work, and reviewing the Company's financial statements, internal accounting and auditing procedures and corporate program to ensure compliance with applicable laws.

                           SUMMARY COMPENSATION TABLE

    The following summarizes, for the fiscal year indicated, the principal components of compensation for the Company's Chief Executive Officer and the four highest compensated executive officers (collectively, the "named executive officers"). The compensation set forth below fully reflects compensation for work performed on behalf of the Company.

                                                        ANNUAL COMPENSATION
                                            -------------------------------------------
                                                                        OTHER ANNUAL         LONG-TERM COMPENSATION
                                  FISCAL      SALARY      BONUS(1)      COMPENSATION           AWARDS COMMON STOCK
  NAME AND PRINCIPAL POSITION      YEAR         ($)          ($)             ($)          UNDERLYING OPTIONS/ SARS (#)
-------------------------------  ---------  -----------  -----------  -----------------  -------------------------------
Mark Smith, Chief Executive
  Officer......................       1998      360,500      330,000         --                        --
                                      1997      350,000      176,000         --                         8,830
Robert Giardina, President and
  Chief Operating Officer......       1998      341,906      250,000         --                        --
                                      1997      331,948      118,000         --                         8,829
Richard Pyle, Executive Vice
  President and Chief Financial
  Officer......................       1998      187,399      187,500         --                        --
                                      1997      181,941       85,000         --                         8,828
Alexander Alimanestianu,
  Executive Vice President,
  Development..................       1998      187,399      187,500         --                        --
                                      1997      178,711       85,000         --                         8,828
Deborah Smith, Senior Vice
  President, Operations........       1998      141,100      125,000         --                           400
                                      1997      136,990       63,475         --                         5,350

------------------------

(1) Includes annual bonus payments under the Company's Annual Bonus Plan.

OPTION/SAR GRANTS DURING FISCAL 1998

    The following discloses options on the Company's Common Stock granted during fiscal 1998 to the named executive officer.

                                                          INDIVIDUAL GRANT                           POTENTIAL REALIZABLE VALUE
                                  ----------------------------------------------------------------    AT ASSUMED ANNUAL RATES
                                     NUMBER OF                                                             OF STOCK PRICE
                                    SECURITIES       % OF TOTAL                                           APPRECIATION FOR
                                    UNDERLYING      OPTIONS/SARS                                            OPTION TERM
                                     OPTIONS/        GRANTED TO                                     ----------------------------
                                       SAR'S        EMPLOYEES IN                                      5% ANNUAL     10% ANNUAL
                                      GRANTED        FISCAL YEAR    EXERCISE OR BASE   EXPIRATION    GROWTH RATE    GROWTH RATE
NAME                                  (#)(1)             (%)            PRICE ($)         DATE           ($)            ($)
--------------------------------  ---------------  ---------------  -----------------  -----------  -------------  -------------
Deborah Smith...................           400             2.72             17.50          4-3-08        11,402         18,156

------------------------

(1) All of such options were granted under the Old Option Plan (as defined). The options granted under the Old Option Plan are subject to accelerated vesting over five years subject to certain performance targets and repurchase provisions upon termination of employment.

AGGREGATED OPTION/SAR EXERCISES DURING 1998 AND 1998 YEAR-END OPTION/SAR VALUES

    The following summarizes exercises of stock options (granted in prior years) by the named executive officers during fiscal 1998, as well as the number and value of all unexercised options held by the named executive officers at the end of fiscal 1998.

                                                             NUMBER OF SECURITIES
                                                            OPTIONS/SARS AT FY-END
                                                                      (#)              VALUE OF UNEXERCISED IN-THE-
                                                            UNDERLYING UNEXERCISED         MONEY OPTIONS/SARS AT
                           SHARES                          -------------------------  FY-END($)(1)
                          ACQUIRED
                             ON               VALUE        EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
                        EXERCISE (#)        REALIZED       -------------------------  -------------------------------
NAME                       COMMON          ($) COMMON         COMMON      PREFERRED        COMMON         PREFERRED
---------------------  ---------------  -----------------  -------------  ----------  ----------------  -------------
Mark Smith...........        --                --            3,532/5,298    42,812/0     58,278/87,417    1,070,289/0
Robert Giardina......        --                --            3,532/5,297    32,793/0     58,278/87,400      819,829/0
Richard Pyle.........        --                --            3,532/5,296    27,569/0     58,278/87,384      689,225/0
Alexander
  Alimanestianu......        --                --            3,532/5,296    27,199/0     58,278/87,384      679,983/0
Deborah Smith........        --                --            2,220/3,530     9,530/0     35,310/52,965      238,257/0

------------------------

(1) Value realized is based upon the fair market value of the stock at the exercise date minus the exercise price. Fair market value was determined in good faith by the Board of Directors and was based upon the historical and projected financial performance of the Company.

MANAGEMENT EQUITY AGREEMENTS

    Simultaneously with the Recapitalization, the Company entered into Executive Stock Agreements with certain of the officers and other key employees of the Company. Pursuant to the Executive Stock Agreements, the executives each have purchased shares of Common Stock and/or shares of Series B Preferred of the Company at a purchase price of $1.00 per share of Common Stock and $35.00 per share of Series B Preferred Stock. Upon the consummation of the Offering, all shares of Common Stock purchased by each such executive will be fully vested.

EQUITY INCENTIVE PLAN

    In connection with the Offering, the Company intends to adopt the Long-Term Equity Incentive Plan (the "Equity Incentive Plan"), designed to provide incentives to present and future executive, managerial, marketing, technical and other key employees, and consultants and advisors of the Company and its subsidiaries ("Participants") as may be selected in the sole discretion of the Company's Board of Directors. The Equity Incentive Plan will provide for the granting to participants of the following types of incentive awards: stock options, stock appreciation rights ("SARs"), restricted stock, performance units, performance grants and other types of awards that the Compensation Committee of the Board (the "Committee") deems to be consistent with the purposes of the Equity Incentive Plan. An aggregate amount of shares of Common Stock (which amount represents approximately 5.0% of the Company's authorized Common Stock) are reserved for issuance under the Equity Incentive Plan. The Equity Incentive Plan affords the Company latitude in tailoring incentive compensation for the retention of key personnel, to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices.

    The Committee will have exclusive discretion to select the Participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Equity Incentive Plan. The Equity Incentive Plan will terminate ten years from the date that is approved and adopted by the stockholders of the Company, unless extended for up to an additional five years by action of the Board of Directors. With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise deter-mined by the Committee, rights to these forms of contingent compensation will be forfeited if a recipient's employment or performance of services terminates within a specified period following the award. Generally, a Participant's rights and interest under the Equity Incentive Plan will not be transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

    Options, which include nonqualified stock options and incentive stock options, are rights to purchase a specified number of shares of Common Stock at a price fixed by the Committee. The option price may be less than, equal to or greater than the fair market value of the underlying shares of Common Stock, but in no event shall the exercise price of an incentive stock option be less than the fair market value on the date of grant. Options generally will expire not later than ten years after the date on which they are granted. Options will become exercisable at such times and in such installments as the Committee shall determine. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash or Common Stock of the Company) as the Committee may determine.

    The Equity Incentive Plan will provide that an SAR may be granted alone, or in connection with the grant of an option, either at the time of grant of the related option or by amendment thereafter to an outstanding option. SARs granted in connection with options shall be exercisable only when, to the extent and on the condition that, any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

    Upon the exercise of an SAR, the Participant shall be entitled to a distribution in an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of shares of Common Stock as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash, in shares of Common Stock having a fair market value equal to such amount, in other securities having a fair market value equal to such amount or in a combination thereof.

    A restricted stock award will be an award of a given number of shares of Common Stock which are subject to a restriction against transfer and to a risk of forfeiture, during a period set by the Committee. During the restriction period, the Participant generally will have the right to vote and receive dividends on the shares. Dividends received while under restriction will be treated as compensation.

    The Equity Incentive Plan will provide that performance awards are those whose final value, if any, is determined by the degree to which specified performance objectives have been achieved during an award period set by the Committee, subject to such adjustments as the Committee may approve based on relevant factors. Performance objectives will be based on measures of Company, unit or Participant performance, or any combination of these and other factors, as the Committee may determine. The Committee will make such adjustments in the computation of any performance measure as it deems appropriate. The Committee shall determine the portion of each performance award that has been earned by a participant on the basis of the Company's performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in shares of Common Stock, cash, other securities of the Company, or any combination thereof, as the Committee may determine.

    The Equity Incentive Plan will also provide that, upon the liquidation or dissolution of the Company, all outstanding awards under the Equity Incentive Plan shall terminate immediately prior to the consummation of such liquidation or dissolution, unless otherwise provided by the Committee. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares or other property reserved for issuance under the Equity Incentive Plan, in the number and kind of shares or other property covered by grants previously made under the Equity Incentive Plan, and in the exercise price of outstanding options and SARs. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing entity or in which a change in control is to occur, all of the Company's obligations regarding options, SARs performance awards, and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing entity or canceled in exchange for property (including cash).

COMPANY BENEFIT PLANS

    In April 1996, the Company implemented a 401(k) salary deferral plan (the "401(k) Plan") which is available to eligible employees, as defined. The 401(k) Plan provides for the Company to make discretionary contributions. The Company, however, elected not to make contributions for either fiscal 1998, 1997 or 1996.

                               SECURITY OWNERSHIP

    The following table sets forth (as of May 31, 1998) certain information with respect to the beneficial ownership of the Common Stock and Preferred Stock by:
(i) each person or entity who owns of record or beneficially more than 5% or more of any class of the Company's voting securities; (ii) each named executive officer and director of the Company; and (iii) all directors and named executive
officers of the Company as a group. The Company plans to effect a       to
      stock split on the consummation of the Offering.

                                                                                PERCENTAGE
                                                                                OF COMMON
                                                                           STOCK OUTSTANDING(1)
                                                COMMON STOCK       ------------------------------------      SERIES A
NAME                                       BENEFICIALLY OWNED(1)    BEFORE OFFERING   AFTER OFFERING(2)  PREFERRED STOCK
-----------------------------------------  ----------------------  -----------------  -----------------  ----------------
BRS (3)
  126 East 56th Street, 29th Floor
  New York, New York 10022...............           504,456                49.7%                               104,330
The Farallon Entities (4)
  One Maritime Plaza, Suite 1325
  San Francisco, California 94111........           198,461                19.5%                                41,045
Canterbury Mezzanine Capital,
  L.P. (5)
  600 Fifth Avenue, 23rd Floor
  New York, New York 10020...............           124,022                11.0%                                --

EXECUTIVE OFFICERS AND DIRECTORS:
Mark Smith (6)...........................            74,955                 7.3%                                --
Robert Giardina (6)......................            59,480                 5.8%                                --
Richard Pyle (6).........................            50,839                 5.0%                                --
Alexander Alimanestianu (6)..............            51,410                 5.0%                                --
Deborah Smith (6)........................            21,338                 2.1%                                --
Bruce C. Bruckmann (7)...................           517,642                51.0%                               106,973
Stephen Edwards (8)......................           504,456                49.7%                               104,330
Jason Fish (9)...........................           198,461                19.5%                                41,045
Paul Arnold..............................                 *                *                                       591
Keith Alessi.............................                 *                *                                       591

EXECUTIVE OFFICERS AND DIRECTORS AS A
  GROUP:
(10 persons)(10).........................            974,125                92.7%                              153,637


                                               SERIES B
NAME                                       PREFERRED STOCK
-----------------------------------------  ----------------
BRS (3)
  126 East 56th Street, 29th Floor
  New York, New York 10022...............         --
The Farallon Entities (4)
  One Maritime Plaza, Suite 1325
  San Francisco, California 94111........         --
Canterbury Mezzanine Capital,
  L.P. (5)
  600 Fifth Avenue, 23rd Floor
  New York, New York 10020...............         --
EXECUTIVE OFFICERS AND DIRECTORS:
Mark Smith (6)...........................           42,812
Robert Giardina (6)......................           32,793
Richard Pyle (6).........................           27,569
Alexander Alimanestianu (6)..............           27,199
Deborah Smith (6)........................           10,080
Bruce C. Bruckmann (7)...................         --
Stephen Edwards (8)......................         --
Jason Fish (9)...........................         --
Paul Arnold..............................         --
Keith Alessi.............................        --
EXECUTIVE OFFICERS AND DIRECTORS AS A
  GROUP:
(10 persons)(10).........................          140,453

------------------------

*   Represents less than 1%.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 12, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2) Includes shares of Common Stock issued pursuant to the Preferred Exchange.

(3) Excludes shares held individually by Mr. Bruckmann and other individuals (and affiliates and family members thereof), each of whom are employed by BRS.

(4) Includes shares held by each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P. and R.R. Capital Partners, L.P. (the "Farallon Entities"). Farallon Partners, L.L.C. is the general partner of each of the Farallon Entities. Farallon Partners, L.L.C. disclaims beneficial ownership of such shares.

(5) Includes a warrant to purchase 114,022 shares of Common Stock with an exercise price of $.01 per share and an expiration date of December 10, 2006. Upon the consummation of the Offering, the number of shares of Common Stock issuable upon exercise of such warrant will be reduced to 75,714 shares of Common Stock in accordance with the terms of such warrant. See "Description of Capital Stock--Warrant."

(6) Includes options to acquire, exercisable within 60 days, Common Stock, and Series B Preferred Stock options, exercisable within 60 days, pursuant to the Old Option Plan and the Preferred Option Plan, respectively. Messrs. Smith, Giardina, Pyle, Alimanestianu and Ms. Smith each hold such options on 8,830, 8,829, 8,828, 8,828 and 5,430 shares of Common Stock, respectively. All shares of Series B Preferred Stock beneficially owned by such persons are in the form of Series B Options, except with respect to Ms. Smith only, 9,530 shares are in the form of Series B Options. The address for each of these named executive officers is the same as the address of the Company's principal executive offices.

(7) Includes 504,456 shares held by BRS, and approximately 2,971 shares held by certain other family members of Mr. Bruckmann. Mr. Bruckmann disclaims beneficial ownership of such shares held by BRS.

(8) Includes shares held by BRS. Mr. Edwards disclaims beneficial ownership of such shares.

(9) Includes shares held by each of the Farallon Entities. Mr. Fish is a managing member of Farallon Partners, L.L.C., which is the general partner of each of the Farallon Entities. Mr. Fish disclaims beneficial ownership of such shares.

(10) Includes (i) shares held by BRS, which may be deemed to be owned beneficially by Messrs. Bruckmann and Edwards, and (ii) shares held by the Farallon Entities, which may be deemed to be owned beneficially by Mr. Fish. Excludes the shares beneficially owned by BRS and the Farallon Entities, the directors and named executive offices as a group beneficially own (i) 276,922 shares of Common Stock (which represents approximately 26.2% of the Common Stock on a fully diluted basis), (ii) 3,909 shares of Series A Preferred Stock, and (iii) 140,453 shares of Series B Preferred Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE RECAPITALIZATION

    In December 1996, the Company consummated the Recapitalization pursuant to which, among other things: (i) all shares of the Company's preferred stock outstanding prior to the Recapitalization were redeemed or converted into shares of the Company's then authorized common stock ("Old Common Stock"); (ii) all shares of Old Common Stock (other than shares held by certain members of the Company's management team) were exchanged for cash; and (iii) BRS and the Farallon Entities acquired shares of the Company's Common Stock and Series A Preferred Stock, representing approximately 73.0% of the Company's voting equity interests on a fully-diluted basis. In addition, certain members of the Company's management acquired shares of the Company's Common Stock and Series B Preferred Stock representing approximately 27.0% of the Company's voting equity interests on a fully-diluted basis. In addition, pursuant to the Recapitalization, the Company instituted the Old Option Plan and the Preferred Option Plan, which granted certain members of the Company's management, options to acquire the Company's Common Stock and Series B Options, respectively.

REGISTRATION RIGHTS AGREEMENT

    In connection with the Recapitalization, the Company, BRS, the Farallon Entities, Canterbury Mezzanine Capital, L.P. ("CMC"), certain members of management and other shareholders of the Company entered into a Registration Rights Agreement, dated December 10, 1996 (as amended, the "Registration Rights Agreement"). Pursuant to the terms of the Registration Rights Agreement, BRS, the Farallon Entities and CMC have the right to require the Company, at the expense of the Company and subject to certain limitations, to register under the Securities Act all or part of the shares of Common Stock (the "Registrable Securities") held by them. BRS is entitled to demand up to three long-form registrations at any time and unlimited short-form registrations. Farallon is entitled to demand one long-form registration (but only one year after the Company has consummated an initial registered public offering of its Common Stock) and up to three short-form registrations. CMC is entitled to demand up to two short-form registrations.

    All holders of Registrable Securities are entitled to an unlimited number of "piggyback" registrations, with the Company paying all expenses of the Offering, whenever the Company proposes to register its Common Stock under the Securities Act. Each such holder is subject to certain pro rata limitations on its ability to participate in such a "piggyback" registration. In addition, pursuant to the Registration Rights Agreement, the Company has agreed to indemnify all holders of Registrable Securities against certain liabilities, including certain liabilities under the Securities Act.

PROFESSIONAL SERVICES AGREEMENT AND TRANSACTION FEES

    In connection with the Recapitalization, Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS Co."), an affiliate of BRS, and the Company entered into a Professional Services Agreement, whereby BRS Co. agreed to provide certain advisory and consulting services to the Company. In exchange for such services, BRS Co. receives an annual fee of $250,000 per calendar year while they own at least 20.0% of the outstanding Common Stock of the Company. The Company also paid BRS Co. and the Farallon Entities transaction fees of $584,000 and $216,000, respectively for investment banking advisory services rendered to the Company in connection with the Recapitalization.

AFFILIATE STOCK PURCHASE

    Concurrently with the consummation of the Offering, the Purchasing Affiliates will purchase directly from the Company, at a price per share equal to the initial public offering price, less the underwriting discount and
commission,      shares of Common Stock, for an aggregate purchase price of
$     pursuant to the Affiliate Stock Purchase.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Prior to the consummation of the Offering and the Affiliate Stock Purchase, the total amount of authorized capital stock of the Company consists of shares of Common Stock; 200,000 shares of Series A Preferred Stock and 200,000 shares of Series B Preferred Stock. Upon completion of the Offering and the
Affiliate Stock Purchase and the Preferred Exchange,     shares of Common Stock
(    shares if the Underwriters' over-allotment option is exercised in full), no shares of Series A Preferred Stock and no shares of Series B Preferred Stock will be issued and outstanding. As of May 31, 1998, there are approximately 35 holders of Common Stock. See "Security Ownership." The discussion herein describes the Company's capital stock as it will exist subsequent to the effectiveness of the Offering.

COMMON STOCK

    The holders of Common Stock are generally entitled to one vote for each share held on all matters voted upon by stockholders, including without limitation, the election of directors and any proposed amendment to the Amended and Restated Certificate of Incorporation. The holders of the Common Stock are entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities. The holders of Common Stock have no preemptive rights to purchase securities of the Company. Shares of Common Stock are not subject to any redemption provisions. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering will be, upon payment therefor, fully paid and non-assessable.

    Application will be made to list the Common Stock for trading on the Nasdaq National Market, subject to official notice of issuance, under the symbol "TOWN."

WARRANT

    In connection with the Recapitalization, the Company issued a stock purchase warrant (the "Warrant") to CMC. The Warrant is currently exercisable for 114,022 shares of Common Stock at an exercise price of $.01 per share, and contains anti-dilution provisions which include adjustments to the Warrant for issuance of Common Stock below fair market value. Upon the consummation of the Offering, the number of shares of Common Stock issuable upon exercise of the Warrant will be reduced to 75,714 shares of Common Stock in accordance with its terms.

OLD OPTION PLAN

    In December 1996, the Company adopted the Old Option Plan, which version was amended and restated in its entirety in April 1998. The Old Option Plan is designed to advance the Company's best interests by providing additional incentives to executives and other key employees of the Company. The Old Option Plan provides option grants for 80,876 shares of Common Stock. Options for (i) 57,142 shares of Common Stock at an exercise price of $1.00 per share were granted in December 1996 (the "1996 Options"), and (ii) 14,700 shares of Common Stock at an exercise price of $17.50 per share were granted in April 1998 (the "1998 Options"). Pursuant to the terms of the Old Option Plan, (i) all of the 1996 Options will become fully vested upon the consummation of the Offering, and
(ii) all of the 1998 Options will vest in April 2007; provided, that the 1998 Options will become fully vested upon a sale of the Company, and if the Company achieves certain performance targets for fiscal 1999 through fiscal 2002, 20.0% of the 1998 Options will vest as of the end of each such fiscal year. Twenty percent of all 1998 Options have previously vested in accordance with the terms of the Old Option Plan. The administration of the Old Option Plan, the selection of participants, and form and amounts of the grants is within the sole discretion of the Compensation Committee of the Board, subject to the limitations set forth in the Old Option Plan.

CERTAIN PROVISIONS OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF
  INCORPORATION

    The Company's Amended and Restated Certificate of Incorporation establishes an advance notice procedure for stockholder nominations of persons for election to the board of directors in advance of an annual meeting of stockholders of the company. Stockholders at an annual meeting may only consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting, and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to make such nomination before the annual meeting. An amendment to this provision would require approval by an affirmative vote of holders of 66.7% of the shares of voting stock of the Company.

    In addition, the Company's Amended and Restated Certificate of Incorporation provides for cumulative voting in the election of directors. The above two provisions may have the effect of discouraging or deferring a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is     .

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

    The following is a summary description of the principal terms of the Credit Facility and is subject to, and qualified in its entirety by reference to, the Credit Facility, copies of which are available upon request to the Company. The Credit Facility was recently amended to allow for maximum borrowings of $25.0 million. As of August 12, 1998, the Company had approximately $17.0 million available under the Credit Facility.

    STRUCTURE. The Credit Facility provides for, subject to certain terms and conditions, a $25.0 million revolving credit facility. The Credit Facility has a final scheduled maturity date of October 15, 2002 and does not require scheduled interim reductions. The Credit Facility requires, under certain circumstances, the Company to make mandatory prepayments and commitment reductions. In addition, the Company may make optional prepayments and commitment reductions pursuant to the terms of the Credit Facility.

    SECURITY. The Credit Facility is collateralized by a pledge of all the capital stock owned by the Company and a first priority security interest in certain property of the Company (including receivables, equipment, owned real estate, inventory, trademark and copyrights).

    INTEREST RATES. Borrowings under the Credit Facility accrue interest at either the Alternate Base Rate (as defined) plus 1.5% or a rate equal to the Eurodollar borrowing rate plus 2.5% at the option of the Company. As of August 12, 1998, the effective interest rate on the Credit Facility was 8.1%.

    COVENANTS. The Credit Facility contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in Recapitalizations or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the Credit Facility requires the Company to comply with certain financial ratios and coverage tests.

    EVENTS OF DEFAULT. The Credit Facility also includes customary events of default. The occurrence of any such events of default could result in acceleration of the Company's obligations under the Credit Facility and foreclosure on the collateral securing such obligations, which could have a material adverse effect on the Company's stockholders.

SENIOR NOTES

    The following is a summary description of the principal terms of the Senior Notes and is subject to, and qualified in its entirety by reference to, the Indenture dated as October 16, 1997 between the Company and United States Trust Company of New York, as Trustee (the "Indenture"), copies of which are available upon request to the Company.

    RANKING AND SECURITY. The Senior Notes are general unsecured senior obligations of the Company and rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Company, and senior in right of payment with all existing and future subordinated indebtedness of the Company.

    INTEREST RATES. The Senior Notes bear interest at a rate of 9.75% payable semi-annually on April 15 and October 15.

    COVENANTS. The Indenture contains certain covenants that, among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined therein) to incur additional indebtedness, pay dividends or make certain other restricted payments, engage in transactions with affiliates, incur liens or engage in asset sales. The Indenture also restricts the ability of the Company to consolidate or merge with, or transfer all or substantially all of its assets to, another person.

    EVENTS OF DEFAULT. The Indenture also includes customary events of default. The occurrence of any such event of default could result in acceleration of the Company's obligations under the Indenture, which could have a material adverse effect on the Company's stockholders.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                  TO NON-UNITED STATES HOLDERS OF COMMON STOCK

    The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity other than (i) a citizen or resident of the United States, (ii) a corporation, partnership, limited liability company or other business entity created or organized in the United States or under the laws of the United States or of any state (other than any partnership treated as foreign under U.S. Treasury Regulations), (iii) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

    This discussion is based on the Company's understanding of the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, and judicial and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

    Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of Common Stock will be subject to withholding tax at a rate of 30.0% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld, in accordance with currently applicable U.S. Treasury regulations, the Company will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent actual knowledge to the contrary. Under recently finalized U.S. Treasury regulations generally effective for payments made after December 31, 1999 (the "Final Regulations"), however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under the Final Regulations, in the case of Common Stock held by a foreign partnership, (x) the certification requirement will generally be applied to the partners of the partnership and (y) the partnership will be required to provide certain information, including a U.S. taxpayer identification number. The Final Regulations also provide look-through rules for tiered partnerships.

    Generally, there will be no withholding tax on dividends paid to a Non-U.S. Holder if such dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States ("effectively connected dividends"), provided the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service ("IRS") form with the payor (which form, under the Final Regulations, will require the Non-U.S. Holder to provide a U.S. taxpayer identification number). Instead, such effectively connected dividends will be subject to regular U.S. net income tax at graduated rates, in the same manner as if the Non-U.S. Holder were a U.S. resident. In addition to the graduated tax described above, a non-U.S. corporation receiving effectively connected dividends may be subject to a "branch profits tax" which is imposed, under certain circumstances, at a rate of 30.0% (or such lower rate as may be specified by an applicable treaty) of such corporation's effectively connected earnings and profits, subject to certain adjustments.

    A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for a refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and no tax will generally be withheld) with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States (in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder), (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or
(iv) the Company is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes and the Non-U.S. Holder owned directly or indirectly more than 5.0% of the Company's Common Stock (assuming the Common Stock is regularly traded on an established securities market) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50.0% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company is not, and does not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF
  COMMON STOCK

    Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

    Under currently effective U.S. Treasury Regulations, dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding imposed at a rate of 31.0% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to the Company or its paying agent. Under the Final Regulations, a Non-U.S. Holder of Common Stock that fails to certify its Non-U.S. Holder status in accordance with the requirements of the Final Regulations may be subject to U.S. backup withholding at a rate of 31.0% on payment of dividends.

    Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 31.0% will apply to the proceeds of a disposition of Common Stock paid to or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if the payment is made through an office outside the United States of a broker that is (i) a U.S. person, (ii) a foreign person which derives 50.0% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, unless the broker maintains documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX

    An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock at the time of death will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the gross estate for U.S. federal estate tax purposes. Estates of non-resident aliens are generally allowed a statutory credit which has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering and the Affiliate Stock Purchase, the
Company will have approximately       shares of Common Stock outstanding
(     shares if the Underwriters' over-allotment option is exercised in full), assuming the exercise of all options granted by the Company. Of those shares,
only the      shares of Common Stock sold in the Offering and the Affiliate
Stock Purchase (     shares if the Underwriters' over-allotment option is
exercised in full) will be freely tradeable without registration under the Securities Act and without restriction by persons other than "affiliates" of the Company (as such term is defined in the rules and regulations under the
Securities Act). The      shares of Common Stock held by BRS, the      shares of
Common Stock held by the Farallon Entities, the      shares of Common Stock held
by CMC and the      shares of Common Stock held by certain members of management or their permitted transferees or issuable upon exercise of outstanding options will be "restricted" securities within the meaning of Rule 144 under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. Subject to the limitations described below, such restricted securities will become eligible for sale in the public market in reliance on Rule 144, generally upon the expiration of the applicable holder's two year holding periods.

    In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" (as defined below) of the Company, the acquiror or subsequent holder (including an affiliate) is entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1.0% of the then outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any dime during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

    The Company has agreed not to register for sale, and the Company, BRS, the Farallon Entities, CMC and the Management Investors, have agreed not to offer, sell, contract to sell or otherwise dispose of, any Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated on behalf of the Underwriters, except for the shares of Common Stock offered in connection with the Offering.

    Pursuant to Rule 144 and after giving effect to the agreements described in
the immediately preceding paragraph, the      shares held by BRS and,
     shares held by the Farallon Entities, will be eligible for sale in the public market beginning on the later of 180 days after the date of this Prospectus and two years after the acquisition of the shares from the Company, subject to the volume limitations and other requirements under Rule 144
described above. The two-year holding period expires in          . The
shares held by the Management Investors and their permitted transferees and, subject to the stock option agreements (and related subscription agreements)
with certain of the Optionees, the      shares issuable upon exercise of options
issued to those Optionees will be eligible for sale in the public market beginning on the later of 180 days after the date of this prospectus and two years after the acquisition of shares from the Company or any affiliate of the Company, subject to the volume limitations and other requirements under Rule 144 described above. The two-year holding
period expires no earlier than          with respect to the shares held by the
Management Investors. As of May 31, 1998, no such options had been exercised.

    Since the Recapitalization, there has been no public market for the Common Stock. Trading of the Common Stock is expected to commence following the commencement of the Offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. However, sales by BRS, the Farallon Entities, CMC, the Management Investors or the Optionees of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

REGISTRATION RIGHTS

    BRS, the Farallon Entities and CMC have the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act shares of Common Stock held by them. Under the agreements providing for registration rights, the Company will pay all expenses in connection with any registrations made at the request of BRS, the Farallon Entities and CMC and the Company will pay all expenses in connection with any registration by BRS, the Farallon Entities, CMC, certain members of management, the Optionees and all other parties to the Registration Rights Agreement incidental to a registration by the Company. BRS has informed the Company that it has no present intention of exercising its registration rights and it has agreed not to exercise such rights for a period of 180 days after the date of this Prospectus. The exercise by BRS of its registration rights could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

    None of certain members of management has an independent right to have shares of Common Stock registered under the Securities Act, although they have the right to participate in sales, including through registered public offerings, of shares of Common Stock by BRS, the Farallon Entities, CMC and the Company.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their representatives, BT Alex. Brown Incorporated and Bear, Stearns & Co. Inc. (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                                                        NUMBER
                                           UNDERWRITER                                                OF SHARES
--------------------------------------------------------------------------------------------------  --------------
BT Alex. Brown Incorporated.......................................................................
Bear, Stearns & Co. Inc...........................................................................
                                                                                                    --------------

Total.............................................................................................
                                                                                                    --------------
                                                                                                    --------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $    per share. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $    per share to certain other dealers. After commencement of this
Offering, the offering price and other selling terms may be changed by the Representatives.

    The Company and the Selling Stockholder have granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to
purchase up to         additional shares of Common Stock at the initial public
offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common
Stock to be purchased by it in the above table bears to         , and the
Company and the Selling Stockholder will be obligated, pursuant to the option to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional
shares on the same terms as those on which the         shares are being offered.

    The Underwriting Agreement contains covenants of indemnity and contribution between the Underwriters, the Company and the Selling Stockholder regarding certain liabilities, including liabilities under the Securities Act.

    To facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this Offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

    The Company and its officers, directors and present stockholders and optionholders have agreed that they will not offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any interests therein, or any securities convertible into, or exchangeable for, shares of Common Stock, or rights to acquire the same, for a period of 180 days from the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated on behalf of the Underwriters, except pursuant to the Underwriting Agreement. Such consent may be given without any public notice.

    From time to time, BT Alex. Brown Incorporated has provided investment banking services to the Company, including acting as one of the Initial Purchasers in the Company's Note Offering in October 1997, for which it has received customary underwriting fees. Furthermore, Bankers Trust & Company, an affiliate of BT Alex. Brown Incorporated, is both lender and agent under the Credit Facility and receives customary fees for such services.

    Pursuant to the repayment of the Credit Facility, Bankers Trust Company will receive an amount greater than 10.0% of the net proceeds of the Offering. See "Use of Proceeds." Bankers Trust Company is an affiliate of BT Alex. Brown Incorporated, which is a member of the National Association of Securities Dealers, Inc. (the "NASD"). Accordingly, the underwriting arrangements for the Offering will be made in compliance with Rule 2710 (c)(8) and Rule 2720 of the Conduct Rules of the NASD, which provides that, among other things, when an NASD member is to receive an amount greater than 10.0% of the net proceeds of an offering, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. Bear, Stearns & Co. Inc. will serve in such role and will recommend a price in compliance with the requirements of Rule 2720. In connection with the Offering, Bear, Stearns & Co. Inc. in its role as a qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of the Prospectus and the Registration Statement of which this Prospectus forms a part.

    Concurrently with the consummation of the Offering, the Purchasing Affiliates will purchase directly from the Company, at a price per share equal to the initial public offering price, less the underwriting discount and
commission,      shares of Common Stock, for an aggregate purchase price of
$     pursuant to the Affiliate Stock Purchase. The Underwriters will not participate in, or receive any discount or commission on, the sale of Common Stock to Purchasing Affiliates in the Affiliate Stock Purchase.

    At the request of the Company, the Underwriters have reserved for sale, at the initial offering price, up to 5.0% of the shares offered hereby for directors, officers, employees, business associates, and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

    The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

PRICE OF THIS OFFERING

    Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the facts to be considered in such negotiations are prevailing market conditions, the results of operations of the Company in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant by the Company and the Representatives.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Common Stock being offered hereby will be passed upon for the Company by Kirkland & Ellis (a partnership which includes professional corporations), New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

    The consolidated balance sheets of the Company as of May 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, and the financial statement schedule for each of the three years in the period ended May 31, 1998, included in this prospectus, have been included herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The combined balance sheets of Ultrafit, Inc. and Affiliates as of December 31, 1996 and 1997 and the related combined statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997, included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The combined balance sheet of Lifestyle Fitness of Springfield, Inc. and Affiliates as of December 31, 1997 and the related combined statements of income, stockholders' deficit and cash flows for the year then ended, included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, Senior Notes and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Such materials can also be inspected on the Commission's site on the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

Report of independent accountants..........................................................................        F-2

Consolidated balance sheets at May 31, 1997 and 1998.......................................................        F-3

Consolidated statements of operations for the years ended May 31, 1996, 1997 and 1998......................        F-4

Consolidated statements of stockholders' equity (deficit) for the years ended May 31, 1996, 1997 and
  1998.....................................................................................................        F-5

Consolidated statements of cash flows for the years ended May 31, 1996, 1997 and 1998......................        F-6

Notes to consolidated financial statements.................................................................        F-7

ULTRAFIT, INC. AND AFFILIATES

Report of independent accountants..........................................................................       F-27

Combined balance sheets at December 31, 1996 and 1997, and unaudited as of March 31, 1998..................       F-28

Combined statements of income for the years ended December 31, 1996 and 1997, and unaudited for the three
  months ended March 31, 1997 and 1998.....................................................................       F-29

Combined statements of stockholders' equity for the years ended December 31, 1996 and 1997, and unaudited
  for the three months ended March 31, 1998................................................................       F-30

Combined statements of cash flows for the years ended December 31, 1996 and 1997, and unaudited for the
  three months ended March 31, 1997 and 1998...............................................................       F-31

Notes to combined financial statements.....................................................................       F-32

LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

Report of independent accountants..........................................................................       F-38

Combined balance sheets as of December 31, 1997 and unaudited as of June 30, 1998..........................       F-39

Combined statements of income for the year ended December 31, 1997 and unaudited for the six months ended
  June 30, 1997 and 1998...................................................................................       F-40

Combined statements of stockholders' deficit for the year ended December 31, 1997 and unaudited for the six
  months ended June 30, 1998...............................................................................       F-41

Combined statements of cash flows for the year ended December 31, 1997 and unaudited for the six months
  ended June 30, 1997 and 1998.............................................................................       F-42

Notes to combined financial statements.....................................................................       F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS

                                          New York, New York
                                          July 9, 1998, except for the last
                                          paragraph of
                                          Note 6 and Note 17, as to which the
                                          date is August 6, 1998

To the Board of Directors and Stockholders of Town Sports International, Inc.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of TOWN SPORTS INTERNATIONAL, INC. and SUBSIDIARIES (the "Company") as of May 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 2(m) to the consolidated financial statements, the Company changed its method of accounting for organizational costs effective June 1, 1997.

                                          PRICEWATERHOUSECOOPERS LLP

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                             MAY 31, 1997 AND 1998

                                                                                             1997        1998
                                                                                           ---------  -----------
                                                     ASSETS:
Current assets:
  Cash and cash equivalents..............................................................  $   2,468  $    22,997
  Accounts receivable....................................................................        312          420
  Inventory..............................................................................        327          673
  Prepaid expenses and other current assets..............................................        493          677
  Prepaid corporate income taxes.........................................................        202
                                                                                           ---------  -----------
    Total current assets.................................................................      3,802       24,767
Fixed assets, net........................................................................     34,214       54,518
Intangible assets, net...................................................................      4,425       19,923
Deferred tax asset.......................................................................      5,972        7,159
Deferred membership costs................................................................      3,530        4,933
Other assets.............................................................................        980          677
                                                                                           ---------  -----------
    Total assets.........................................................................  $  52,923  $   111,977
                                                                                           ---------  -----------
                                                                                           ---------  -----------

                                     LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
  Current portion of long-term debt and capital lease obligations........................  $   1,924  $     2,036
  Accounts payable.......................................................................      1,802        2,451
  Accrued expenses.......................................................................      4,017        7,869
  Corporate income taxes payable.........................................................                     122
  Deferred revenue.......................................................................      4,599        6,391
                                                                                           ---------  -----------
    Total current liabilities............................................................     12,342       18,869
Long-term debt and capital lease obligations.............................................     39,147       86,253
Deferred lease liabilities...............................................................      6,625        9,298
Deferred revenue.........................................................................      1,036        1,890
Other liabilities........................................................................        724          774
                                                                                           ---------  -----------
    Total liabilities....................................................................     59,874      117,084
                                                                                           ---------  -----------
Commitments and contingencies (Notes 6, 7, 8, and 13)
Stockholders' deficit :
  Series A preferred stock, $1.00 par value; at liquidation value; authorized 200,000 shares; issued and outstanding 152,455 shares at May 31, 1997 and 153,637 shares at
    May 31, 1998.........................................................................     16,250       18,736
  Series B preferred stock, $1.00 par value; at liquidation value; authorized 200,000
    shares; issued and outstanding 3,857 shares at May 31, 1997 and 1998.................        144          164
  Class A voting common stock, $.001 par value; authorized 1,150,000 shares; issued and
    outstanding 1,010,000 shares at May 31, 1997 and 1,015,714 shares at May 31, 1998....          1            1
Paid-in capital..........................................................................                   3,994
Unearned compensation....................................................................                  (2,546)
Accumulated deficit......................................................................    (23,346)     (25,456)
                                                                                           ---------  -----------
    Total stockholders' deficit..........................................................     (6,951)      (5,107)
                                                                                           ---------  -----------
    Total liabilities and stockholders' deficit..........................................  $  52,923  $   111,977
                                                                                           ---------  -----------
                                                                                           ---------  -----------

                See notes to consolidated financial statements.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                FOR THE YEARS ENDED MAY 31, 1996, 1997 AND 1998

                                                                                        1996       1997       1998
                                                                                      ---------  ---------  ---------
Revenues:
  Club operations...................................................................  $  40,796  $  54,164  $  79,719
  Management fees and other.........................................................      2,959      2,403      2,631
                                                                                      ---------  ---------  ---------
                                                                                         43,755     56,567     82,350
                                                                                      ---------  ---------  ---------
Operating expenses:
  Payroll and related...............................................................     18,626     23,321     33,309
  Club operating....................................................................     14,542     18,044     25,858
  General and administrative........................................................      3,562      3,774      5,825
  Depreciation and amortization.....................................................      2,929      4,219      7,736
  Compensation expense in connection with stock options.............................      1,967      5,933      1,442
                                                                                      ---------  ---------  ---------
                                                                                         41,626     55,291     74,170
                                                                                      ---------  ---------  ---------
      Operating income..............................................................      2,129      1,276      8,180
Interest expense, net of interest income of $60, $115 and and $1,228,
  respectively......................................................................        952      2,455      5,902
                                                                                      ---------  ---------  ---------
      Income (loss) before provision (benefit) for corporate income taxes...........      1,177     (1,179)     2,278
Provision (benefit) for corporate income taxes......................................        628       (243)     1,131
                                                                                      ---------  ---------  ---------
      Income (loss) before extraordinary item and cumulative effect of change in
       accounting policy............................................................        549       (936)     1,147
Extraordinary loss from early extinguishment of debt, net of income tax benefit of
  $624..............................................................................                             (782)
                                                                                      ---------  ---------  ---------
      Income (loss) before cumulative effect of change in accounting policy.........        549       (936)       365
Cumulative effect on prior years of a change in accounting for club organizational
  costs, net of income tax benefit of $70...........................................                              (88)
                                                                                      ---------  ---------  ---------
      Net income (loss).............................................................        549       (936)       277
Accreted dividends on preferred stock...............................................       (400)    (1,286)    (2,387)
                                                                                      ---------  ---------  ---------
      Net income (loss) attributable to common stockholders.........................  $     149  $  (2,222) $  (2,110)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Per common share data:
  Basic:
    Income (loss) before extraordinary item and change in accounting policy and
     after deduction of preferred stock dividends...................................  $    0.18  $   (2.21) $   (1.22)
    Extraordinary item..............................................................                            (0.77)
    Cumulative effect of change in accounting policy................................                            (0.09)
                                                                                      ---------  ---------  ---------
      Net income (loss) per common share............................................  $    0.18  $   (2.21) $   (2.08)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
  Diluted:
    Income (loss) before extraordinary item and change in accounting policy and
     after deduction of preferred stock dividends...................................  $    0.16  $   (2.21) $   (1.22)
    Extraordinary item..............................................................                            (0.77)
    Cumulative effect of change in accounting policy................................                            (0.09)
                                                                                      ---------  ---------  ---------
      Net income (loss) per common share............................................  $    0.16  $   (2.21) $   (2.08)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                See notes to consolidated financial statements.

                   TOWN SPORTS INTERNATIONAL AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                FOR THE YEARS ENDED MAY 31, 1996, 1997 AND 1998

                                                                                   PREFERRED STOCK
                                                        ----------------------------------------------------------------------
                                                        SERIES A ($1.00 PAR)   SERIES A ($.10 PAR)      SERIES B ($1.00 PAR)
                                                        --------------------  ----------------------  ------------------------
                                                         SHARES     AMOUNT      SHARES      AMOUNT      SHARES       AMOUNT
                                                        ---------  ---------  -----------  ---------  -----------  -----------
Balance at May 31, 1995...............................                               496
Issuance of Class A Common Stock......................
Issuance of Class A and B Common Stock................
Accretion of Series B redeemable convertible preferred
  stock dividends ($1.22 per share)...................
Compensation expense in connection with stock
  options.............................................
Net Income............................................
                                                                                   -----   ---------
    Balance at May 31, 1996...........................                               496
Liquidation of Series A Preferred Stock, for $1,000
  per share, redemption Class A and B Common Stock for
  a cash price of $35 per share and change in equity
  related to exercise of stock options................                              (496)
Issuance of Series A and B Preferred and Common Stock
  at cash price of $100, $35 and $1, respectively.....    152,455  $  15,245                               3,857    $     135
Warrant exercise at $.01 per share....................
Original issue discount in connection with the
  issuance of warrants and subordinated debt..........
Compensation expense in connection with common stock
  options.............................................
Compensation expense in connection with Series B
  Preferred Stock options.............................
Accretion of Series A and Series B preferred stock
  dividend ($6.59 and $2.32 per share,
  respectively.)......................................                 1,005                                                9
Net loss..............................................
                                                        ---------  ---------       -----   ---------       -----        -----
    Balance at May 31, 1997...........................    152,455     16,250      --          --           3,857          144
                                                                                   -----   ---------
                                                                                   -----   ---------
Issuance of Series A Preferred Stock and Class A
  Common Stock........................................      1,182        119
Unearned Compensation in connection with common stock
  options.............................................
Amortization of unearned compensation.................
Compensation expense in connection with Series B
  Preferred stock options.............................
Accretion of Series A and Series B preferred stock
  dividend ($15.14 and $5.44 per share,
  respectively).......................................                 2,367                                               20
Net income............................................
                                                        ---------  ---------                               -----        -----
    Balance at May 31, 1998...........................    153,637  $  18,736                               3,857    $     164
                                                        ---------  ---------                               -----        -----
                                                        ---------  ---------                               -----        -----

                                                                                       COMMON STOCK
                                                        ---------------------------------------------------------------------------

                                                           CLASS A ($.001 PAR)         CLASS A ($.01 PAR)      CLASS B CONVERTIBLE
                                                        --------------------------  -------------------------  --------------------
                                                          SHARES        AMOUNT        SHARES       AMOUNT       SHARES     AMOUNT
                                                        -----------  -------------  ----------  -------------  ---------  ---------
Balance at May 31, 1995...............................                                 475,000    $       5
Issuance of Class A Common Stock......................                                  87,948            1
Issuance of Class A and B Common Stock................                                  13,358                     2,351
Accretion of Series B redeemable convertible preferred
  stock dividends ($1.22 per share)...................
Compensation expense in connection with stock
  options.............................................
Net Income............................................
                                                                                                         --
                                                                                    ----------                 ---------  ---------
    Balance at May 31, 1996...........................                                 576,306            6        2,351
Liquidation of Series A Preferred Stock, for $1,000
  per share, redemption Class A and B Common Stock for
  a cash price of $35 per share and change in equity
  related to exercise of stock options................                                (576,306)          (6)      (2,351)
Issuance of Series A and B Preferred and Common Stock
  at cash price of $100, $35 and $1, respectively.....    1,000,000    $       1
Warrant exercise at $.01 per share....................       10,000
Original issue discount in connection with the
  issuance of warrants and subordinated debt..........
Compensation expense in connection with common stock
  options.............................................
Compensation expense in connection with Series B
  Preferred Stock options.............................
Accretion of Series A and Series B preferred stock
  dividend ($6.59 and $2.32 per share,
  respectively.)......................................
Net loss..............................................
                                                                              --                         --
                                                        -----------                 ----------                 ---------  ---------
    Balance at May 31, 1997...........................    1,010,000            1        --           --           --         --
                                                                                                         --
                                                                                                         --
                                                                                    ----------                 ---------  ---------
                                                                                    ----------                 ---------  ---------
Issuance of Series A Preferred Stock and Class A
  Common Stock........................................        5,714            0
Unearned Compensation in connection with common stock
  options.............................................
Amortization of unearned compensation.................
Compensation expense in connection with Series B
  Preferred stock options.............................
Accretion of Series A and Series B preferred stock
  dividend ($15.14 and $5.44 per share,
  respectively).......................................
Net income............................................
                                                                              --
                                                        -----------
    Balance at May 31, 1998...........................    1,015,714    $       1
                                                                              --
                                                                              --
                                                        -----------
                                                        -----------


                                                                                     (ACCUMULATED        TOTAL
                                                                                       DEFICIT)      STOCKHOLDERS'
                                                         PAID-IN       UNEARNED        RETAINED         EQUITY
                                                         CAPITAL     COMPENSATION      EARNINGS        (DEFICIT)
                                                        ----------  --------------  --------------  ---------------
Balance at May 31, 1995...............................  $    1,788                   $        193      $   1,986
Issuance of Class A Common Stock......................       1,371                                         1,372
Issuance of Class A and B Common Stock................         144                                           144
Accretion of Series B redeemable convertible preferred
  stock dividends ($1.22 per share)...................                                       (400)          (400)
Compensation expense in connection with stock
  options.............................................       1,823                                         1,823
Net Income............................................                                        549            549

                                                        ----------                  --------------       -------
    Balance at May 31, 1996...........................       5,126                            342          5,474
Liquidation of Series A Preferred Stock, for $1,000
  per share, redemption Class A and B Common Stock for
  a cash price of $35 per share and change in equity
  related to exercise of stock options................     (11,228)                       (21,466)       (32,700)
Issuance of Series A and B Preferred and Common Stock
  at cash price of $100, $35 and $1, respectively.....        (226)                                       15,155
Warrant exercise at $.01 per share....................
Original issue discount in connection with the
  issuance of warrants and subordinated debt..........         123                                           123
Compensation expense in connection with common stock
  options.............................................       5,660                                         5,660
Compensation expense in connection with Series B
  Preferred Stock options.............................         273                                           273
Accretion of Series A and Series B preferred stock
  dividend ($6.59 and $2.32 per share,
  respectively.)......................................         272                         (1,286)
Net loss..............................................                                       (936)          (936)

                                                        ----------                  --------------       -------
    Balance at May 31, 1997...........................                                    (23,346)        (6,951)

Issuance of Series A Preferred Stock and Class A
  Common Stock........................................           6                                           125
Unearned Compensation in connection with common stock
  options.............................................       3,352        (3,352)
Amortization of unearned compensation.................                       806                             806
Compensation expense in connection with Series B
  Preferred stock options.............................         636                                           636
Accretion of Series A and Series B preferred stock
  dividend ($15.14 and $5.44 per share,
  respectively).......................................                                     (2,387)
Net income............................................                                        277            277

                                                        ----------       -------    --------------       -------
    Balance at May 31, 1998...........................  $    3,994    $   (2,546)    $    (25,456)     $  (5,107)

                                                        ----------       -------    --------------       -------
                                                        ----------       -------    --------------       -------

                See notes to consolidated financial statements.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                FOR THE YEARS ENDED MAY 31, 1996, 1997 AND 1998

                                                                                 1996        1997        1998
                                                                               ---------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income..........................................................  $     549  $     (936) $      277
                                                                               ---------  ----------  ----------
  Adjustments to reconcile net (loss) income to net cash provided by operating activities:
    Compensation expense in connection with stock options....................      1,967       5,933       1,442
    Depreciation and amortization............................................      2,929       4,219       7,736
    Amortization of debt issuance costs......................................     --             156         412
    Loss from early extinguishment of debt...................................     --          --           1,406
    Write-off of organization costs..........................................     --          --             158
    Noncash rental expense, net of noncash rental income.....................      1,277       1,620       2,670
    Change in certain working capital components.............................      1,216       4,389       4,316
    Increase in deferred tax asset...........................................     (1,539)     (2,058)     (1,187)
    Increase in deferred membership costs....................................       (926)       (847)     (1,403)
    Other....................................................................        222        (174)        (94)
                                                                               ---------  ----------  ----------
      Total adjustments......................................................      5,146      13,238      15,456
                                                                               ---------  ----------  ----------
      Net cash provided by operating activities..............................      5,695      12,302      15,733
                                                                               ---------  ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net of effect of acquired businesses.................     (5,380)    (11,403)    (16,170)
  Acquisition of businesses..................................................        (35)     (1,888)    (19,733)
  Intangible and other assets................................................        (72)       (280)       (137)
                                                                               ---------  ----------  ----------
      Net cash used in investing activities..................................     (5,487)    (13,571)    (36,040)
                                                                               ---------  ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of stock, net of expenses.........................................      2,000      15,155         125
  Redemption and liquidation of stock, including expenses....................     --         (38,820)     --
  Proceeds from borrowings...................................................      5,365      42,092      89,372
  Repayments of borrowings...................................................     (7,221)    (13,607)    (45,130)
  Debt issuance costs........................................................     --          (2,011)     (3,531)
                                                                               ---------  ----------  ----------
      Net cash provided by financing activities..............................        144       2,809      40,836
                                                                               ---------  ----------  ----------
      Net increase in cash and cash equivalents..............................        352       1,540      20,529
Cash and cash equivalents at beginning of period.............................        576         928       2,468
                                                                               ---------  ----------  ----------
      Cash and cash equivalents at end of period.............................  $     928  $    2,468  $   22,997
                                                                               ---------  ----------  ----------
                                                                               ---------  ----------  ----------
Summary of the change in certain working capital components, net of effects of acquired businesses:
  (Increase) decrease in accounts receivable.................................  $     (19) $      469        (108)
  Increase in inventory......................................................       (135)        (39)       (343)
  (Increase) decrease in prepaid expenses and other current assets...........        (38)        631          30
  Increase in accounts payable and accrued expenses..........................        805       2,055       1,895
  (Decrease) increase in prepaid corporate income taxes......................       (913)        156         324
  Increase in deferred revenue...............................................      1,516       1,117       2,518
                                                                               ---------  ----------  ----------
      Net change in certain working capital components.......................  $   1,216  $    4,389  $    4,316
                                                                               ---------  ----------  ----------
                                                                               ---------  ----------  ----------

                See notes to consolidated financial statements.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. NATURE OF BUSINESS:

    Town Sports International, Inc. and Subsidiaries (the "Company") owns, operates or manages thirty-nine fitness clubs ("clubs") and a physical therapy facility in the New York metropolitan market, six clubs in Washington, D.C., two clubs in Boston, and two clubs in Switzerland. The Company's geographic concentration in the New York metropolitan market may expose the Company to adverse developments related to competition, demographic changes, real estate costs and economic down turns.

    On December 10, 1996, the Company completed a restructuring of its ownership and debt capitalization. The restructuring was undertaken to increase stockholder value by providing access to growth capital and financial advisory skills thereby enabling the Company to optimize its competitive advantage in the market place, and to present certain existing equity holders the opportunity to diversify their respective equity interests in the Company. The restructuring was accounted for as a leveraged recapitalization whereby new investors, on a fully-diluted basis, effectively acquired 73% of the Company resulting in a reduction of equity of $32,700. The reduction in equity included the liquidation of Series A Preferred Stock of $496, and the redemption of stock and stock options outstanding immediately prior to the recapitalization of $28,025 and $4,179, respectively. In addition, 368,333 shares of Series B Redeemable Preferred Stock, which had been accounted for as mezzanine financing, were redeemed at a cost of $6,121. New and existing investors acquired newly constituted preferred and common stock. Closing fees paid to certain new investors totaled approximately $800. Senior and subordinated debt facilities were obtained to finance the repayment of existing bank facilities and to provide growth capital.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    A. PRINCIPLES OF CONSOLIDATION:

    The accompanying consolidated financial statements include the accounts of Town Sports International, Inc. and all wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    B. REVENUE RECOGNITION:

    The Company receives a one-time non-refundable initiation fee and monthly dues from its members. Substantially all of the Company's members join on a month-to-month basis and can therefore cancel their membership at any time with 30 days notice.

    Initiation fees and related direct expenses, primarily sales commissions payable to membership consultants, are deferred and recognized, on a straight-line basis, in operations over an estimated membership period of twenty four (24) months. Dues that are received in advance are recognized on a pro-rata basis over the periods in which services are to be provided.

    In connection with advance receipts of fees or dues, the Company is required to maintain surety bonds totaling $1,035, pursuant to various state consumer protection laws.

    Management fees earned for services rendered are recognized at the time the related services are performed.

    The Company recognizes revenue from merchandise sales upon delivery to the member.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    C. INVENTORY:

    Inventory consists primarily of athletic equipment and supplies for sale to members and club supplies. Inventories are valued at the lower of cost or market by the first-in, first-out method.

    D. FIXED ASSETS:

    Fixed assets are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which are thirty years for building and improvements, five years for club equipment, furniture, fixtures and computer equipment, and three years for proprietary computer software. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining period of the lease. Expenditures for maintenance and repairs are charged to operations as incurred. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

    E. ADVERTISING AND CLUB PREOPENING COSTS

    Advertising costs and club preopening costs are charged to operations during the period in which they are incurred. Total advertising costs incurred by the Company during the years ended May 31, 1996, 1997 and 1998 totaled $1,291, $1,627 and $2,147, respectively.

    F. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The most significant assumptions and estimates relate to the useful lives and recoverability of fixed and intangible assets, deferred income tax valuation and expense in connection with stock options and warrants.

    G. CORPORATE INCOME TAXES:

    Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the financial statement and tax bases of assets and liabilities ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is recorded if it is more likely than not that all or part of a deferred tax asset will not be realized.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    H. STATEMENTS OF CASH FLOWS:

    Supplemental disclosure of cash flow information:

                                                                   1996       1997       1998
                                                                 ---------  ---------  ---------
Cash paid during the year for:
  Interest (net of amounts capitalized)........................  $   1,118  $   1,603  $   6,798
  Taxes........................................................      3,080      1,655      1,300
Noncash investing and financing activities:
  Acquisition of fixed assets included in accounts payable.....        293        850      2,496
  Acquisition of equipment financed by suppliers or lessors....      1,475      1,411        562

    See Notes 9 and 10 for additional noncash investing and financing activities.

    I. CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid debt instruments which have maturities of three months or less when acquired to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value.

    J. DEFERRED LEASE LIABILITIES AND NONCASH RENTAL EXPENSE:

    The Company recognizes rental expense for leases with scheduled rent increases on the straight-line basis.

    K. FOREIGN CURRENCY:

    Transactions denominated in a foreign currency have been translated into U.S. dollars at the rates of exchange at the transaction dates. Assets and liabilities have been translated at the respective year-end exchange rates. For the years ended May 31, 1996, 1997 and 1998, the Company recognized foreign exchange gains (losses) of approximately $20, ($65) and ($3), respectively. These gains (losses) relate to certain management fees earned in Switzerland.

    L. INVESTMENTS IN AFFILIATED COMPANIES:

    The Company has investments in Capitol Hill Squash Club Associates and Kalorama Sports Management Associates (collectively referred to as the "Affiliates"). The Affiliates have operations, which are similar, or related to, those of the Company. The Company accounts for these Affiliates in accordance with the equity method. The assets, liabilities, equity and operating results of the Affiliates and the Company's pro rata share of the Affiliates' net assets and operating results were not material for all periods presented.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    M. INTANGIBLE ASSETS:

    Intangible assets consist of acquired leasehold rights, membership lists, debt issuance costs, goodwill and covenant-not-to compete. Such intangibles, except debt issuance costs, are stated at amortized cost and are being amortized by the straight-line method over their estimated lives. Debt issuance costs are amortized as additional interest expense over life of the underlying debt using the interest method. Effective June 1, 1997, the Company changed the estimated useful lives of membership lists from three to two years. The effect on operating results for the year ended May 31, 1998 of decreasing the useful life was to increase amortization expense by $234, $117 net of taxes. Goodwill and acquired leasehold rights are being amortized over the remaining lives of the respective leases, five to fifteen years, and debt issuance costs are being amortized over the term of the respective borrowings, five to seven years.

    Prior to the year ended May 31, 1998, the Company capitalized direct costs (legal fees and real-estate commissions) incurred to obtain leases for new clubs to be constructed by the Company ("Organizational Costs"). Such amounts were amortized over a five year period using the straight-line method. During the quarter ended May 31, 1998, the Company adopted the provisions of Statement of Position 98-5 REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5") which requires that Organizational Costs be expensed as incurred. In connection with the adoption of SOP 98-5, the Company restated its first-quarter operating results as if adoption had occurred on June 1, 1997 and recorded a pre-tax charge of $158, $88 net of taxes, as the cumulative effect of this accounting change.

    N. ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS:

    Long-lived assets, such as fixed assets and intangible assets, including goodwill, are reviewed when events or circumstances indicate that their carrying value may not be recoverable. Estimated undiscounted expected future cash flows are used to determine if an asset is impaired in which case the asset's carrying value would be reduced to fair value. For all periods presented, no impairment losses were recorded.

    O. CONCENTRATIONS OF CREDIT RISK:

    Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents. Such amounts are held, primarily, in a single commercial bank. The Company holds no collateral for these financial instruments.

    P. STOCK-BASED EMPLOYEE COMPENSATION:

    For financial reporting purposes, the Company accounts for stock-based compensation in accordance with the intrinsic value method ("APB No. 25"). In accordance with this method, no compensation expense is recognized in the accompanying financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock, as of the grant date, is not greater than the amount an employee must pay to acquire the stock as defined; however, to the extent that stock options are granted to employees with variable terms or if the fair value of the Company's stock as of the measurement date is greater than the amount an employee must pay to acquire the stock, then the Company will recognize

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) compensation expense. However, the fair value of options or warrants granted to nonemployees for financing, goods or services are included in operating results as an expense.

    Disclosures, including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock-based compensation, have been included in Note 9.

    Q. OTHER RECENT ACCOUNTING PRONOUNCEMENTS:

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130 ("SFAS No. 130"), REPORTING COMPREHENSIVE INCOME. This statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Based on current estimates, management does not believe that the future adoption of SFAS No. 130 will have a material effect on the Company's financial statements.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 131 ("SFAS No. 131"), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the way in which public companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes the standards for related disclosure about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Based on current estimates, management does not believe that the future adoption of SFAS No. 131 will have a material effect on the Company's financial statements.

    In February 1998, the Financial Accounting Standards Board issued Statement No. 132 ("SFAS No. 132"), EMPLOYER DISCLOSURES ABOUT PENSIONS AND OTHER POST RETIREMENT BENEFITS. This statement modifies financial statement disclosures related to pension and other post retirement plans, and will not have an effect on the Company's financial statements.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS No. 133"), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 standardizes the accounting for derivative instruments by requiring that all derivatives be recognized as assets and liabilities and measured at fair value. This statement is effective for fiscal years beginning after June 15, 1999. Based on current estimates, management does not believe that the future adoption of SFAS No. 133 will have an effect on the Company's financial statements.

    R. PER COMMON SHARE DATA:

    The per common share data appearing herein has been prepared assuming the capital structure adopted at the time of the leveraged recapitalization, as discussed in Note 1 to the financial statements, was in place for all periods presented. Accordingly, basic per common share amounts were computed by dividing the respective income (loss) amounts, after deduction of the preferred stock dividend where required, by the issued and outstanding shares of Class A Voting Common Stock. As noted, for periods prior to the leveraged recapitalization, the weighted average outstanding shares, including stock options, have been adjusted to the equivalent number of shares/options outstanding upon the consummation of

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) the leveraged recapitalization. Diluted per common share amounts include, where dilutive, the weighted average number of shares issuable upon the exercise of outstanding options and warrants using the treasury stock method.

    S. RECLASSIFICATIONS:

    Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 presentation.

3. FIXED ASSETS:

    Fixed assets as of May 31, 1997 and 1998 are shown at cost, less accumulated depreciation and amortization, and are summarized below:

                                                                           1997       1998
                                                                         ---------  ---------
Leasehold improvements.................................................  $  26,309  $  39,029
Club equipment.........................................................      8,581     13,394
Furniture, fixtures and computer equipment.............................      5,171      6,841
Building and improvements..............................................      4,995      4,995
Land...................................................................        986        986
Construction in progress...............................................      1,284      6,937
                                                                         ---------  ---------
                                                                            47,326     72,182
Less, Accumulated depreciation and amortization........................     13,112     17,664
                                                                         ---------  ---------
                                                                         $  34,214  $  54,518
                                                                         ---------  ---------
                                                                         ---------  ---------

    Depreciation and leasehold amortization expense for the years ended May 31, 1996, 1997 and 1998 was approximately $2,813, $3,843 and $6,130, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets as of May 31, 1997 and 1998 are shown at cost, less accumulated amortization, and are summarized below:

                                                                            1997       1998
                                                                          ---------  ---------
Goodwill arising on acquisition of businesses...........................  $   2,798  $  14,755
Deferred financing costs................................................      2,150      4,103
Membership lists........................................................        176      3,154
Organizational expenses.................................................        158         --
Covenant-not-to compete.................................................         --        400
                                                                          ---------  ---------
                                                                              5,282     22,412
Less, Accumulated amortization..........................................        857      2,489
                                                                          ---------  ---------
                                                                          $   4,425  $  19,923
                                                                          ---------  ---------
                                                                          ---------  ---------

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

4. INTANGIBLE ASSETS: (CONTINUED)
    Amortization expense of intangible assets for the years ended May 31, 1996, 1997 and 1998 was approximately $116, $532 and $2,018, respectively. Such amount includes amortization expense of deferred financing costs of $0, $156, and $412, respectively, which has been classified as interest expense for financial reporting purposes.

5. ACCRUED EXPENSES:

                                                                            1997       1998
                                                                          ---------  ---------
Accrued payroll.........................................................  $   1,882  $   3,359
Accrued interest........................................................        839      1,171
Accrued other...........................................................      1,296      2,089
Amounts payable under agreement to purchase a club......................     --          1,250
                                                                          ---------  ---------
                                                                          $   4,017  $   7,869
                                                                          ---------  ---------
                                                                          ---------  ---------

6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS:

    Long-term debt and capital lease obligations consist of the following:

                                                                           1997       1998
                                                                         ---------  ---------
Series B 9 3/4% Senior Notes, due 2004.................................             $  85,000
Term Loan..............................................................  $  30,000
Subordinated note payable--face value of $7,500. Note shown net of original issue discount arising out of issuance of warrants to buy
  common stock.........................................................      7,384
Capital lease obligations..............................................      2,317      1,463
Notes payable for acquired business....................................      1,370      1,826
                                                                         ---------  ---------
                                                                            41,071     88,289
      Less, Current portion due within one year........................      1,924      2,036
                                                                         ---------  ---------
      Long-term portion................................................  $  39,147  $  86,253
                                                                         ---------  ---------
                                                                         ---------  ---------

    The aggregate long-term debt and capital lease obligations maturing during the next five years is as follows:

YEAR ENDING MAY 31,                                                               AMOUNT DUE
-------------------------------------------------------------------------------  -------------
1999...........................................................................   $     2,036
2000...........................................................................           568
2001...........................................................................           349
2002...........................................................................           291
2003...........................................................................            45
Thereafter.....................................................................        85,000
                                                                                 -------------
                                                                                  $    88,289
                                                                                 -------------
                                                                                 -------------

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS: (CONTINUED)
    On October 16, 1997, the Company issued $85,000 of Series B 9 3/4% Senior Notes ("Senior Notes"), due October 2004. The net proceeds from the Senior Notes totaled approximately $81,700 of which $41,500 was used to repay the term loan, the line of credit and the subordinated note payable. The transaction fees of approximately $3,300, were accounted for as deferred financing costs. The Senior Notes bear interest at an annual rate of 9 3/4%, payable semi-annually. The notes are redeemable at the option of the Company on or after October 15, 2001. The Senior Notes are non-collateralized and rank "PARI PASSU" with all unsubordinated debt and senior in right of payment with all subordinated indebtedness of the Company. The note indenture under which the Senior Notes were issued contains certain covenants that, among other things, limit the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, engage in transactions with affiliates, incur liens and engage in asset sales.

    As of May 31, 1998, the Company has a line of credit with its principal bank for direct borrowings and letters of credit of up to $15,000. The line of credit carries interest at the Company's option based upon the Eurodollar borrowing rate plus 2.50% or the bank's prime rate plus 1.50%, as defined and the Company is required to pay a commitment commission of 0.38% per annum based upon the daily unutilized amount. There were no outstanding borrowings against this line of credit as of May 31, 1998; however the amount available for borrowing has been reduced by outstanding letters of credit totaling $1,993 (see Note 8). This line of credit expires on October 15, 2002. The line of credit contains various covenants including interest coverage and a leverage ratio as well as restrictions on the payment of dividends. The line of credit is collateralized by a mortgage on land, building and equipment, which, as of May 31, 1998, had an aggregate book value of approximately $3,585, and by all other assets of the Company.

    The Term Loan, prior to repayment, carried interest based upon Eurodollar borrowing rate plus 3.25%, or the base prime rate plus 2.00% as determined by the Company.

    The Subordinated note, prior to repayment, carried interest of 11.5%.

    Notes payable were incurred upon the acquisition of various fitness clubs and are subject to the Company's right of offset for possible post acquisition adjustments arising out of operations of the acquired clubs. These notes are stated at a discount from face value at rates of between 6% and 7%, and are non-collateralized.

    The carrying value of long-term debt, other than the Senior Notes, approximates fair market value as of May 31, 1997 and 1998 as the interest rate charged on the debt is variable or are generally short term. The Senior Notes have a fair value which approximates carrying value as of May 31, 1998, based on the quoted market price.

    The Company's interest expense and capitalized interest related to club facilities under construction for the years ended May 31, 1996, 1997 and 1998 are as follows:

                                                                   1996       1997       1998
                                                                 ---------  ---------  ---------
Interest costs expensed........................................  $   1,012  $   2,570  $   7,130
Interest costs capitalized.....................................         46         28        526
                                                                 ---------  ---------  ---------
                                                                 $   1,058  $   2,598  $   7,656
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS: (CONTINUED)

    The Company leases equipment under noncancelable capital leases. The initial lease terms range from three to five years, after which the Company is required to purchase the equipment at amounts defined by the agreements.

    As of May 31, 1998, minimum rental payments, under all capital leases, including payments to acquire leased equipment, are as follows:

                                                                                    MINIMUM
YEAR ENDING MAY 31,                                                              ANNUAL RENTAL
------------------------------------------------------------------------------  ---------------
1999..........................................................................     $   1,124
2000..........................................................................           358
2001..........................................................................            98
2002..........................................................................            15
                                                                                     -------
                                                                                       1,595
Less, Amounts representing interest...........................................           132
                                                                                     -------
Present value of minimum capital lease payments...............................     $   1,463
                                                                                     -------
                                                                                     -------

    The cost of leased equipment included in club equipment was approximately $4,190 and $5,033 at May 31, 1997 and 1998, respectively; related accumulated depreciation was $1,283 and $2,234, respectively.

    On August 6, 1998, the Company amended its line of credit with its principal bank whereby the credit limit was increased to $25,000.

7. RELATED PARTY TRANSACTIONS:

    a. The Company entered into a management agreement with Town Squash AG ("TSAG"). The Company, together with the shareholders of TSAG, is contingently liable to fund shortfalls in operating cash flow of TSAG, as defined. The terms of the agreement provide for the Company to fund a maximum amount of operating cash flow of approximately $135 ("Advances"). As of May 31, 1997 and 1998, the Company had no outstanding Advances to TSAG. Amounts due the Company at May 31, 1997 and 1998 of $84 and $36, respectively, represented earned management fees payable after year-end. Such amounts have been included in accounts receivable.

    Management fees earned during the years ended May 31, 1996, 1997 and 1998 amounted to approximately $695, $223 and $239, respectively.

    b. The Company entered into a professional service agreement with Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS"), for strategic and financial advisory services on December 10, 1996. Fees for such services are $250 per annum, and are payable while BRS owns 20% or more of the outstanding Common stock of the Company. Amounts due BRS on May 31, 1997 and 1998, which are included in accounts payable, were $104.

    c. Prior to May 1998, the Company was obligated by the terms of a management agreement with Great Neck Fitness Club Ltd. ("GNFC") to fund defined shortfalls in operating cash flows of GNFC. On April 1, 1998 the Company acquired the assets of GNFC and the management agreement was cancelled.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

7. RELATED PARTY TRANSACTIONS: (CONTINUED)
No management fees were recognized as income during the year ended May 31, 1997 and $75 and $130 was recognized in the year ended May 31, 1996 and 1998, respectively.

8. LEASES:

    The Company leases office, warehouse and multi-recreational facilities and certain equipment under noncancelable operating leases. In addition to base rent, the facility leases generally provide for additional rent based on increases in real estate taxes and other costs. Certain leases give the Company the right to acquire the leased facility at defined prices based on fair value and provide for additional rent based upon defined formulas of revenue, cash flow or operating results of the respective facilities. Under the provisions of certain of these leases, the Company is required to maintain irrevocable letters of credit, which total $1,993.

    The leases expire at various times through May 31, 2019, and certain leases may be extended at the Company's option.

    Future minimum rental payments under noncancelable operating leases are as follows:

YEAR ENDING MAY 31,                                                    MINIMUM ANNUAL RENTAL
--------------------------------------------------------------------  ------------------------
1999................................................................        $     14,542
2000................................................................              15,145
2001................................................................              15,253
2002................................................................              15,298
2003................................................................              14,737
Aggregate thereafter................................................             119,053
                                                                              ----------
                                                                            $    194,028
                                                                              ----------
                                                                              ----------

    Rent expense, including deferred lease liabilities, for the years ended May 31, 1996, 1997 and 1998 was approximately $8,653, $10,169 and $15,493, respectively. Such amounts include additional rent of $1,863, $2,146 and $2,590, respectively.

    The Company, as landlord, leases space under noncancelable operating leases. In addition to base rent, certain leases provide for additional rent based on increases in real estate taxes, indexation, utilities and defined amounts based on the operating results of the lessee. The leases expire at various times through May 31, 2005. Future minimum rentals receivable under noncancelable leases are as follows:

YEAR ENDING MAY 31,                                                     MINIMUM ANNUAL RENTAL
--------------------------------------------------------------------  -------------------------
1999................................................................          $     440
2000................................................................                409
2001................................................................                409
2002................................................................                372
2003................................................................                313
Aggregate thereafter................................................                350
                                                                                -------
                                                                              $   2,293
                                                                                -------
                                                                                -------

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

8. LEASES: (CONTINUED)
    Rental income, including noncash rental income, for the years ended May 31, 1996, 1997, and 1998, was approximately $882, $936 and $963, respectively. Such amounts included additional rental charges above the base rent of $570, $620 and $651, respectively.

9. STOCKHOLDERS' EQUITY:

    A. CAPITALIZATION:

    The Company's certificate of incorporation, as amended, provides for the issuance of up to 2,050,000 shares of capital stock, consisting of 1,150,000 shares of Class A Voting Common Stock ("Class A"), par value $0.001 per share; 500,000 shares of Class B Non-voting Common Stock ("Class B"), par value of $0.001 per share, (Class A and Class B are collectively referred to herein as "Common Stock") and 200,000 shares of Series A Preferred Stock ("Series A"), par value $1.00 per share, and 200,000 shares of Series B Preferred Stock ("Series B"), par value $1.00 per share (collectively "Preferred Stock").

    All stockholders have preemptive rights to purchase a pro-rata share of any future sales of securities, as defined.

    PREFERRED STOCK

    The Preferred Stock has liquidation preferences over Common Stock. The Company's Series A and Series B stock have no conversion features or voting rights except as required by law, and rank "PARI PASSU".

    Series A stock has a liquidation value of $100 per share plus cumulative unpaid dividends of $3,372 as of May 31, 1998. Series A stockholders are entitled to a cumulative 14% annual dividend based upon the per share price of $100.

    Series B stock has a liquidation value of $35 per share plus cumulative unpaid dividends of $29 as of May 31, 1998. Series B stockholders are entitled to a cumulative 14% annual dividend based upon the per share price of $35.

    Cumulative unpaid dividends on Preferred Stock are payable upon certain defined events which include: the dissolution; liquidation or winding up of the Company; the redemption of such shares; or the sale of substantially all of the assets of the Company.

    COMMON STOCK

    Class A stock and Class B stock each have identical terms with the exception that Class A stock is entitled to one vote per share, while Class B stock has no voting rights, except as required by law. In addition, Class B stock is convertible into an equal number of Class A shares, at the option of the holder of the majority of the Class B stock. To date, the Company has not issued Class B stock.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9. STOCKHOLDERS' EQUITY: (CONTINUED)
    B. STOCK OPTIONS AND WARRANTS:

    The following table summarizes the stock option activity for the years ended May 31, 1996, 1997 and 1998:

                                              CLASS A      CLASS A
                                              COMMON       COMMON                    SERIES B
                                            ($0.01 PAR   ($.001 PAR     CLASS B     REDEEMABLE     SERIES B
  STOCK OPTIONS                               VALUE)       VALUE)       COMMON       PREFERRED     PREFERRED
------------------------------------------  -----------  -----------  -----------  -------------  -----------
Number of shares under option:
  Outstanding at June 1, 1995.............     150,000                   121,000        21,251
  Options exercised.......................     (13,358)                   (2,351)
  Options cancelled.......................      (6,642)                     (349)
                                            -----------               -----------  -------------
      Outstanding at May 31, 1996.........     130,000                   118,300        21,251
  Options granted.........................      --           57,142       20,000        --           164,783
  Options exercised.......................    (130,000)      --         (138,300)      (21,251)       --
                                            -----------  -----------  -----------  -------------  -----------
      Outstanding at May 31, 1997.........      --           57,142       --            --           164,783
                                            -----------               -----------  -------------
                                            -----------               -----------  -------------
  Options granted.........................      --           14,700                                   --
                                                         -----------                              -----------
      Outstanding at May 31, 1998.........                   71,842                                  164,783
                                                         -----------                              -----------
                                                         -----------                              -----------
Exercise price:
  Outstanding at June 1, 1995.............   $    3.40                 $   10.00     $    3.00
  Options exercised.......................        2.40                      9.89        --
  Options cancelled.......................        2.40                      9.89
                                            -----------               -----------  -------------
Weighted average price of outstanding
  options at May 31, 1996.................        3.55                     10.06          3.00
  Options granted.........................      --        $    1.00(i)       6.00(ii)      --      $   10.00(ii)
  Options exercised.......................        3.55       --             9.47          3.00        --
                                            -----------  -----------  -----------  -------------  -----------
Weighted average price of outstanding
  options at May 31, 1997.................      --             1.00       --            --             10.00
                                            -----------               -----------  -------------
                                            -----------               -----------  -------------
  Options granted.........................                    17.50(ii)                               --
                                                         -----------                              -----------
Weighted average price of outstanding
  options at May 31, 1998.................                $    4.38                                $   10.00
                                                         -----------                              -----------
                                                         -----------                              -----------

------------------------

(i) Option exercise price equal to market price on the grant date.

(ii) Option exercise price less than market price on the grant date.

    As of May 31, 1996, all outstanding options were exercisable. As of May 31, 1997, all outstanding options for Series B Redeemable Preferred Stock were exercisable and 11,428 options of Class A stock were exercisable.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9. STOCKHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes stock option information as of May 31, 1998:

                                                          OPTIONS OUTSTANDING
                                               -----------------------------------------    OPTIONS EXERCISABLE
                                                               WEIGHTED-                  ------------------------
                                                                AVERAGE       WEIGHTED-                 WEIGHTED-
                                                               REMAINING       AVERAGE                   AVERAGE
                                                  NUMBER      CONTRACTUAL     EXERCISE      NUMBER      EXERCISE
                                               OUTSTANDING        LIFE          PRICE     EXERCISABLE     PRICE
                                               ------------  --------------  -----------  -----------  -----------
Class A Common:
  1997 Grants................................       57,142       106 months   $    1.00       22,857    $    1.00
  1998 Grants................................       14,700       106 months   $   17.50        2,940    $   17.50
Series B Preferred:
  Exercise price $10.00......................      164,783       282 months   $   10.00      164,783    $   10.00

    CLASS A COMMON STOCK ($.001 PAR VALUE) OPTIONS:

    During the year ended May 31, 1997 the Company adopted the Town Sports International Inc. 1997 Common Stock Option Plan (the "1997 Plan"). The provisions of the 1997 Plan, as amended and restated, provide for the Company's Board of Directors to grant to executives and key employees options to acquire 80,876 share of Class A stock.

    The Company granted 57,142 options ("1997 Grants") with an exercise price of $1.00 on December 10, 1996. The 1997 Grants have a term of 10 years and originally vested based on the achievement of annual equity values as defined. During the year ended May 31, 1998, the 1997 Grants were amended. The amendment impacted 45,714 options, which had not previously vested (the "Amended Grants") by adding a provision whereby unvested outstanding options would automatically vest on December 10, 2005. Vesting will be accelerated in the event that certain defined events occur including the achievement of certain equity values, the sale of the Company, or an initial public offering of equity securities as defined.

    During the year ended May 31, 1998, the Company granted 14,700 options ("1998 Grants") with an exercise price of $17.50 and a term of 10 years. This exercise price was below the estimated fair value of the Class A stock of $60.50 on the date of grant. The 1998 Grants vest in full on December 10, 2005; however, vesting will be accelerated in the event that certain defined events occur including the achievement of annual equity values or the sale of the Company.

    In accordance with APB No. 25, the Company recorded unearned compensation in connection with the Amended Grants and the 1998 Grants. Such amount is included within stockholders' deficit and represented the difference between the estimated fair value of the Class A stock on the date of amendment or grant, respectively, and the exercise price. Unearned compensation will be amortized as compensation expense over the vesting period. During the year ended May 31, 1998, amortization of unearned compensation totaled $806.

    As of May 31, 1998, shares reserved for future option awards totaled 9,034.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9. STOCKHOLDERS' EQUITY: (CONTINUED)
    SERIES B PREFERRED STOCK OPTIONS:

    During the year ended May 31, 1997, the Company granted 164,783 options ("Series B Options") to certain employees which entitle the holders to purchase an equal number of shares of Series B stock at an exercise price of $10.00 per share. The estimated fair value of the Series B Preferred Stock on the date of grant was $35.00. Accordingly, the Company recognized an aggregate charge for the difference between the Series B Options' exercise price and the estimated fair value of the Series B Preferred Stock, which totaled $4,120. Series B Options were fully vested on the date of grant and expire on December 31, 2021. The terms of the Series B Options also contain provisions whereby the exercise price will be reduced or in certain cases, the option holder will receive cash in accordance with a formula as defined. The aggregate value of either a reduction in exercise price or the distribution of cash will be deemed compensatory and accordingly the Company will record compensation expense. For the years ended May 31, 1997 and 1998, compensation expense recognized in connection with Series B Options totaled $273 and $636 respectively. There are no shares of Series B Preferred Stock reserved for future option grants.

    CLASS A ($0.01 PAR VALUE) AND CLASS B CONVERTIBLE OPTIONS:

    During the years ended May 31, 1996 and 1997, in connection with the granting of Class A Common Stock ($0.01 par value) and Class B Convertible Common Stock Options, the Company recognized a compensation charge of approximately $1,967 and $5,933, respectively. Such charges represented the difference between the exercise price of the respective options and the fair market value of the underlying stock as determined by the Board of Directors.

    PRO FORMA OPERATING RESULTS:

    The following table summarizes the pro forma operating results of the Company had compensation costs for the outstanding options been determined in accordance with the fair value based method of accounting for stock-based compensation. There were no options granted during the year ended May 31, 1996.

    Since option grants vest over several years and additional grants are expected in the future, the pro forma results noted below are not likely to be representative of the effects on future years of the application of the fair value based method.

                                                                            1997       1998
                                                                          ---------  ---------
Pro forma amounts:
  Net loss to common stockholder........................................  $  (1,826) $  (1,804)
                                                                          ---------  ---------
                                                                          ---------  ---------
  Net loss per common share, basic and diluted..........................  $   (1.82) $   (1.78)
                                                                          ---------  ---------
                                                                          ---------  ---------

    For the purposes of the above pro forma information, the fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model. For the years ending May 31, 1997 and 1998, the weighted-average fair value of the option grants was approximately $26.00 and $44.00, respectively. The following weighted-average assumptions were used in computing the fair value of options grants: expected volatility of 60% for both years; risk-free interest rate of approximately

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9. STOCKHOLDERS' EQUITY: (CONTINUED)
6.5% for 1997 and 5.5% for 1998; expected lives of five years for 1997 and three to five years for 1998; and a zero dividend yield for both years.

    WARRANTS TO BUY COMMON STOCK:

    In connection with the issuance of the Subordinated note payable on December 10, 1996, warrants to buy 124,022 Class A Common Shares were issued at an exercise price of $0.01 per share. Original issue discount arising upon this issue, totaled approximately $123. 10,000 warrants were exercised on December 10, 1996 with the remaining warrants outstanding and fully exercisable until expiration on December 10, 2006. In the event that certain defined events occur, the number of warrants exercisable may be reduced.

10. ASSET ACQUISITIONS:

    During the years ended May 31, 1996, 1997 and 1998, the Company completed the acquisition of twenty fitness clubs. With the exception of the Ultrafit, Inc. and Affiliates acquisition, as discussed below, the individual acquisitions were not material to the financial position or results of operations of the Company. The table below summarizes the aggregate purchase price and the purchase price allocation to assets acquired:

                                                                    1996       1997       1998
                                                                  ---------  ---------  ---------
Number of clubs acquired........................................          1          3         16
Purchase prices payable in cash at closing......................  $      35  $   1,888  $  19,733
Issuance and assumption of notes payable........................        269      2,250      4,110
                                                                  ---------  ---------  ---------
      Total purchase prices.....................................  $     304  $   4,138  $  23,843
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
Allocation of purchase prices:
Fixed assets....................................................  $     299  $   2,462  $   9,011
Membership lists................................................                   177      2,978
Goodwill........................................................                 1,484     11,557
Other net assets acquired.......................................          5         15        297
                                                                  ---------  ---------  ---------
      Total allocation of purchase prices.......................  $     304  $   4,138  $  23,843
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    For financial reporting purposes, these acquisitions have been accounted for under the purchase method and, accordingly, the purchase prices have been assigned to the assets and liabilities acquired on the basis of their respective fair values on the date of acquisition. The excess of purchase prices over the net tangible assets acquired has been allocated to membership listings acquired, covenant-not-to compete and goodwill. Intangible assets are amortized by the straight-line basis over the estimated life of the asset. Acquired membership lists are amortized over a 2 year period and goodwill is amortized over remaining lives of the leases of the acquired fitness club which range from 6 to 15 years. The results of operations of the clubs have been included in the Company's consolidated financial statements from the respective dates of acquisition and the impact of these acquisitions on the consolidated financial statements of the Company was not material, with the exception of the following acquisition.

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

10. ASSET ACQUISITIONS: (CONTINUED)
    On April 6, 1998, the Company acquired Ultrafit, Inc. and Affiliates (collectively referred to herein as "Ovox"). Ovox's operations consisted of four fitness clubs in New Jersey which were owned and operated by a common group of investors. The purchase price totaled $8,177, which included $7,750 of cash and notes payable of $236. Transaction costs amounted to $191. The excess of the purchase price over the net fair value of the assets acquired was $6,589, and has been allocated to the membership lists acquired and goodwill. The following unaudited pro forma information has been prepared assuming the Ovox Acquisition had taken place at the beginning of the respective periods. The pro forma adjustments give effect to amortization of goodwill, interest expense on acquisition debt, and related income tax effects:

                                                                      FOR THE YEARS ENDED
                                                                            MAY 31,
                                                                   --------------------------
                                                                       1997          1998
                                                                   (UNAUDITED)   (UNAUDITED)
                                                                   ------------  ------------
Revenues.........................................................   $   60,898    $   87,158
Operating income.................................................        1,436         8,425
Proforma net loss to common stockholders.........................       (2,148)       (1,982)
Proforma net loss per common share...............................   $    (2.14)   $    (1.95)

    This unaudited pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations as they would have been if the Company and the acquired clubs had been a single entity during 1997 and 1998, nor is it indicative of the results of operations which may occur in the future. Anticipated efficiencies from the consolidation of the acquired clubs and the Company have been excluded from the amounts included in the pro forma summary presented above.

11. REVENUE FROM CLUB OPERATIONS:

    Revenues from club operations for the years ended May 31, 1996, 1997 and 1998 are summarized below:

                                                               1996       1997       1998
                                                             ---------  ---------  ---------
Membership dues............................................  $  35,800  $  45,916  $  66,878
Initiation Fees............................................      1,849      3,308      4,408
Other club revenues........................................      3,147      4,940      8,433
                                                             ---------  ---------  ---------
                                                             $  40,796  $  54,164  $  79,719
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

12. CORPORATE INCOME TAXES:

    The (benefit) provision for income taxes for the years ended May 31, 1996, 1997 and 1998 consists of the following:

                                                                            1996
                                                              ---------------------------------
                                                                            STATE
                                                               FEDERAL    AND LOCAL     TOTAL
                                                              ---------  -----------  ---------
Current.....................................................  $   1,256   $     911   $   2,167
Deferred....................................................       (964)       (575)     (1,539)
                                                              ---------  -----------  ---------
                                                              $     292   $     336   $     628
                                                              ---------  -----------  ---------
                                                              ---------  -----------  ---------


                                                                            1997
                                                              ---------------------------------
                                                                            STATE
                                                               FEDERAL    AND LOCAL     TOTAL
                                                              ---------  -----------  ---------
Current.....................................................  $   1,053   $     762   $   1,815
Deferred....................................................     (1,226)       (832)     (2,058)
                                                              ---------  -----------  ---------
                                                              $    (173)  $     (70)  $    (243)
                                                              ---------  -----------  ---------
                                                              ---------  -----------  ---------

                                                                            1998
                                                              ---------------------------------
                                                                            STATE
                                                               FEDERAL    AND LOCAL     TOTAL
                                                              ---------  -----------  ---------
Current.....................................................  $   1,383   $     935   $   2,318
Deferred....................................................       (751)       (436)     (1,187)
                                                              ---------  -----------  ---------
                                                              $     632   $     499   $   1,131
                                                              ---------  -----------  ---------
                                                              ---------  -----------  ---------

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

12. CORPORATE INCOME TAXES: (CONTINUED)
    The components of the net deferred tax asset as of May 31, 1997 and 1998 are summarized below:

                                                                            1997       1998
                                                                          ---------  ---------
Deferred tax assets:
  Deferred lease liabilities............................................  $   2,966  $   4,106
  Compensation expense incurred in connection with stock options........      1,846      2,445
  Fixed assets..........................................................      1,153        358
  State net operating loss carry-forwards...............................        100        214
  Deferred revenue......................................................      1,835      2,349
  Other.................................................................         33         56
                                                                          ---------  ---------
                                                                              7,933      9,528
                                                                          ---------  ---------
Deferred tax liabilities:
  Accrued expenses......................................................       (153)      (150)
  Deferred costs........................................................     (1,624)    (2,035)
                                                                          ---------  ---------
                                                                             (1,777)    (2,185)
                                                                          ---------  ---------
  Net deferred tax asset, prior to valuation allowance..................      6,156      7,343
  Valuation allowance...................................................       (184)      (184)
                                                                          ---------  ---------
  Net deferred tax asset................................................  $   5,972  $   7,159
                                                                          ---------  ---------
                                                                          ---------  ---------

    As of May 31, 1998, the Company has state net operating loss carry-forwards of approximately $1,000. Such amounts expire between May 31, 1999 and May 31, 2005.

    The following table accounts for the differences between the actual provision and the amounts obtained by applying the statutory U.S. Federal income tax rate of 34% to the income (loss) before provision (benefit) for corporate income taxes:

                                                                            1996         1997         1998
                                                                            -----        -----        -----
Federal statutory tax rate.............................................          34%         (34)%         34%
State and local income taxes, net of federal tax benefit...............          19           (6)          13
Reduction in valuation allowance.......................................          --           (8)          --
Adjustment of prior year's tax refund..................................          --           25           --
Change in state and local tax rates....................................          --           --            2
Other..................................................................          --            2            1
                                                                                 --           --           --
                                                                                 53%         (21)%         50%
                                                                                 --           --           --
                                                                                 --           --           --

13. CONTINGENCIES:

    A claim has been filed against the Company related to alleged copyright infringement from the unauthorized use of photographs in advertisements. The case was brought originally in federal court in June, 1996 and was dismissed in February, 1998 because the plaintiffs had not registered copyrights to the photographs. The claim was refiled in New York State Supreme Court on April 15, 1998. The

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

13. CONTINGENCIES: (CONTINUED)
Company has filed a motion to dismiss the state lawsuit which is presently pending. The plaintiffs seek an unspecified amount of damages, including the Company's profits attributable to the use of the photographs. Based on the advice of outside counsel, management believes that it is unlikely that the outcome of this matter will have a materially adverse effect on the consolidated financial position, results of operations or cash flows of the Company. Management is vigorously contesting this claim.

    The Company is a party to various other lawsuits arising in the normal course of business. Management believes that the ultimate outcome of these matters will not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

14. EMPLOYEE BENEFIT PLAN:

    The Company maintains a 401(k) defined contribution plan (the "401(k) Plan") and is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The 401(k) Plan provides for the Company to make discretionary contributions; however, the Company elected not to make contributions for the years ended May 31, 1996, 1997 and 1998.

15. INCOME (LOSS) PER COMMON SHARE:

    The following table reconciles the numerators and denominators used in computing basic and diluted per common share amounts. For the years ended May 31, 1997 and 1998, the Company reported losses available to common stockholders and accordingly common stock equivalents were excluded from the calculation since such inclusion would have been anti-dilutive.

                                                                      INCOME (LOSS)       SHARES        PER-SHARE
                                                                       (NUMERATOR)     (DENOMINATOR)     AMOUNT
                                                                      --------------  ---------------  -----------
1996:
  Income before extraordinary item and cumulative effect of change
    in accounting policy............................................    $      549
  Less preferred stock dividend.....................................          (400)
                                                                           -------
    Basic...........................................................           149           847,994    $    0.18
                                                                           -------                     -----------
                                                                           -------                     -----------
  Effect of dilutive securities.....................................                          57,650
                                                                                      ---------------
    Dilutive........................................................    $      149           905,644    $    0.16
                                                                           -------    ---------------  -----------
                                                                           -------    ---------------  -----------
1997:
  Loss before extraordinary item and cumulative effect of change in
    accounting policy...............................................    $     (936)
  Less preferred stock dividend.....................................        (1,286)
                                                                           -------
    Basic and dilutive..............................................    $   (2,222)        1,004,583    $   (2.21)
                                                                           -------    ---------------  -----------
                                                                           -------    ---------------  -----------
1998:
  Income before extraordinary item and cumulative effect of change
    in accounting policy............................................    $    1,147
  Less preferred stock dividend.....................................        (2,387)
                                                                           -------
  Basic and dilutive................................................    $   (1,240)        1,014,286    $   (1.22)
                                                                           -------    ---------------  -----------
                                                                           -------    ---------------  -----------

    For the years ended May 31, 1997 and 1998, common stock equivalents which have been excluded from diluted per share amounts because their effect would have been anti-dilutive include 171,164 and

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

15. INCOME (LOSS) PER COMMON SHARE: (CONTINUED)
185,864 options and warrants with a weighted average exercise prices of $0.34 and $1.69 respectively. For the year ended May 31, 1996, no common stock equivalents were excluded from the computation of diluted per share amounts.

16. EXTRAORDINARY ITEM:

    During the year ended May 31, 1998, the Company completed an $85,000 financing. As part of this financing, an existing term loan, a line of credit and a subordinated note were repaid. Accordingly, previously capitalized fees and expenses relating to obtaining such financing of $1,406 were written off, net of taxes of $624.

17. SUBSEQUENT EVENTS:

    Subsequent to May 31, 1998, the Company acquired thirteen fitness clubs, including seven clubs from Lifestyle, one of which is under development. These acquisitions will be accounted for in accordance with the purchase method. The aggregate purchase price totaled $19,479 which included $18,435 payable at closing and the issuance of notes payable totaling $1,044. In addition, the Company has entered into noncancelable operating leases which expire at various dates through May 31, 2013. Future minimum rental payables required under the leases total approximately $51,518. Future minimum rental receivables on space that the Company will sublease totals $1,275.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                                          New York, New York
                                          March 11, 1998, except for Note 11
                                          as to which the date is April 6, 1998

To the Board of Directors and Stockholders of Ultrafit, Inc. and Affiliates:

    In our opinion, the accompanying combined balance sheets and the related combined statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of ULTRAFIT, INC. and AFFILIATES (as defined in note 1 to the financial statements) (collectively "Ovox") as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Ovox's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

                         ULTRAFIT, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                       ----------------------------    MARCH 31,
                                                                           1996           1997           1998
                                                                       -------------  -------------  -------------
                                                                                                      (UNAUDITED)
                               ASSETS:
Current assets:
  Cash and cash equivalents..........................................  $     440,048  $     489,425  $     767,591
  Inventory..........................................................         34,966         22,876         22,876
  Prepaid expenses and other current assets..........................         24,534         26,322         67,564
  Advances due from Ovox Corporation.................................                       110,374
                                                                       -------------  -------------  -------------
    Total current assets.............................................        499,548        648,997        858,031
Fixed assets, net....................................................        749,598      1,519,651      1,510,585
Deferred membership costs............................................        123,002        263,559        260,100
Other assets.........................................................         41,461         41,126         41,125
                                                                       -------------  -------------  -------------
    Total assets.....................................................  $   1,413,609  $   2,473,333  $   2,669,841
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
                LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Bank overdraft.....................................................  $       1,778  $      21,297
  Current portion of long-term debt..................................                        47,887  $      47,887
  Accrued expenses...................................................         92,029        264,525        109,216
  Deferred revenue...................................................        349,651        293,322        371,800
                                                                       -------------  -------------  -------------
    Total current liabilities........................................        443,458        627,031        528,903
Long-term debt.......................................................                       184,564        177,870
Deferred lease liabilities...........................................         12,116         60,697         59,182
Deferred revenue.....................................................         40,626         84,361         83,837
Loan from stockholder................................................                       122,019        128,366
                                                                       -------------  -------------  -------------
    Total liabilities................................................        496,200      1,078,672        978,158
                                                                       -------------  -------------  -------------
Commitments and contingencies
Stockholders' equity:
Common stock.........................................................            400            400            400
Retained earnings....................................................        917,009      1,394,261      1,691,283
                                                                       -------------  -------------  -------------
    Total stockholders' equity.......................................        917,409      1,394,661      1,691,683
                                                                       -------------  -------------  -------------
    Total liabilities and stockholders' equity.......................  $   1,413,609  $   2,473,333  $   2,669,841
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                  See notes to combined financial statements.

                         ULTRAFIT, INC. AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                                                YEAR ENDED                THREE MONTHS ENDED
                                                               DECEMBER 31,                   MARCH 31,
                                                       ----------------------------  ----------------------------
                                                           1996           1997           1997           1998
                                                       -------------  -------------  -------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Revenues:
  Membership dues--including initiation fees of
    $143,139, $124,189, $22,521 and $39,782
    respectively.....................................  $   3,292,175  $   4,788,983  $   1,077,839  $   1,504,801
  Merchandise........................................        238,806        254,405         80,027         64,896
  Other services to members..........................        194,942        203,027         72,784         30,030
  Rental income......................................         78,200         69,790         19,583         16,501
                                                       -------------  -------------  -------------  -------------
                                                           3,804,123      5,316,205      1,250,233      1,616,228
                                                       -------------  -------------  -------------  -------------
Operating expenses:
  Payroll and related................................      1,132,220      1,955,568        443,147        724,184
  Other club operating...............................        416,921        566,061        109,674         96,962
  Depreciation and amortization......................        242,000        312,099         51,277         71,073
  General and administrative.........................        243,068        402,912        110,916         85,472
  Rent and other occupancy cost......................        507,237        708,806        148,832        167,220
  Cost of merchandise sold...........................        184,616        202,576         42,029         40,919
                                                       -------------  -------------  -------------  -------------
                                                           2,726,062      4,148,022        905,875      1,185,830
                                                       -------------  -------------  -------------  -------------
    Operating income.................................      1,078,061      1,168,183        344,358        430,398
Interest income (expense), net of interest expense
  (income) of $516, $15,461, $(7,763) and $6,196,
  respectively.......................................          7,369          9,137        (13,374)        21,865
                                                       -------------  -------------  -------------  -------------
Income before provision for corporate income taxes...      1,085,430      1,177,320        330,984        452,263
Provision for corporate income taxes.................         28,509         30,915          9,930         13,568
                                                       -------------  -------------  -------------  -------------
    Net income.......................................  $   1,056,921  $   1,146,405  $     321,054  $     438,695
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

                  See notes to combined financial statements.

                         ULTRAFIT, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

         FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997, AND UNAUDITED
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                                                         TOTAL
                                                                           COMMON       RETAINED     STOCKHOLDERS'
                                                                            STOCK       EARNINGS         EQUITY
                                                                         -----------  -------------  --------------
Balance as of January 1, 1996..........................................   $     300   $     435,559   $    435,859
Net income for the year................................................                   1,056,921      1,056,921
Dividend distribution to stockholders..................................                     575,471        575,471
Issuance of stock......................................................         100                            100
                                                                              -----   -------------  --------------
Balance as of December 31, 1996........................................         400         917,009        917,409
Net income for the year................................................                   1,146,405      1,146,405
Dividend distribution to stockholders..................................                     669,153        669,153
                                                                              -----   -------------  --------------
Balance as of December 31, 1997........................................         400       1,394,261      1,394,661
Net income for the three months ended March 31, 1998 (unaudited).......                     438,695        438,695
Dividend distribution to stockholders (unaudited)......................                     141,673        141,673
                                                                              -----   -------------  --------------
Balance as of March 31, 1998 (unaudited)                                  $     400   $   1,691,283   $  1,691,683
                                                                              -----   -------------  --------------
                                                                              -----   -------------  --------------

                  See notes to combined financial statements.

                         ULTRAFIT, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED               THREE MONTHS ENDED
                                                                        DECEMBER 31,                  MARCH 31,
                                                                ----------------------------  --------------------------
                                                                    1996           1997           1997          1998
                                                                -------------  -------------  ------------  ------------
                                                                                              (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income..................................................  $   1,056,921  $   1,146,405   $  321,054    $  438,695
                                                                -------------  -------------  ------------  ------------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................        242,000        312,099       51,277        71,073
    Change in certain working capital components..............        (12,654)       (18,968)     (65,634)       (9,738)
    Decrease (increase) in deferred membership costs..........        (58,165)      (140,557)     (17,867)        3,460
    Other.....................................................           (428)           (25)
                                                                -------------  -------------  ------------  ------------
      Total adjustments.......................................        170,753        152,549      (32,224)       64,795
                                                                -------------  -------------  ------------  ------------
      Net cash provided by operating activities...............      1,227,674      1,298,954      288,830       503,490
                                                                -------------  -------------  ------------  ------------

Cash flows from investing activities:
  Capital expenditures........................................       (183,504)      (954,413)     (31,260)      (62,007)
                                                                -------------  -------------  ------------  ------------
      Net cash used in investing activities...................       (183,504)      (954,413)     (31,260)      (62,007)
                                                                -------------  -------------  ------------  ------------

Cash flows from financing activities:
  Increase (decrease) in bank overdraft.......................        (39,117)        19,519                    (21,297)
  Issuance of stock...........................................            100
  Proceeds from borrowings....................................                       485,000       50,000        50,000
  Repayments of borrowings....................................        (54,904)      (130,530)     (16,302)      (50,347)
  Dividend distribution to shareholders.......................       (575,471)      (669,153)    (170,741)     (141,673)
                                                                -------------  -------------  ------------  ------------
      Net cash used in financing activities...................       (669,392)      (295,164)    (137,043)     (163,317)
                                                                -------------  -------------  ------------  ------------
      Net increase in cash and cash equivalents...............        374,778         49,377      120,527       278,166
  Cash and cash equivalents at beginning of period............         65,270        440,048      440,048       489,425
                                                                -------------  -------------  ------------  ------------
      Cash and cash equivalents at end of period..............  $     440,048  $     489,425   $  560,575    $  767,591
                                                                -------------  -------------  ------------  ------------
                                                                -------------  -------------  ------------  ------------

Summary of the change in certain working capital components:
  Decrease (increase) in inventory............................  $     (15,148) $      12,090
  Decrease (increase) in prepaid expenses.....................          2,567         (1,788)  $   16,302    $  (41,242)
  Decrease (increase) in amounts due from affiliated
    companies.................................................                      (110,374)                   110,374
  Increase (decrease) in accounts payable and accrued
    expenses..................................................          7,476         93,698      (26,385)     (156,824)
  Increase (decrease) in deferred revenue.....................         (7,549)       (12,594)     (55,551)       77,954
                                                                -------------  -------------  ------------  ------------
      Net change in certain working capital components........  $     (12,654) $     (18,968)  $  (65,634)   $   (9,738)
                                                                -------------  -------------  ------------  ------------
                                                                -------------  -------------  ------------  ------------

                  See notes to combined financial statements.

                         ULTRAFIT, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                          (INTERIM DATA IS UNAUDITED)

1. NATURE OF BUSINESS:

    The combined financial statements of Ultrafit, Inc. and affiliates include the accounts of Ultrafit, Inc., Maxifit Ltd., Exercise, Inc. and VIP Fitness, Inc. (collectively referred to as "Ovox"). Ovox owns and operate four fitness clubs in New Jersey. Ovox is owned and operated by a common group of investors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    A. PRINCIPLES OF COMBINATION:

    The accompanying combined financial statements include the accounts of Ovox. All significant intercompany accounts and transactions have been eliminated in combination.

    B. REVENUE RECOGNITION:

    Ovox receives a one-time non-refundable initiation fee and dues from its members. With the exception of special short-term memberships, substantially all of Ovox's members sign membership contracts for one year after which the membership is automatically extended for another year unless notice of cancellation is given 30 days prior to expiration date. Initiation fees and related expenses (referred to herein as membership costs), including sales commissions payable to membership consultants, are deferred and recognized, on a straight-line basis over an estimated membership period of two years. Dues are recognized on a pro-rata basis over the periods in which services are to be provided.

    Revenues from merchandise sales and other membership services are recognized as income at the time of sale or upon performance of the services, respectively.

    C. INVENTORY:

    Inventory consists primarily of athletic equipment, refreshments and supplies for sale to members and club supplies. Inventories are valued at the lower of cost or market by the first-in, first-out method.

    D. FIXED ASSETS:

    Fixed assets are recorded at cost. Ovox records depreciation in accordance with methods permissible for tax purposes. These methods approximate the straight-line basis over the estimated useful lives of the assets, which are five years for equipment and the shorter of their estimated useful lives or the remaining period of the lease for leasehold improvements. Expenditures for maintenance and repairs are charged to operations as incurred. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

    E. ADVERTISING COSTS

    Advertising costs are charged to operations during the period in which they are incurred. Total advertising costs incurred by Ovox during the years ended December 31, 1996 and 1997 totaled $108,583 and $115,738, respectively.

                         ULTRAFIT, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    F. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    The most significant assumptions and estimates relate to the useful lives of fixed assets and the estimated membership period.

    G. CORPORATE INCOME TAXES:

    Ovox has filed elections with the federal and state taxing authorities to be treated as S Corporations for tax purposes. Accordingly, the tax obligations of Ovox flow through to the individual stockholders. Ovox is subject to a corporate income tax in New Jersey of approximately 3% for the years ending December 31, 1996 and 1997. Deferred taxes were not material.

    H. STATEMENTS OF CASH FLOWS:

    Supplemental disclosure of cash flow information:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1996       1997
                                                                         ---------  ---------
Cash paid during the year for:
  Interest.............................................................  $     516  $  15,461
  Taxes................................................................     31,973     48,538

Noncash investing activities:
  Fixed asset additions included in accounts payable at December 31....     41,306    169,045

    I. CASH AND CASH EQUIVALENTS:

    Ovox considers all highly liquid investments which have maturities of three months or less when acquired to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value.

    Financial instruments which potentially subject Ovox to concentrations of credit risk are cash and cash equivalents. Such amounts are held, primarily, in a single commercial bank. Ovox holds no collateral for these financial instruments.

    J. DEFERRED LEASE LIABILITIES:

    Ovox recognizes rental expense from leases with scheduled rent increases on the straight-line basis.

                         ULTRAFIT, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    K. ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS:

    Long-lived assets, such as fixed assets, are reviewed when events or circumstances indicate that their carrying value may not be recoverable. Estimated undiscounted expected future cash flows are used to determine if an asset is impaired in which case the asset's carrying value would be reduced to fair value. For all periods presented, no impairment losses were recorded.

3. FIXED ASSETS:

    Fixed assets as of December 31, 1996 and 1997 are shown at cost, less accumulated depreciation and amortization, and are summarized below:

                                                                      1996           1997
                                                                  -------------  -------------
Leasehold improvements..........................................  $      81,508  $     443,430
Club and office equipment.......................................      1,525,747      2,218,602
                                                                  -------------  -------------
                                                                      1,607,255      2,662,032
Less, Accumulated depreciation and amortization.................        857,657      1,142,381
                                                                  -------------  -------------
                                                                  $     749,598  $   1,519,651
                                                                  -------------  -------------
                                                                  -------------  -------------

4. ACCRUED EXPENSES:

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                         1996        1997
                                                                       ---------  -----------
Other accrued expenses...............................................  $  62,076  $   199,265
Accrued payroll......................................................     29,953       65,260
                                                                       ---------  -----------
                                                                       $  92,029  $   264,525
                                                                       ---------  -----------
                                                                       ---------  -----------

5. LONG-TERM DEBT:

    During 1997, Ovox borrowed $250,000 (the "Note") from its principal bank. Outstanding borrowings accrue interest at a rate of 8.75%. The Note is payable in monthly installments of principal and interest of $3,990 through April 2002. The Note is collateralized by Ovox's equipment and other assets. Additionally, the repayment of the note has been personally guaranteed by the stockholders of Ovox. The estimated fair value of Ovox's Note as of December 31, 1997 approximated its carrying value. The fair value was estimated based on the current rate offered to Ovox for debt with similar terms.

                         ULTRAFIT, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

5. LONG-TERM DEBT: (CONTINUED)
    As of December 31, 1997, minimum payments on the Note during the next five years are as follows:

YEAR ENDING DECEMBER 31,                                                          AMOUNT DUE
-------------------------------------------------------------------------------  -------------
1998...........................................................................   $    47,887
1999...........................................................................        47,887
2000...........................................................................        47,887
2001...........................................................................        47,887
2002...........................................................................        40,903
                                                                                 -------------
                                                                                  $   232,451
                                                                                 -------------
                                                                                 -------------

    As of December 31, 1997, Ovox has a line of credit with its principal bank for direct borrowings and letters of credit of up to $150,000. The line of credit bears interest at prevailing interest rates based upon the bank's prime rates. There were no outstanding borrowings against this line of credit as of December 31, 1997. The line of credit expires on August 1, 1998.

6. RELATED PARTY TRANSACTIONS:

    Advances and amounts due from related parties and employees and loans from shareholders as of December 31, 1996 and 1997 consist of the following:

                                                                                          1997
                                                                                       -----------
Advances due from Ovox Corporation........................................     (a)     $   110,374
                                                                                       -----------
Loan from Stockholder, net of receivables of $15,273......................     (b)     $   122,019
                                                                                       -----------
                                                                                       -----------

a. In 1997, Ovox Corporation was formed as the management company and franchiser for Ovox. Starting in 1998, all payroll and payroll related expenses as well as other general and administrative expenses will be administered by the management company and Ovox will be allocated its share of expenses incurred by the management company. Advances to Ovox Corporation, which are held primarily in cash as of December 31, 1997, represent the initial funding provided by Ovox to cover payroll payments to be made by Ovox Corporation on behalf of Ovox during 1998.

b. In connection with the opening of Exercise, Inc. in late 1997, Ovox received a non-interest bearing stockholder loan. The loan has no specific due date and will be repaid from operating cash flows of Ovox. For 1996 and 1997, an entity which is owned by a stockholder of the Company occupies space at Ultrafit, Inc. and pays rent in the amount of $2,500 per month.

    Starting in 1997, Ovox began to pay salaries to two of the stockholders for their services provided to Ovox as Chief Executive Officer and as President totaling $116,185.

7. LEASES:

    Ovox leases office and multi-recreational facilities under noncancelable operating leases. In addition to base rent, the facility leases generally provide for additional rent based on increases in real estate taxes and other costs. One lease provides for additional rent based upon defined formulas of revenue. Leases are guaranteed by stockholders of Ovox.

                         ULTRAFIT, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

7. LEASES: (CONTINUED)
    The leases expire at various times through December 13, 2006, and some may be extended at Ovox's option for periods ranging from 5 to 10 years. VIP Fitness, Inc. has the option to purchase the leased property during the lease term at fixed prices stated in the lease or at prices to be determined by the parties at "arm's length" after the lease has expired.

    Future minimum rental payments under noncancelable operating leases are as follows:

YEAR ENDING MAY 31,                                                    MINIMUM ANNUAL RENTAL
--------------------------------------------------------------------  ------------------------
1998................................................................       $      643,738
1999................................................................              643,738
2000................................................................              528,928
2001................................................................              471,523
2002................................................................              471,523
Aggregate thereafter................................................            1,432,744
                                                                              -----------
                                                                           $    4,192,194
                                                                              -----------
                                                                              -----------

    Rent expense for the years ended December 31, 1996 and 1997 was $507,237 and $708,806, respectively, including other occupancy cost of $145,104 and $201,603, respectively.

8. STOCKHOLDERS' EQUITY:

    Common stock issued has no par value and a stated value of $0.5 per share. Common stock at December 31, 1996 and 1997 is as follows:

                                                                        NUMBER OF
                                                         NUMBER OF       SHARES
                                                          SHARES       ISSUED AND       COMMON
                                                        AUTHORIZED     OUTSTANDING       STOCK
                                                        -----------  ---------------  -----------
Ultrafit, Inc.........................................       2,500            200      $     100
Maxifit, Ltd..........................................       2,500            200            100
VIP Fitness, Inc......................................       2,500            200            100
Exercise, Inc.........................................       2,500            200            100
                                                        -----------           ---          -----
                                                            10,000            800      $     400
                                                        -----------           ---          -----
                                                        -----------           ---          -----

9. CONTINGENCIES:

    As of December 31, 1997, Ovox was party to a number of claims arising in the ordinary course of business. Management believes that these claims are covered by Ovox's insurance policies and that the ultimate outcome of these matters will not have a material effect on the Ovox's combined financial position or results of operations.

10. EMPLOYEE BENEFIT PLAN:

    During 1997, Ovox implemented a 401(k) salary deferral plan (the "Ovox Plan") which is available to eligible employees, as defined. The Ovox Plan provides for Ovox to make discretionary contributions, however, Ovox elected not to make contributions for the year ended December 31, 1997.

                         ULTRAFIT, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

11. SUBSEQUENT EVENTS:

    During 1998, the stockholders of Ovox entered into an agreement with Town Sports International, Inc. to sell all the assets of its clubs and assign rights and obligations under certain leases.

12. NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED):

BASIS OF PRESENTATION

    The interim financial statements are unaudited and reflect Ovox's adjustments, consisting of only normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for any interim period are not necessarily indicative of the results for the full year.

STATEMENT OF CASH FLOWS

    Supplemental disclosure of cash flow information:

                                                                   FOR THE THREE MONTHS
                                                                     ENDED MARCH 31,
                                                             --------------------------------
                                                                  1997             1998
                                                             ---------------  ---------------
Cash paid during the period for:
    Interest...............................................     $  21,137        $   6,196
                                                             ---------------  ---------------
                                                             ---------------  ---------------
    Taxes..................................................     $   1,473        $  11,156
                                                             ---------------  ---------------
                                                             ---------------  ---------------

                       REPORT OF INDEPENDENT ACCOUNTANTS

                                                              New York, New York

    August 6, 1998

To the Board of Directors and Stockholders of Lifestyle Fitness of Springfield, Inc.:

    In our opinion, the accompanying combined balance sheet and the related combined statements of income, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of LIFESTYLE FITNESS of SPRINGFIELD, INC. and AFFILIATES (as defined in Note 1 to the financial statements) (collectively, "Lifestyle") at December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Lifestyle's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion expressed above.

    As disclosed in Note 1, on August 6, 1998, the stockholders of Lifestyle entered into an agreement with Town Sports International, Inc. to sell the tangible and intangible assets, as well as the rights and obligations under certain leases.

                                          PRICEWATERHOUSECOOPERS LLP

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                                                                     DECEMBER 31,      JUNE 30,
                                                                                         1997            1998
                                                                                    --------------  --------------
                                                                                                     (UNAUDITED)
                                     ASSETS:
Current assets:
  Cash and cash equivalents.......................................................   $      1,257   $       68,727
  Prepaid rent....................................................................        120,743         --
  Other current assets............................................................         34,115           19,646
                                                                                    --------------  --------------
      Total current assets........................................................        156,115           88,373
Fixed assets, net.................................................................      1,734,445        1,562,150
Deferred membership costs.........................................................      1,047,154        1,124,573
Other assets......................................................................        149,770          245,403
                                                                                    --------------  --------------
      Total assets................................................................   $  3,087,484   $    3,020,499
                                                                                    --------------  --------------
                                                                                    --------------  --------------
                      LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
  Book overdraft..................................................................   $     65,455   $     --
  Current portion of long-term debt...............................................        172,495           98,750
  Notes payable to a related party................................................         78,669           35,710
  Accounts payable................................................................        181,732          144,763
  Accrued expenses................................................................        108,078          121,015
  Accrued payroll and related payroll taxes.......................................         98,409          102,291
  Deferred revenue................................................................      2,655,967        2,440,102
                                                                                    --------------  --------------
      Total current liabilities...................................................      3,360,805        2,942,631
Long-term debt....................................................................        183,926          140,700
Deferred lease liabilities........................................................        521,423          373,798
Deferred revenue..................................................................        290,397          520,945
                                                                                    --------------  --------------
      Total liabilities...........................................................      4,356,551        3,978,074
                                                                                    --------------  --------------
Commitments and contingencies
Stockholders' deficit:
  Common stock....................................................................         86,000           86,000
  Accumulated deficit.............................................................     (1,355,067)      (1,043,575)
                                                                                    --------------  --------------
      Total stockholders' deficit.................................................     (1,269,067)        (957,575)
                                                                                    --------------  --------------
      Total liabilities and stockholders' deficit.................................   $  3,087,484   $    3,020,499
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                  See notes to combined financial statements.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                                                                           SIX MONTHS ENDED
                                                                       YEAR ENDED              JUNE 30,
                                                                      DECEMBER 31,   ----------------------------
                                                                          1997           1997           1998
                                                                     --------------  -------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Revenues:
  Membership dues--including initiation fees of $2,051,558,
    $993,276 and $1,193,690, respectively..........................   $  6,748,621   $   3,135,844  $   4,249,159
                                                                     --------------  -------------  -------------
Operating expenses:
  Payroll and related..............................................      2,613,472       1,255,746      1,324,090
  Club operating...................................................      1,671,977         745,897        936,238
  General and administrative.......................................      1,466,217         764,138        685,475
  Depreciation and amortization....................................        381,401         183,300        210,853
                                                                     --------------  -------------  -------------
                                                                         6,133,067       2,949,081      3,156,656
                                                                     --------------  -------------  -------------
      Operating Income.............................................        615,554         186,763      1,092,503
Interest expense...................................................         51,272          21,072         27,047
                                                                     --------------  -------------  -------------
  Income before provision for corporate income taxes...............        564,282         165,691      1,065,456
Provision for corporate income taxes...............................         31,369           4,971         31,964
                                                                     --------------  -------------  -------------
      Net income...................................................   $    532,913   $     160,720  $   1,033,492
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

                  See notes to combined financial statements.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT

              FOR THE YEAR ENDED DECEMBER 31, 1997, AND UNAUDITED

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                                                                       TOTAL
                                                                         COMMON     ACCUMULATED    STOCKHOLDERS'
                                                                          STOCK       DEFICIT         DEFICIT
                                                                        ---------  --------------  --------------
Balance at January 1, 1997............................................  $  86,000  $     (924,800) $     (838,800)
Net income for the year ended December 31, 1997.......................                    532,913         532,913
Distributions to stockholders.........................................                   (963,180)       (963,180)
                                                                        ---------  --------------  --------------
  Balance at December 31, 1997........................................     86,000      (1,355,067)     (1,269,067)
Net income for the six months ended June 30, 1998 (unaudited).........                  1,033,492       1,033,492
Distributions to stockholders (unaudited).............................                   (722,000)       (722,000)
                                                                        ---------  --------------  --------------
  Balance at June 30, 1998 (unaudited)................................  $  86,000  $   (1,043,575) $     (957,575)
                                                                        ---------  --------------  --------------
                                                                        ---------  --------------  --------------

                  See notes to combined financial statements.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                           SIX MONTHS ENDED
                                                                        YEAR ENDED             JUNE 30,
                                                                       DECEMBER 31,   ---------------------------
                                                                           1997           1997          1998
                                                                      --------------  ------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income........................................................   $    532,913    $  160,720   $   1,033,492
                                                                      --------------  ------------  -------------
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.................................        381,401       183,300         210,853
      Increase in deferred lease liability..........................         97,444         2,878          14,133
      Change in certain working capital components..................        800,947       759,563        (127,646)
      Increase in deferred membership costs.........................       (136,079)     (130,468)        (77,419)
                                                                      --------------  ------------  -------------
        Total adjustments...........................................      1,143,713       815,273          19,921
                                                                      --------------  ------------  -------------
        Net cash provided by operating activities...................      1,676,626       975,993       1,053,413
                                                                      --------------  ------------  -------------
Cash flows from investing activities:
  Additions to fixed assets.........................................       (504,024)     (427,110)        (39,258)
                                                                      --------------  ------------  -------------
        Net cash used in investing activities.......................       (504,024)     (427,110)        (39,258)
                                                                      --------------  ------------  -------------
Cash flows from financing activities:
  Increase (decrease) in book overdraft.............................         65,455        --             (65,455)
  Repayment of notes payable to a related party.....................       (184,175)      (84,207)        (92,959)
  Proceeds from line of credit......................................        300,000       600,000        --
  Proceeds received from landlord in connection with lease
    incentive.......................................................        --             --              50,700
  Repayment of bank borrowings......................................        (44,794)       (8,306)        (92,702)
  Repayment of capital lease obligations............................        (49,005)      (23,955)        (24,269)
  Repayment of stockholder loans....................................       (365,429)     (365,429)       --
  Distribution to stockholders......................................       (963,180)     (408,017)       (722,000)
                                                                      --------------  ------------  -------------
        Net cash used in financing activities.......................     (1,241,128)     (289,914)       (946,685)
                                                                      --------------  ------------  -------------
        Net (decrease) increase in cash and cash equivalents........        (68,526)      258,969          67,470
Cash and cash equivalents at beginning of period....................         69,783        69,783           1,257
                                                                      --------------  ------------  -------------
        Cash and cash equivalents at end of period..................   $      1,257    $  328,752   $      68,727
                                                                      --------------  ------------  -------------
                                                                      --------------  ------------  -------------
Summary of the change in certain working capital components:
  Decrease (increase) in prepaid rent...............................   $    (23,766)   $   96,977   $     120,743
  Decrease (increase) in other current assets.......................         (7,871)       (2,922)         14,469
  Increase in other assets..........................................        (16,758)       --             (95,633)
  Increase (decrease) in accounts payable and accrued expenses......        121,518        40,500         (34,761)
  Increase (decrease) in deferred revenue...........................        727,824       625,008        (132,464)
                                                                      --------------  ------------  -------------
        Net change in certain working capital components............   $    800,947    $  759,563   $    (127,646)
                                                                      --------------  ------------  -------------
                                                                      --------------  ------------  -------------

                  See notes to combined financial statements.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                          (INTERIM DATA IS UNAUDITED)

1. NATURE OF BUSINESS:

    The Combined Financial Statements of Lifestyle Fitness of Springfield, Inc. and Affiliates include the accounts of Lifestyle Fitness of Springfield, Inc., Lifestyle Fitness of Parsippany, Inc., Lifestyle Fitness of Franklin, Inc., Lifestyle Fitness of Woodbridge, Inc., Lifestyle Fitness of Plainsboro, Inc. and Lifestyle Fitness of Somerset, Inc., (collectively referred to as "Lifestyle"). Lifestyle owns and operates six fitness clubs in New Jersey. Lifestyle is owned and operated by a common group of investors.

    On August 6, 1998, the stockholders of Lifestyle entered into an agreement to sell its tangible and intangible assets, as well as the rights and obligations under certain leases of its clubs to Town Sports International, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

A. PRINCIPLES OF COMBINATION:

    The accompanying combined financial statements include the accounts of Lifestyle. All significant intercompany accounts and transactions have been eliminated in combination.

B. REVENUE RECOGNITION:

    Lifestyle receives a one-time non-refundable initiation fee and dues from its members. With the exception of special short-term memberships, substantially all of Lifestyle's members sign membership contracts for one year after which the membership is automatically extended for another year unless notice of cancellation is given 30 days prior to expiration date. Initiation fees and related expenses (referred to herein as membership costs), including sales commissions payable to membership consultants, are deferred and recognized, on a straight-line basis over an estimated membership period of two years. Dues are recognized on a pro-rata basis over the periods in which services are to be provided.

C. FIXED ASSETS:

    Fixed assets are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which are five years for equipment and the shorter of their estimated useful lives or the remaining period of the lease for leasehold improvements. Expenditures for maintenance and repairs are charged to operations as incurred. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

D. ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS:

    Long-lived assets, such as fixed assets are reviewed when events or circumstances indicate that their carrying value may not be recoverable. Estimated undiscounted expected future cash flows are used to determine if an asset is impaired in which case the asset's carrying value would be reduced to fair value. For the period presented, no impairment losses were recorded.

E. ADVERTISING COSTS:

    Advertising costs are charged to operations during the period in which they are incurred. Total advertising costs incurred by Lifestyle during the year ended December 31, 1997 totaled $217,573.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
F. USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The most significant assumptions and estimates relate to the useful lives and recoverability of fixed assets and the estimated membership period.

G. CORPORATE INCOME TAXES:

    Lifestyle has filed elections with the federal and state taxing authorities to be treated as S Corporations for tax purposes. Accordingly, the tax obligations of Lifestyle flow through to the individual stockholders. Deferred taxes were not material.

H. STATEMENT OF CASH FLOWS:

    Supplemental disclosure of cash flow information:

                                                                                 DECEMBER 31,
                                                                                     1997
                                                                                --------------
Cash paid during the year for:
  Interest....................................................................   $     49,614
                                                                                --------------
                                                                                --------------
  Taxes.......................................................................   $     32,255
                                                                                --------------
                                                                                --------------
Noncash investing activities:
  Fixed asset additions.......................................................   $    210,000
                                                                                --------------
                                                                                --------------

I. CASH AND CASH EQUIVALENTS:

    Lifestyle considers all highly liquid investments which have maturities of three months or less when acquired to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value. Financial instruments which potentially subject Lifestyle to concentrations of credit risk are cash and cash equivalents. Such amounts are held, primarily, in a single commercial bank. Lifestyle holds no collateral for these financial instruments.

J. DEFERRED LEASE LIABILITIES:

    Lifestyle recognizes rental expense from leases with scheduled rent increases on the straight-line basis.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

3. FIXED ASSETS:

    Fixed assets as of December 31, 1997 are shown at cost, less accumulated depreciation and amortization, and are summarized below:

Leasehold improvements.........................................  $1,408,144
Club equipment.................................................   1,932,566
Office equipment...............................................      31,912
                                                                 ----------
                                                                  3,372,622
  Less, Accumulated depreciation and amortization..............   1,638,177
                                                                 ----------
                                                                 $1,734,445
                                                                 ----------
                                                                 ----------

4. LONG-TERM DEBT:

    Long-term debt as of December 31, 1997 consists of the following:

Line of credit with a bank--The line of credit bears interest at the bank's prime plus 1/2% (9% at December 31, 1997), payable monthly. Repayment of the line of credit is guaranteed by the stockholders of Lifestyle. (see Note 9(a)).....................  $ 279,132
Note payable to a bank--bearing interest at the bank's prime plus
  2.75% (11.25% at December 31, 1997), payable in 120 monthly installments of $1,040 including interest through June 25,
  2003. Repayment of the note is guaranteed by the stockholders and collateralized by all club equipment, inventories and
  accounts receivable. On May 8, 1998 this note was repaid.......     27,470
Capital lease obligations........................................     49,819
                                                                   ---------
                                                                     356,421
    Less, Current portion due within one year....................    172,495
                                                                   ---------
      Long-term portion..........................................  $ 183,926
                                                                   ---------
                                                                   ---------

    Lifestyle's line of credit provides for borrowings of up to $300,000. As of December 31, 1997, the unused line of credit amounted to $20,868.

    The carrying value of long-term debt approximates fair market value as of December 31, 1997 as the interest rate charged on the debt is variable.

    Lifestyle leases equipment under noncancelable capital leases. Lease terms range up to three years, after which Lifestyle may purchase the equipment at amounts defined by the agreements.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

4. LONG-TERM DEBT: (CONTINUED)
    As of December 31, 1997, minimum rental payments, under all capital leases, including payments to acquire leased equipment, are as follows:

YEAR ENDING                                                                        MINIMUM
DECEMBER 31,                                                                    ANNUAL RENTAL
------------------------------------------------------------------------------  --------------
1998..........................................................................    $   46,465
1999..........................................................................         6,725
                                                                                --------------
                                                                                      53,190
  Less, Amounts representing interest.........................................         3,371
                                                                                --------------
    Present value of minimum capital lease payments...........................    $   49,819
                                                                                --------------
                                                                                --------------

    The cost of club equipment under capital leases is approximately $149,500 at December 31, 1997; related accumulated amortization is approximately $54,700.

    The aggregate maturity of long term debt during the next four years is as follows:

YEAR ENDING
DECEMBER 31,                                                                      AMOUNT DUE
-------------------------------------------------------------------------------  -------------
1998...........................................................................   $   172,495
1999...........................................................................        79,826
2000...........................................................................        73,200
2001...........................................................................        30,900
                                                                                 -------------
                                                                                  $   356,421
                                                                                 -------------
                                                                                 -------------

5. RELATED PARTY TRANSACTIONS:

(a) During the year ended December 31, 1997, Lifestyle repaid $365,429 of non-interest bearing loans to its stockholders which were previously payable on demand.

(b) Lifestyle entered into a consulting agreement with a corporation which is solely owned by a Consultant (the "Consultant") who performs services for Lifestyle. The Consultant advises Lifestyle with respect to its club operations, sales operations and promotions. For such services, the Consultant receives a monthly fee of $2,000 plus one-third of the profits, as defined, for each health club. In the event of a sale or transfer of the ownership of any of Lifestyle's health clubs, the Consultant is entitled to share up to 33% of the profit from the sale of a health club, as defined. The consulting agreement for each health club expires on January 31, 2007. For the year ended December 31, 1997, Lifestyle incurred consulting fees to the Consultant amounting to $491,169.

(c) Lifestyle entered into eight notes payable to a corporation owned by the Consultant. Each note bears interest at either 12% or 15% per annum and is payable in varying monthly principal and interest installments over a period of one year. As of December 31, 1997, the notes payable amounted to $78,669.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

6. LEASES:

    Lifestyle leases office and multi-recreational facilities under noncancelable operating leases. In addition to base rent, the facility leases generally provide for additional rent based on increases in real estate taxes and other costs. One lease provides for additional rent based upon a percentage of the facility's gross revenue per annum. Certain leases are guaranteed by stockholders of Lifestyle.

    The leases expire at various times through October, 2007, and some may be extended at Lifestyle's option for periods ranging from 5 to 10 years.

    Future minimum rental payments under noncancelable operating leases are as follows:

YEAR ENDING                                                                        MINIMUM
DECEMBER 31,                                                                    ANNUAL RENTAL
------------------------------------------------------------------------------  --------------
1998..........................................................................   $    870,665
1999..........................................................................        916,874
2000..........................................................................        969,375
2001..........................................................................        965,291
2002..........................................................................        649,869
Thereafter....................................................................      1,626,748
                                                                                --------------
                                                                                 $  5,998,822
                                                                                --------------
                                                                                --------------

    Rent expense for the year ended December 31, 1997 was $1,330,881, including other additional rent of $288,292.

7. COMMON STOCK:

    Common Stock issued has no par value. Common Stock at December 31, 1997 is as follows:

                                                                          NUMBER OF
                                                           NUMBER          SHARES
                                                          OF SHARES      ISSUED AND      COMMON
                                                         AUTHORIZED      OUTSTANDING      STOCK
                                                        -------------  ---------------  ---------
Lifestyle Fitness of Springfield, Inc.................        1,000             100     $   8,000
Lifestyle Fitness of Parsippany, Inc..................          100             100         8,000
Lifestyle Fitness of Franklin, Inc....................        2,500             100        46,000
Lifestyle Fitness of Woodbridge, Inc..................        2,500             100         8,000
Lifestyle Fitness of Plainsboro, Inc..................        2,500             100         8,000
Lifestyle Fitness of Somerset, Inc....................          100             100         8,000
                                                              -----             ---     ---------
                                                              8,700             600     $  86,000
                                                              -----             ---     ---------
                                                              -----             ---     ---------

8. CONTINGENCIES:

    As of December 31, 1997, Lifestyle was party to a number of claims arising in the ordinary course of business. Management believes that these claims are covered by Lifestyle's insurance policies and that the ultimate outcome of these matters will not have a material effect on Lifestyle's combined financial position, results of operations and cash flows in the future.

             LIFESTYLE FITNESS OF SPRINGFIELD, INC. AND AFFILIATES

                          (INTERIM DATA IS UNAUDITED)

9. SUBSEQUENT EVENTS:

(a) On May 1, 1998, Lifestyle refinanced its line of credit by converting it into a term loan with the same bank. The term loan bears interest at the bank's prime rate plus 1/2% per annum (9% at May 1, 1998), payable in 35 monthly principal installments of $6,100 plus interest commencing on May 30, 1998 with a final payment on April 30, 2001. Repayment of the term loan is guaranteed by the stockholders of Lifestyle.

(b) During January 1998, Lifestyle entered into a note payable for $50,000 with the Consultant. The note bears interest at 15% per annum, payable in twelve equal monthly installments of principal and interest amounting to $4,513.

(c) On April 29, 1998, Lifestyle Fitness of West Caldwell, Inc. was formed by the same stockholders of Lifestyle for the purpose of developing a new club. On July 1, 1998, Lifestyle entered into a fifteen year non-cancelable operating lease for its club in West Caldwell, New Jersey. The lease includes escalating rentals plus escalation charges and a two year renewal option. The future minimum annual rentals will be $249,698 for years one through five, $291,068 for years six through ten, and $336,870 for years eleven through fifteen.

10. NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED):

BASIS OF PRESENTATION

    The interim financial statements are unaudited and reflect adjustments, consisting of only normal recurring accruals, which are, in the opinion of Lifestyle's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for any interim period are not necessarily indicative of the results for the full year.

STATEMENT OF CASH FLOWS

    Supplemental disclosure of cash flow information:

                                                                     FOR THE SIX MONTHS ENDED
                                                                     -------------------------
                                                                           JUNE 30, 1998
                                                                     -------------------------
Cash paid during the period for:
  Interest.........................................................          $  28,694
                                                                              --------
                                                                              --------
  Taxes............................................................          $  31,989
                                                                              --------
                                                                              --------
Noncash investing activities:
  Fixed assets additions...........................................          $  50,000
                                                                              --------
                                                                              --------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                         ------------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................           7
Use of Proceeds................................          13
The Recapitalization...........................          13
The Preferred Exchange.........................          13
Dividend Policy................................          14
Capitalization.................................          15
Dilution.......................................          16
Selected Historical and Pro Forma Consolidated
  Financial Data...............................          17
Unaudited Pro Forma Condensed Combined
  Financial Data...............................          19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          29
Business.......................................          36
Management.....................................          50
Security Ownership.............................          56
Certain Relationships and Related
  Transactions.................................          58
Description of Capital Stock...................          59
Description of Certain Indebtedness............          60
Certain United States Federal Income Tax
  Consequences to Non-United States Holders of
  Common Stock.................................          62
Shares Eligible for Future Sale................          65
Underwriting...................................          67
Legal Matters..................................          69
Experts........................................          69
Additional Information.........................          70
Index to Financial Statements..................         F-1

    THROUGH AND INCLUDING          , 1998 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                        SHARES

                                  Town Sports
                                 International

                                     [LOGO]

                                     [LOGO]

                                     [LOGO]

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

                                   PROSPECTUS

                                 -------------

                                 BT ALEX. BROWN

                            BEAR, STEARNS & CO. INC.

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a statement of estimated expenses of the issuance and distribution of the securities being registered other than underwriting compensation:

SEC registration fee...........................................  $16,962.50
NASD filing fee................................................    6,250.00
Nasdaq National Market original listing fee....................      *
Blue sky fees and expenses (including attorneys' fees and
  expenses)....................................................      *
Printing and engraving expenses................................      *
Transfer agent's fees and expenses.............................      *
Accounting fees and expenses...................................      *
Legal fees and expenses........................................      *
Miscellaneous expenses.........................................      *
                                                                 ----------
    Total......................................................  $   *
                                                                 ----------
                                                                 ----------

------------------------

*   To be provided by amendment.

    All amounts are estimated except for the SEC registration fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is incorporated under the laws of the State of New York. Reference is made to Sections 721 to 725 of the New York Business Corporation Law ("NYBCL") which provide for indemnification of directors and officers. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the results of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) in certain other cases specified in Section 719 of the NYBCL.

    Article Eighth of Registrant's Restated Certificate of Incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a director or officer of the Registrant shall not be liable to the Registrant or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Registrant shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the Registrant or any other enterprise, by reason of the fact that the person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Over the past three years, the Company sold shares of its capital stock as follows in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act or Rule 701 pursuant to Section 3(b) of the Securities Act.

SERIES A PREFERRED STOCK, PAR VALUE $1.00 PER SHARE.

    Shares of Series A Preferred Stock of the Company were sold to the following persons on the following dates. Such shares were converted immediately prior to the Offering into either (a) shares of Common Stock pursuant to the Recapitalization described herein. See "Certain Relationships and Related Transactions--The Recapitalization."

                                                                                    NUMBER          AGGREGATE
   DATE                                    NAME                                    OF SHARES      PURCHASE PRICE
----------  -------------------------------------------------------------------  -------------  ------------------
 12/10/96   Bruckmann, Rosser, Sherrill & Co., L.P.                                 104,330.35  $    10,433,035.00
 12/10/96   Bruce Bruckmann                                                           2,112.63          211,263.00
 12/10/96   Elizabeth MoShane                                                            33.08            3,308.00
 12/10/96   Beverly Place                                                                33.08            3,308.00
 12/10/96   D. Bruckmann                                                                282.92           28,292.00
 12/10/96   BCB Partnership                                                             121.71           12,171.00
 12/10/96   NAZ Partnership                                                              58.73            5,873.00
 12/10/96   Harold O. Rosser                                                            424.44           42,444.00
 12/10/96   V. Sherrill                                                               1,414.59          141,459.00
 12/10/96   Stephen Sherrill                                                          2,178.79          217,879.00
 12/10/96   N. Zwang                                                                     84.91            8,491.00
 12/10/96   Paul D. Kaminaki                                                            298.47           29,847.00
 12/10/96   MLPF & S Custodian FBO                                                       95.39            9,539.00
 12/10/96   Farallon Capital Partners, L.P.                                          14,365.91        1,436,591.00
 12/10/96   Farallon Capital Institutional Partners, L.P.                            16,418.18        1,641,818.00
 12/10/96   RR Capital Partners, L.P.                                                 2,052.27          205,227.00
 12/10/96   Farallon Capital Institutional Partners II, L.P.                          8,209.09          820,909.00

SERIES B PREFERRED STOCK, PAR VALUE $1.00 PER SHARE.

    Shares of Series B Preferred Stock of the Company were sold to the following persons on the following dates. Such shares were converted into Common Stock immediately prior to the Offering pursuant to the Recapitalization described herein. See "Certain Relationships and Related Transactions--The
Recapitalization."

                                                                                       NUMBER        AGGREGATE
   DATE                                      NAME                                     OF SHARES   PURCHASE PRICE
----------  -----------------------------------------------------------------------  -----------  ---------------
 12/10/96   Edward Trainor                                                                  1.29           45.15
 12/10/96   Deborah Smith                                                                 549.34       19,226.90
 12/10/96   Leslie Kimerling                                                               33.03        1,156.05
 12/10/96   Margaret Stevens                                                              271.11        9,488.85
 12/10/96   Robert Calvo                                                                  573.86       20,085.10
 12/10/96   Mona Guzman                                                                     1.49           52.15
 12/10/96   Heinz Ritschard                                                             1,078.42       37,744.70
 12/10/96   Raymond Dewhirst                                                              808.83       28,309.05
 12/10/96   Peter Bazzell                                                                 539.23       18,873.05
 08/03/97   Paul Arnold                                                                   591.00       20,685.00
 08/03/97   Keith Alessi                                                                  591.00       20,685.00

COMMON STOCK, PAR VALUE $0.001 PER SHARE.

    Shares of Common Stock of the Company were sold to the following persons on the following dates. See "Certain Relationships and Related Transactions--The Recapitalization."

                                                                                      NUMBER         AGGREGATE
   DATE                                     NAME                                     OF SHARES    PURCHASE PRICE
----------  ---------------------------------------------------------------------  -------------  ---------------
 12/10/96   Bruckmann, Rosser, Sherrill & Co., L.P.                                   504,456.01   $  504,456.01
 12/10/96   Bruce Bruckmann                                                            10,214.93       10,214.93
 12/10/96   Elizabeth MoShane                                                             159.97          159.97
 12/10/96   Beverly Place                                                                 159.97          159.97
 12/10/96   D. Bruckmann                                                                1,367.96        1,367.96
 12/10/96   BCB Partnership                                                               588.48          588.48
 12/10/96   NAZ Partnership                                                               283.97          283.97
 12/10/96   Harold O. Rosser                                                            2,052.23        2,052.23
 12/10/96   V. Sherrill                                                                 6,839.79        6,839.79
 12/10/96   Stephen Sherrill                                                           10,534.87       10,534.87
 12/10/96   N. Zwang                                                                      410.56          410.56
 12/10/96   Paul D. Kaminaki                                                            1,153.04        1,153.04
 12/10/96   MLPF & S Custodian FBO                                                        461.22          461.22
 12/10/96   Farallon Capital Partners, L.P.                                            69,461.33       69,461.33
 12/10/96   Farallon Capital Institutional Partners, L.P.                              79,384.40       79,384.40
 12/10/96   RR Capital Partners, L.P.                                                   9,923.05        9,923.05
 12/10/96   Farallon Capital Institutional Partners II, L.P.                           39,692.20       39,692.20
 12/10/96   Mark Smith                                                                 66,125.00       66,125.00
 12/10/96   Robert Giardina                                                            50,651.00       50,651.00
 12/10/96   Alexander Alimanestianu                                                    42,011.00       42,011.00
 12/10/96   Richard Pyle                                                               42,582.00       42,582.00
 12/10/96   Carol Cornbill                                                             13,428.00       13,428.00
 12/10/96   Edward Trainor                                                              8,091.00        8,091.00
 12/10/96   Deborah Smith                                                              15,908.00       15,908.00
 12/10/96   Leslie Kimerling                                                            8,388.00        8,388.00
 12/10/96   Nina Duchaine                                                               3,603.00        3,603.00
 12/10/96   Margaret Stevens                                                            2,274.00        2,274.00
 12/10/96   Robert Calvo                                                                2,857.00        2,857.00
 12/10/96   Mona Guzman                                                                 1,691.00        1,691.00
 12/10/96   Heinz Ritschard                                                             2,332.00        2,332.00
 12/10/96   Raymond Dewhirst                                                            1,749.00        1,749.00
 12/10/96   Peter Bazzell                                                               1,166.00        1,166.00
 08/03/97   Paul Arnold                                                                   591.00          591.00
 08/03/97   Keith Alessi                                                                  591.00          591.00

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

       1.1   Form of Underwriting Agreement by and among the Company, BT Alex. Brown
             Incorporated and Bear, Stearns & Co. Inc.**
       2.1   Agreement and Plan of Merger dated as of November 8, 1996 by and among the Company, various Sellers and Option Holders and TSI Recapitalization Sub, Inc.+
       2.2   Amendment to Agreement and Plan of Merger dated as of December 10, 1996 among TSI
             Merger Sub, Inc., the Company and certain stockholders and option holders of the
             Company.+
       3.1   Amended and Restated Certificate of Incorporation of the Company.+
       3.2   By-Laws of the Company.+
       4.1   Indenture dated as of October 16, 1997 between the Company and United States Trust
             Company of New York.+
       4.2   Purchase Agreement dated as of October 9, 1997 among the Company and BT Alex. Brown
             Incorporated.+
       4.3   Registration Rights Agreement dated as of October 16, 1997 among the Company, and
             BT Alex. Brown Incorporated.+
       4.4   Registration Rights Agreement dated as of December 10, 1996 by and among the
             Company, BRS and various investors, the Farallon Entities, CMC, and certain Town
             Sports stockholders.+
       5.1   Opinion of Kirkland & Ellis.**
      10.1   Amended and Restated Credit Agreement among the Company, Various Lending
             Institutions and Bankers Trust Company, as Administrative Agent dated as of October
             16, 1997.+
      10.2   First Amendment to the Amended and Restated Credit Agreement among the Company, various Lending Institutions and Bankers Trust Company, as Administrative Agent
             dated as of August 6, 1998.*
      10.5   Shareholders Agreement dated as of December 10, 1996 by and among the Company, BRS, the Farallon Entities, CMC and certain other stockholders of the Company.+
      21.1   Subsidiaries of the Company*
      23.1   Consent of PricewaterhouseCoopers LLP, independent accountants.*
      23.2   Consent of PricewaterhouseCoopers LLP, independent accountants.*
      23.3   Consent of PricewaterhouseCoopers LLP, independent accountants.*
      23.4   Consent of Kirkland & Ellis (included in Exhibit 5.1).**
      24.1   Powers of Attorney (included in signature page).*
      27.1   Financial Data Schedule.*

------------------------

+ Incorporated by reference to the Company's registration statement on Form S-4, Registration No. 333-40907, dated November 24, 1997.

*   Filed herewith.

**  To be filed by amendment.

    (b) Financial Statement Schedules

    The following financial statement schedule for the Company is included in this Registration Statement:

        Schedule II--Valuation and Qualifications Accounts

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    In addition, the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 13, 1998.

                                TOWN SPORTS INTERNATIONAL, INC.

                                By:  /s/ MARK SMITH
                                     -----------------------------------------
                                     Mark Smith
                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mark Smith and Richard Pyle his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Town Sports International, Inc.) to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement and power of attorney have been signed by the following persons on August 13, 1998 in the capacities indicated:

                                By:  /s/ MARK SMITH
                                     -----------------------------------------
                                     Mark Smith
                                     CHIEF EXECUTIVE OFFICER
                                       (PRINCIPAL EXECUTIVE OFFICER)

                                By:  /s/ RICHARD PYLE
                                     -----------------------------------------
                                     Richard Pyle
                                     EXECUTIVE VICE PRESIDENT AND CHIEF
                                       FINANCIAL OFFICER (PRINCIPAL FINANCIAL
                                       AND ACCOUNTING OFFICER)

                                By:  /s/ KEITH ALESSI
                                     -----------------------------------------
                                     Keith Alessi
                                     DIRECTOR

                                By:  /s/ PAUL ARNOLD
                                     -----------------------------------------
                                     Paul Arnold
                                     DIRECTOR

                                By:  /s/ BRUCE BRUCKMANN
                                     -----------------------------------------
                                     Bruce Bruckmann
                                     DIRECTOR

                                By:  /s/ STEPHEN EDWARDS
                                     -----------------------------------------
                                     Stephen Edwards
                                     DIRECTOR

                                By:  /s/ JASON FISH
                                     -----------------------------------------
                                     Jason Fish
                                     DIRECTOR

                     INDEX TO FINANCIAL STATEMENT SCHEDULE

                                                                                                                PAGE
                                                                                                                -----
Report of independent accountants..........................................................................         S-2
Schedule II, valuation and qualifying accounts.............................................................         S-3

                       REPORT OF INDEPENDENT ACCOUNTANTS

                                                   New York, New York
                                                    July 9, 1998

To the Board of Directors and Stockholders of Town Sports International, Inc.:

    Our report on the consolidated financial statements of Town Sports International, Inc. and Subsidiaries is included on page F-2 of the Form S-1. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page S-1 of this Form S-1.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as whole, present fairly, in all material respects, the information required to be included therein.

                                          PRICEWATERHOUSECOOPERS LLP

                TOWN SPORTS INTERNATIONAL, INC. AND SUBSIDIARIES

                 SCHEDULE II, VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

            FOR EACH OF THE YEARS ENDED MAY 31, 1996, 1997 AND 1998

                                                                             COL. C
                                                                           ADDITIONS
                                                 COL. B     ----------------------------------------                  COL. E
                                               -----------          (1)                  (2)                        -----------
COL. A                                         BALANCE AT       CHARGED TO           CHARGED TO          COL. D     BALANCE AT
---------------------------------------------   BEGINNING        COSTS AND              OTHER         ------------      END
DESCRIPTION                                      OF YEAR         EXPENSES             ACCOUNTS         DEDUCTIONS     OF YEAR
---------------------------------------------  -----------  -------------------  -------------------  ------------  -----------
Deferred tax valuation allowance:
1996.........................................  $       284                                                          $       284
1997.........................................          284                                            $       (100 (1)         184
1998.........................................          184                                                                  184

------------------------

(1) Reduction of valuation allowance from the utilization of state net operating loss carryfoward which were no longer required.

                                 EXHIBIT INDEX

 EXHIBITS                                              DESCRIPTION                                                PAGE
-----------  ------------------------------------------------------------------------------------------------     -----
       1.1   Form of Underwriting Agreement by and among the Company, BT Alex. Brown Incorporated and Bear,
             Stearns & Co. Inc.**
       2.1   Agreement and Plan of Merger dated as of November 8, 1996 by and among the Company, various
             Sellers and Option Holders and TSI Recapitalization Sub, Inc.+
       2.2   Amendment to Agreement and Plan of Merger dated as of December 10, 1996 among TSI Merger Sub,
             Inc., the Company and certain stockholders and option holders of the Company.+
       3.1   Amended and Restated Certificate of Incorporation of the Company.+
       3.2   By-Laws of the Company.+
       4.1   Indenture dated as of October 16, 1997 between the Company and United States Trust Company of
             New York.+
       4.2   Purchase Agreement dated as of October 9, 1997 among the Company and BT Alex. Brown
             Incorporated.+
       4.3   Registration Rights Agreement dated as of October 16, 1997 among the Company, and BT Alex. Brown
             Incorporated.+
       4.4   Registration Rights Agreement dated as of December 10, 1996 by and among the Company, BRS and various investors, the Farallon Entities, CMC, and certain Town Sports stockholders.+
       5.1   Opinion of Kirkland & Ellis.**
      10.1   Amended and Restated Credit Agreement among the Company, Various Lending Institutions and
             Bankers Trust Company, as Administrative Agent dated as of October 16, 1997.+
      10.2   First Amendment to the Amended and Restated Credit Agreement among the Company, various Lending
             Institutions and Bankers Trust Company, as Administrative Agent dated as of August 6, 1998.*
      10.5   Shareholders Agreement dated as of December 10, 1996 by and among the Company, BRS, the Farallon
             Entities, CMC and certain other stockholders of the Company.+
      21.1   Subsidiaries of the Company*
      23.1   Consent of PricewaterhouseCoopers LLP, independent accountants.*
      23.2   Consent of PricewaterhouseCoopers LLP, independent accountants.*
      23.3   Consent of PricewaterhouseCoopers LLP, independent accountants.*
      23.4   Consent of Kirkland & Ellis (included in Exhibit 5.1).**
      24.1   Powers of Attorney (included in signature page).*
      27.1   Financial Data Schedule.*

------------------------

+ Incorporated by reference to the Company's registration statement on Form S-4, Registration No. 333-40907, dated November 24, 1997.

*   Filed herewith.

**  To be filed by amendment.